Exhibit 10.2

PARTICIPATION AGREEMENT

dated as of March 14, 2008

among

SILICON LABORATORIES INC.,
as Lessee,

BA LEASING BSC, LLC,
as Lessor,

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION,
not in its individual capacity, except as expressly
stated herein, but solely as Collateral Agent,

and

THE FINANCIAL INSTITUTIONS NAMED ON SCHEDULE II HERETO,
as Lenders

BANC OF AMERICA LEASING & CAPITAL, LLC,

as Sole Lead Arranger

and Sole Book Runner

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

i

APPENDICES

APPENDIX 1	DEFINITIONS AND INTERPRETATION

SCHEDULES

SCHEDULE I	Lessor Commitment
SCHEDULE II	Lenders’ Commitments
SCHEDULE III	Notice Information, Payment Offices and Applicable Lending Offices
SCHEDULE 6.1(s)	Filings and Recordings
SCHEDULE 8.2	Disclosure Schedule
SCHEDULE 8.2(ff)	Agreements to be Terminated

EXHIBITS

EXHIBIT A	Form of Advance Request
EXHIBIT B-1	Form of Opinion of Special Counsel to the Participants
EXHIBIT B-2	Form of Opinion of Special New York Counsel to Lessee
EXHIBIT B-3	Form of Opinion of Special Texas Counsel to Lessee
EXHIBIT B-4	Form of Opinion of Associate General Counsel of Lessor
EXHIBIT C	Form of Assignment of Lease and Rent and Security Agreement
EXHIBIT D	Form of Assignment Agreement
EXHIBIT E-1	Form of Responsible Officer’s Certificate of Lessee
EXHIBIT E-2	Form of Responsible Officer’s Certificate of Lessor
EXHIBIT F	Form of Offeree Letter
EXHIBIT G	Form of Ground Lessor Estoppel Certificate

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (this “Participation Agreement”), dated as of March 14, 2008, is entered into by and among SILICON LABORATORIES INC., a Delaware corporation, as Lessee (together with its permitted successors and assigns, in its capacity as the Lessee, the “Lessee”); BA LEASING BSC, LLC, as Lessor (the “Lessor”); WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity, except as expressly stated herein, but solely as Collateral Agent (the “Collateral Agent”); and the financial institutions listed on Schedule II hereto as Lenders (together with their permitted successors, assigns and transferees, each a “Lender”, and collectively, the “Lenders”).

W I T N E S S E T H

                                                 A.                     Lessee, Collateral Agent, the Lenders and the Lessor desire to enter into this Participation Agreement and the other Operative Documents for the purpose of financing the Leased Property, title to which will be held by Lessor, to secure Lessee’s performance under the Operative Documents.

                                                   B.                     The Ground Lessor is the fee simple owner of the Land.

                                                   C.                     The Ground Lessor and the Seller have previously entered into the Ground Lease pursuant to which the Ground Lessor leased to Seller, and Seller leased from the Ground Lessor, the Land.

                                                  D.                     On the date hereof, pursuant to the Assignment of Ground Lease the Seller will assign to Lessor its right, title and interest as ground lessee under the Ground Lease and Lessor will assume certain obligations thereunder.

                                                    E.                     On the date hereof, pursuant to the Assignment of Purchase Agreement, Lessee will assign its rights under the Purchase Agreement to Lessor and pursuant to the Purchase Agreement the Seller will (i) pursuant to the Deed, convey to Lessor its right, title and interest in and to the Facility, (ii) pursuant to the Assignment of Subleases, fully assign to Lessor its right, title and interest as lessor or sublessor under the Related Agreements which constitute leases and Lessor shall assume certain obligations thereunder, and (iii) pursuant to (y) the Assignment of Ground Lease, fully assign to Lessor its right, title and interest as a ground lessee in and to the Land and Ground Lease, and (z) the Assignment of Related Agreements, fully assign to Lessor its right, title and interest as lessor, sublessor or interested party, as the case may be, under the other Related Agreements and Lessor shall assume certain obligations thereunder.

                                                    F.                     On the date hereof, Collateral Agent, on behalf of Lessor, using amounts Funded by the Lessor and the Lenders, will provide funds to pay Lessor for acquisition of the Subject Property and other costs (including transaction costs) related to the Subject Property, the CSC Sublease, any Fifth Floor Sublease and the Overall Transaction.

                                                   G.                     Subject to the terms and conditions of this Participation Agreement and the other Operative Documents, on the Closing Date, among other things, Lessee and Lessor will enter into the Lease pursuant to which Lessor will agree to lease to Lessee, and Lessee will agree to lease from Lessor, the Leased Property pursuant to the Lease.

                                                  H.                     To secure the repayment of the Lessor’s and Lenders’ respective Lessor Amount and Loans, the Collateral Agent, on behalf of the Participants, will have the benefit of a Lien on the Subject Property, the other Lessor Collateral, the CSC Sublease and any Fifth Floor Sublease.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Participation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

                                                 Section 1.1.                     Definitions; Interpretation.  Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix 1 hereto for all purposes hereof; and the rules of interpretation set forth in Appendix 1 hereto shall apply to this Participation Agreement.

ARTICLE II

CLOSING DATE

                                                 Section 2.1.                     Effectiveness of Agreement.  (a) This Participation Agreement shall be effective as of March 14, 2008 (the “Closing Date”), subject to the satisfaction or waiver as set forth herein of all of the conditions precedent set forth in Article VI.

                                               (b)                     Subject to the conditions set forth in this Participation Agreement and pursuant to the terms hereof, on the Closing Date, inter alia, Lessor and Lessee will enter into the Lease pursuant to which Lessor shall lease to Lessee, and Lessee shall lease from Lessor, the Leased Property for the Term.

                                                (c)                     Except for any documents to be executed and delivered by Seller, Lessee and Lessor pursuant to the Purchase Agreement, which shall be delivered through the Escrow, all documents and instruments required to be delivered on the Closing Date and in connection with the Advance pursuant to this Participation Agreement shall be delivered at the offices of Chapman and Cutler LLP, 595 Market Street, 26th Floor, San Francisco, California 94105, or at such other location as the Collateral Agent and the Lessee may mutually agree.

                                                 Section 2.2.                     Acquisition of Facility and Leasehold Interest in Land; Grants of Lien; Assignment of Related Agreements.  Subject to the terms and conditions of this Participation Agreement, on the Closing Date, pursuant to the Assignment of Purchase Agreement, Lessee will assign its right under the Purchase Agreement to Lessor and pursuant to the Purchase Agreement (i) Seller and Lessor shall enter into the Assignment of Ground Lease pursuant to which Seller shall assign to Lessor and Lessor shall assume, Seller’s right, title and interest as ground lessee under the Ground Lease, (ii) Seller shall convey to Lessor its right, title and interest in the Facility pursuant to the Deed, (iii) Lessor and Seller shall enter into the Assignment of Subleases pursuant to which Seller shall assign to Lessor and Lessor shall assume Seller’s right, title and interest in the Related Agreements which constitute leases, (iv) Lessor and Seller shall enter into the Assignment of Related Agreements pursuant to which Seller shall assign to Lessor and Lessor shall assume, Seller’s right, title and interest in the other Related Agreements, (v) Lessor and Lessee shall enter into the Lease pursuant to which Lessor shall lease to Lessee, and the Lessee shall lease from Lessor, the Leased Property for the Term, and (vi) Lessee, Lessor and Collateral Agent, as applicable, shall enter into and/or record the Assignment of Ground Lease, the Assignment of Related Agreements, the Deed of Trust, the Memorandum of Lease, the Assignment of Leases and Rents and memoranda thereof and the UCC Financing Statements.

ARTICLE III

FUNDING OF ADVANCE

                                                 Section 3.1.                     Funding.

                                                (a)                     Amount of Funding.  Subject to the terms and conditions of this Participation Agreement and in reliance on the representations and warranties made as of the Closing Date of each of the parties hereto contained herein or made pursuant hereto, upon receipt of the Advance Request, on the Closing Date the Collateral Agent (on behalf of the Lessor) shall, to the extent it has received amounts from the Participants, make the requested Advance and each Participant will Fund the Advance, as and to the extent provided herein, in each case by making available to Lessor or Collateral Agent (on behalf of the Lessor) by wire transfer of immediately available funds in accordance with the instructions set forth in the Advance Request, an amount equal to (i) with respect to the Lenders, such Lender’s Loan Commitment and (ii) with respect to the Lessor, the Lessor Commitment.  Notwithstanding the foregoing, the Funding by each Participant on the Closing Date shall not exceed such Participant’s Commitment.  The Lessor shall not issue Notes or, except as otherwise expressly permitted by the Operative Documents, otherwise incur indebtedness secured by the Subject Property or any portion thereof in an amount in excess of the Aggregate Commitment Amount.  No amounts paid or prepaid with respect to any Lessor Amount or the Loans may be readvanced.

                                               (b)                     Notes and Lessor Amount.  Each Lender’s Loans shall be evidenced by a single Note issued to such Lender and repayable in accordance with, and with Interest accruing pursuant to, the terms of the Loan Agreement.  The Lessor Amount shall accrue Yield at the Yield Rate.  Each Lender is authorized and entitled to make notations on its Notes in accordance with the Loan Documents, each of which notations shall constitute prima facie evidence of the accuracy of the information so noted, absent manifest error.

                                                (c)                     Funding.  The Advance required to be made by the Collateral Agent (on behalf of the Lessor) on the Closing Date shall be funded by the Participants making a Funding directly to the Collateral Agent.  Such Funding by the Participants to the Collateral Agent with respect to the Advance shall be deemed to constitute the required Funding from the Participants to Lessor, and the corresponding payment by the Collateral Agent for the purposes provided in Section 3.1(d).

                                               (d)                     Use of Proceeds.  Pursuant to Section 3.3, the Funding shall be used by the Collateral Agent on behalf of the Lessor solely (i) to Advance the Aggregate Commitment Amount for the Subject Property and (ii) to pay Transaction Expenses.

                                                (e)                     Advance.  All remittances made by the Participants for the Funding of the Advance shall be made in immediately available federal funds by wire transfer to the Collateral Agent at the Collateral Agent’s address referred to in Schedule III hereto prior to 12:00 noon (New York City time) on the Closing Date; provided, that if the terms and conditions for the Advance set forth herein have not been satisfied by 10:00 a.m. New York time on the Closing Date, no Participant shall be obligated to maintain the availability of its funds for the Advance unless such Participant has received a satisfactory indemnity for the overnight investment of such funds.  Promptly upon Collateral Agent’s receipt of such funds from the Participants, subject to the conditions herein, Collateral Agent shall wire such funds on the Closing Date to the Persons entitled thereto as provided for in the Advance Request.  The Funding by each Participant to the Collateral Agent of its respective portion of the Advance shall constitute authorization and direction by such party to Collateral Agent to make the Advance pursuant to this Article III.

Section 3.2. [Intentionally Omitted].

Section 3.3. Advance Request.

                                                (a)                     Notice and Closing.  At least two (2) Business Days prior to the Closing Date, Lessee shall deliver to Collateral Agent (which shall promptly forward a copy of such Advance Request to each Participant) an irrevocable written notice substantially in the form of Exhibit A (an “Advance Request”), setting forth:

                                                             (i)                        the proposed Closing Date;

                                                          (ii)                        a statement of the amount of the requested Advance setting forth (A) a description of the use of proceeds of such Advance, indicating which portions of such Advance will be used to pay the purchase price for the Subject Property and which portion of such Advance will be used to pay Transaction Expenses, and the identity of the Persons entitled to such payments; and

                                                       (iii)                        wire transfer instructions for the disbursement of the appropriate amount of funds to Lessee or to such other Persons as may be entitled to the Advance.

                                               (b)                     On the Closing Date, and subject to the satisfaction of the conditions set forth in Article VI, Participants shall, as and to the extent provided herein, Fund the Advance by wire transfer directly to Collateral Agent.

                                                (c)                     Concurrent with the making of the Advance, all deposits previously made by Lessee under the Purchase Agreement and held in escrow shall be refunded to Lessee.

ARTICLE IV

YIELD, INTEREST

                                                 Section 4.1.                     Yield.  The Lessor Amount shall accrue Yield at the Yield Rate, calculated using the actual number of days elapsed and, during the initial Interest Period and when the Yield Rate is based on the LIBO Rate (Reserve Adjusted), a 360-day year basis and, at all other times, a 365-day (or, if applicable, 366-day) year basis.  If all or any portion of the Lessor Amount, any Yield payable thereon or any other amount payable hereunder shall not be paid when due (whether at stated maturity, acceleration thereof or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Overdue Rate.

                                                 Section 4.2.                     Interest on Loans.  Each Loan shall accrue Interest computed and payable in accordance with the terms of the Loan Agreement.

                                                 Section 4.3.                     Computations.  Computations of Interest and other amounts payable in respect of the Notes shall be made by Collateral Agent in accordance with the Loan Agreement and this Article IV.  Lessor hereby appoints Collateral Agent as its agent for purposes of computing the Yield in respect of the Lessor’s Interest and determining the Yield Rate.  No later than thirty (30) days prior to each Payment Date, Collateral Agent shall deliver to Lessee and each Participant a written statement of the amount of Interest and Yield then due, the due date therefor and the calculation thereof; provided that in each case, the failure of Collateral Agent to provide such notice shall not relieve Lessee from any liability that it may have under the Operative Documents to pay any such amount; and provided, further that Collateral Agent’s failure to give such notice shall result in no liability to it.

                                                 Section 4.4.                     Payments of Rent; Payments and Prepayments of Loans and Lessor Amount. (a) Notwithstanding any provisions in the Lease to the contrary, the Lessor hereby directs the Lessee to pay to the Collateral Agent all Basic Rent payable from time to time by Lessee and all Supplemental Rent to the extent such Supplemental Rent is payable to Lessor under the Lease (other than Excepted Payments or Supplemental Rent that is payable to Persons other than Lessor, which the Lessor hereby directs the Lessee to make directly to the applicable Person entitled thereto).

                                               (b)                     In the event that the Lessee pays the Lease Balance to the Lessor in connection with the Lessee’s purchase of the Subject Property in accordance with any of Sections 15.1, 16.2(e), 18.1 or 18.2 of the Lease or Article XIX of the Lease, the Lessor will prepay the entire outstanding principal amount of the Loans and the Lessor Amount.  Each of the Participants hereby acknowledges that its Loans or the Lessor Amount, as the case may be, may be so prepaid without any prepayment premium (other than Break Costs, if any).

                                                 Section 4.5.                     Fees.  If and only if the Advance is made and Lessor consummates the purchase of the Subject Property on the Closing Date, Lessee agrees to pay the fees set forth in this Section 4.5 (collectively, the “Fees”).

                                                             (i)                        Upfront Fees.  Lessee agrees to pay to the Collateral Agent on behalf of the Participants an up front fee payable on the Closing Date to each Participant in an amount equal to, for each Lender, the product of (a) the aggregate amount of the Loan Commitment of such Lender, as applicable, multiplied by (b) 0.25%.

                                                          (ii)                        Other Fees.  The Lessee also agrees to pay (x) to the Collateral Agent, for its own account, the fees set forth in the Collateral Agent Fee Letter, payable in the amounts and on the dates set forth therein and (y) to the Arranger, the fees set forth in the Arrangement Fee Letter payable in the amounts and on the dates set forth therein.

                                                 Section 4.6.                     Obligations Several.  The obligations of the Participants hereunder or elsewhere in the Operative Documents shall be several and not joint; and no Participant shall be liable or responsible for the acts or defaults of any other party hereunder or under any other Operative Document.

                                                 Section 4.7.                     Highest Lawful Rate.  It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the obligations of (x) Lessee to Lessor under this Participation Agreement and the Lease, (y) Lenders under the Loan Agreement and the Notes and (z) either Lessee or Lessor or any other party under any other Operative Document shall, in each case, be subject to the limitation that payments of interest or of other amounts constituting interest under Applicable Laws shall not be required to the extent that receipt thereof would be in excess of the Highest Lawful Rate, or otherwise contrary to provisions of law applicable to the recipient limiting rates of interest which may be contracted for, charged, received, taken or reserved by the recipient.  Accordingly, if the transactions or the amount paid or otherwise agreed to be paid for the use, forbearance or detention of money under this Participation Agreement, the Lease, the Loan Agreement, the Notes, the Lessor Amount or any other Operative Document would exceed the Highest Lawful Rate or otherwise be usurious under Applicable Laws (including, without limitation, the federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to the recipient of any such amount, whether due to the acceleration of the maturity of the Lease Balance, the optional or mandatory purchase of the Leased Property or otherwise, then, in that event, notwithstanding anything to the contrary in this Participation Agreement, the Lease, the Loan Agreement, the Notes, the Lessor Amount or any other Operative Document, it is agreed as follows as to the recipient of any such amount:

                                                          (a)                        the provisions of this Section 4.7 shall govern and control over any other provision in this Participation Agreement, the Lease, the Loan Agreement, the Notes, the Lessor Amount and any other Operative Document, and each provision set forth therein is hereby so limited;

                   (b)        the aggregate of all consideration which constitutes interest under Applicable Laws that is contracted for, charged or received under this Participation Agreement, the Lease, the Loan Agreement, the Notes, the Lessor Amount or any other Operative Document shall under no circumstances exceed the maximum amount of interest allowed by Applicable Laws (such maximum lawful interest rate, if any, with respect to such recipient herein called the “Highest Lawful Rate”), and all amounts owed under this Participation Agreement, the Lease, the Loan Agreement, the Notes, the Lessor Amount and any other Operative Document shall be held subject to reduction and: (i) the amount of interest which would otherwise be payable to the recipient hereunder and under the Lease, the Loan Agreement, the Notes, the Lessor Amount and any other Operative Document shall be automatically reduced to the amount allowed under Applicable Laws, and (ii) any interest paid in excess of the Highest Lawful Rate shall be credited to the Lease Balance (or, if such consideration shall have been paid in full, refunded to the Lessee);

                   (c)        all sums paid, or agreed to be paid for the use, forbearance and detention of the money under this Participation Agreement, the Lease, the Loan Agreement, the Notes, the Lessor Amount or any other Operative Document shall, to the extent permitted by Applicable Laws, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or computation of interest on such indebtedness does not exceed the applicable usury ceiling;

                   (d)        if at any time the interest, together with any other fees, late charges and other sums payable pursuant to or in connection with this Participation Agreement, the Lease, the Loan Agreement, the Notes, the Lessor Amount and any other Operative Document executed in connection herewith or therewith and deemed interest under Applicable Laws, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees, charges and sums to accrue to the recipient of such interest, fees, charges and sums pursuant to the Operative Documents shall be limited, notwithstanding anything to the contrary in the Operative Documents, to that amount which would have accrued at the Highest Lawful Rate for the recipient, but any subsequent reductions in the otherwise applicable rate of interest or yield, as applicable, shall not reduce the interest to accrue pursuant to the Operative Documents to an amount below the recipient’s Highest Lawful Rate until the total amount of interest payable to the recipient (including all consideration which constitutes interest) equals the amount of interest which would have been payable to the recipient (including all consideration which constitutes interest), but for the effect of this Section 4.7; and

                   (e)        the right to accelerate the maturity of the Lease Balance or to require the purchase of the Subject Property pursuant to the Operative Documents does not include the right to accelerate any interest (as determined under Applicable Law) which has not otherwise accrued on the date of such acceleration or mandatory purchase.

ARTICLE V

CERTAIN INTENTIONS OF THE PARTIES

                Section 5.1.       Nature of Transaction.  It is the intention of the parties that:

                   (a)        the Overall Transaction constitutes an operating lease from Lessor to Lessee for purposes of Lessee’s financial reporting, including, without limitation, under FASB Statement No. 13;

                   (b)        for the purposes of all federal, state and local income, franchise, transfer and other taxes; all bankruptcies, insolvencies, conservatorships and receiverships (including the substantive law upon which bankruptcy, conservatorship, insolvency and receivership proceedings are based); and real estate law, commercial law and Uniform Commercial Code purposes:

                    (i)        the Overall Transaction constitutes a financing by the Participants to Lessee and preserves beneficial ownership in the Subject Property in Lessee, Lessee will be entitled to all tax benefits with respect to the Subject Property ordinarily available to owners of property similar to the Subject Property for tax purposes, and the obligations of Lessee to pay Basic Rent shall be treated as payments of  principal, if any, and interest to the Participants, and the payment by Lessee of any amounts in respect of the Lease Balance shall be treated as payments of principal to the Participants;

                   (ii)        the Lease grants a security interest or Lien, as the case may be, in the Lessee’s interest in the Leased Property and the other Lessee Collateral, in favor of the Lessor, and for the benefit of the Participants, to secure Lessee’s payment and performance of its Obligations under the Operative Documents; and

                  (iii)        the Security Instruments create Liens on and security interests in the Subject Property and the other Lessor Collateral and Lessee Collateral in favor of the Collateral Agent for the benefit of all of the Participants to secure Lessor’s and Lessee’s payment and performance of their respective obligations under the Operative Documents.

Each of the parties hereto agrees that it will not, nor will it permit any Affiliate to at any time, take any action or fail to take any action with respect to the preparation, filing or audit of any income tax return, including an amended income tax return, to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 5.1.

Nevertheless, Lessee acknowledges and agrees that none of the Lessor, the Collateral Agent, Arranger or any Lender has made any representations or warranties concerning the tax, accounting or legal characteristics of the Operative Documents or any aspect of the Overall Transaction and that Lessee has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents and the Overall Transaction as it deems appropriate.

Specifically, without limiting the generality of the foregoing, the parties hereto intend and agree that in the event of any insolvency, conservatorship or receivership proceedings or matters or a petition under the United States bankruptcy laws, or any other applicable insolvency, conservatorship or receivership laws or statute of the United States of America or any State thereof affecting Lessee, Lessor, or the Lenders or any collection actions, the transactions evidenced by the Operative Documents (including, without limitation, the Lease) shall be regarded as loans made directly to Lessee by the Participants, in each case as unrelated third party lenders, and that Lessor holds title to the Subject Property for the benefit of the Participants to secure Lessee’s obligations to repay such loans to the Participants and all other amounts due under any of the Operative Documents.

                Section 5.2.       Amounts Due Under Lease.  Anything else herein or elsewhere to the contrary notwithstanding, it is the intention of the Lessee, the Lessor and the Lenders that:  (i) the amount and timing of installments of Basic Rent due and payable from time to time under the Lease shall be equal to the aggregate payments due and payable as Interest on the Loans and Yield on the Lessor Amount due on each Payment Date; (ii) if the Lessee elects the Early Termination Option, the Purchase Option or becomes obligated or otherwise elects to purchase the Subject Property under the Lease, then the Loans, the Lessor Amount, all accrued and unpaid Interest and Yield thereon, any Fees and all other obligations of the Lessee owing to the Lessor and the Participants shall be paid in full by the Lessee; (iii) if the Lessee properly elects the Sale Option with respect to the Subject Property and subject to Articles XX and XXI of the Lease, the Lessee shall only be required to pay to the Collateral Agent the proceeds of the sale of the Subject Property, the Sale Option Recourse Amount with respect to the Leased Property and any amounts due pursuant to Section 20.2 of the Lease (which amounts may be less than the aggregate amount of the unpaid principal of the Notes and Lessor Amount), together with all other amounts due and payable under Article XIII; and (iv) subject to the limitation in Section 16.5 of the Lease, upon an Event of Default resulting in an acceleration of the Lessee’s obligation to purchase the Subject Property under the Lease, the amounts then due and payable by the Lessee under the Lease shall include all amounts necessary to pay in full the Lease Balance, plus all other amounts then due from the Lessee to the Participants under the Operative Documents.

                Section 5.3.       Distribution.  (a) Each payment of Basic Rent (and any payment of interest on overdue installments of Basic Rent) received by the Collateral Agent shall be distributed by the Collateral Agent to the Participants pro-rata, in accordance with, and for application to, the amount of Interest and Yield then due on the Loans and the Lessor Amount, respectively, as well as any overdue Interest or Yield due to each Lender or Lessor (to the extent permitted by Applicable Laws).

                (b)       Any payment received by the Collateral Agent as a result of:

                    (i)        the purchase of all of the Subject Property in connection with the Lessee’s exercise of its Early Termination Option under Section 18.1 of the Lease or its Purchase Option under Section 19.1 of the Lease or pursuant to the penultimate paragraph of Section 20.1 of the Lease, or

                   (ii)        the payment of the Lease Balance in accordance with Section 15.1 of the Lease,

shall be distributed by the Collateral Agent to pay in full, on a pro-rata basis, as applicable, the Participant Balance of each Participant and the balance, if any, of such payment or amounts shall be promptly distributed to, or as directed by, the Lessee.

                (c)       Any payments received by the Collateral Agent as Sale Option Recourse Amount in accordance with Section 20.1(i) of the Lease upon the Lessee’s exercise of the Sale Option shall be distributed by the Collateral Agent in the following amounts and order of priority:

                first,        on a pro rata basis based on their respective shares of the Loan Balance, to the Lenders for application to pay in full the Loan Balance owing to them;

          second,        to the Lessor to pay in full the Lessor Balance; and

              third,        the balance, if any, shall be promptly distributed to, or as directed by, the Lessee.

                (d)       (i)  Any payments received by the Collateral Agent as Net Sales Proceeds from the sale of the Subject Property and the CSC Sublease on or before the Expiration Date pursuant to the Lessee’s exercise of the Sale Option pursuant to Article XX of the Lease, together with any payment made as a result of the valuation process conducted pursuant to Section 13.2 hereof shall be distributed by the Collateral Agent from the funds so received in the following order of priority:

                first,        so much of such amount as shall be required to reimburse Lessor and Collateral Agent for any Lessor Marketing Costs;

          second,        to the Lessor for application to pay in full the Lessor Balance;

              third,        on a pro rata basis based on their respective shares of the sum of the outstanding Loan Balance, if any, to the Lenders for application to pay in full the outstanding Loan Balance;

            fourth,        to Lessee to pay in full the Sale Option Recourse Amount to the extent previously paid by Lessee; and

                fifth,        the balance, if any, shall be promptly distributed to, or as directed by, the Lessee.

                (ii)       If possession of the Leased Property is delivered to Lessor pursuant to Section 20.3 of the Lease, then at the end of each calendar month following the Expiration Date, but prior to the last day of the Extended Remarketing Period, any payments received by the Collateral Agent during the calendar month then ended as Net Sales Proceeds from the sale of the Subject Property and the CSC Sublease or proceeds from the rental, or other disposition of the Subject Property and the CSC Sublease and any insurance proceeds paid in connection with a Casualty or Condemnation relating to the Subject Property and the CSC Sublease shall be distributed by the Collateral Agent in the following order of priority:

                first,        so much of such amount as shall be required to reimburse Lessor and Collateral Agent for Lessor Marketing Costs;

          second,        to the Lessor for application to pay in full the Lessor Balance as of the Expiration Date;

              third,        solely with respect to a sale of the Subject Property and the CSC Sublease prior to the two-year anniversary of the Expiration Date, to Lessee to pay any unreimbursed Sale Option Recourse Amount to the extent previously paid by Lessee on the Expiration Date together with interest at the Lessee Interest Rate on the portion of the unreimbursed Sale Option Recourse Amount distributed to Lessee on such date, accruing from the Expiration Date to, but not including, the date of such distribution pursuant to this Section 5.3(d)(ii); and

            fourth,        the balance, if any, shall be promptly distributed to, or as directed by the Lessor.

               (iii)       Except as provided in Section 5.3(g)(ii), any payments received by the Collateral Agent pursuant to the sixth sentence of Section 14.1(a) of the Lease, shall be distributed by the Collateral Agent, on the Payment Date immediately following the receipt by the Collateral Agent of any such payment, in the funds so received in the following order of priority:

                first,        on a pro rata basis based on their respective shares of the sum of the outstanding principal amount of the Loans and Lessor Amount, as the case may be, to the Participants for application to pay in full the outstanding principal amount of the Loans and Lessor Amount;

          second,        on a pro rata basis based on the amount of accrued Interest and Yield payable to each Participant, to the Participants for application to pay all accrued Interest and Yield; and

              third,        the balance, if any, shall be promptly distributed to, or as directed by, the Lessee.

                (e)       All payments of Supplemental Rent received by the Collateral Agent (excluding any amounts payable pursuant to the preceding provisions of this Section 5.3) shall be distributed promptly by the Collateral Agent upon receipt thereof to the Persons entitled thereto pursuant to the Operative Documents.

                 (f)       Notwithstanding any other provision of this Section 5.3, any Excepted Payment received at any time by the Collateral Agent shall be distributed promptly to the Person entitled to receive such Excepted Payment pursuant to the Operative Documents.

                (g)       (i)  All amounts received by the Collateral Agent in connection with any sale, lease or other disposition of all or any part of the Subject Property, the CSC Sublease and any Fifth Floor Sublease as a result of, or following, an Event of Default (including a Limited Recourse Event Default) or any Event of Loss or Significant Environmental Event  after the occurrence and during the continuance of an Event of Default shall be distributed by the Collateral Agent in the following order of priority:

                first,        so much of such payments or amounts as shall be required in accordance with the Operative Documents to pay or reimburse Collateral Agent for any costs or fees incurred or owing as a result of such Event of Default;

          second,        so much of such payments or amounts as shall be required to pay the then existing or prior Participants the amounts payable to them pursuant to any expense reimbursement or indemnification provisions of the Operative Documents or any other amount (including, without limitation, Fees, but not including amounts referred to in second and third below) due pursuant to the Operative Documents shall be distributed to each such Participant without priority of one over the other in accordance with the amount of such payment or payments payable to each such Person;

              third,        on a pro rata basis based on their respective shares of the Participant Balance, to the Participants for application to pay in full the Participant Balance; and

            fourth,        the balance, if any, of such payment or amounts remaining thereafter shall be promptly distributed to, or as directed by, the Lessee.

                (ii)       All payments received and amounts realized (other than payments or amounts described in clause (g)(i) above) by the Collateral Agent as a result of, or following, an Event of Default (including a Limited Recourse Event of Default) shall, if received by the Collateral Agent, be distributed by the Collateral Agent in the following order of priority:

                first,        so much of such payment or amounts as shall be required in accordance with the Operative Documents to pay or reimburse Collateral Agent for any costs or fees incurred or owing as a result of such Event of Default;

          second,        so much of such payments or amounts as shall be required to pay the then existing or prior Participants the amounts payable to them pursuant to any expense reimbursement or indemnification provisions of the Operative Documents or any other amount (including, without limitation, Fees, but not including amounts referred to in second and third below) due pursuant to the Operative Documents shall be distributed to each such Participant without priority of one over the other in accordance with the amount of such payment or payments payable to each such Person;

              third,        on a pro rata basis based on their respective shares of the Participant Balance, to the Participants for application to pay in full the Participant Balance; and

            fourth,        the balance, if any, of such payment or amounts remaining thereafter shall be promptly distributed to, or as directed by, the Lessee.

               (iii)       During the occurrence and continuance of an Event of Default, all amounts (other than Excepted Payments) received or realized by the Collateral Agent and otherwise distributable pursuant to Section 5.3(a) shall be distributed as provided for in clause (g)(ii) above.

                (h)       (i)  Any payment received by the Collateral Agent for which no provision as to the application thereof is made in the Operative Documents or elsewhere in this Section 5.3 shall be distributed in accordance with Section 5.3(g)(ii).

                (ii)       Except as otherwise provided in Section 5.3(f), all payments received and amounts realized by the Collateral Agent under the Lease or otherwise with respect to the Subject Property, the CSC Sublease and any Fifth Floor Sublease, or any proceeds thereof, to the extent received or realized at any time after an indefeasible payment in full of the Participant Balances of all of the Participants and all other amounts due and owing to the Collateral Agent or the Participants, shall be distributed forthwith by the Collateral Agent in the order of priority set forth in Section 5.3(g)(ii), except that such payment shall be distributed omitting clause “third” of such Section 5.3(g)(ii).

                 (i)       Any payment received by the Collateral Agent for which provision as to the application thereof is made in an Operative Document, but not elsewhere in this Section 5.3, shall be distributed forthwith by the Collateral Agent to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document.

                 (j)       Except to the extent clause (b) or (g) is applicable thereto, all amounts payable to the Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with Section 14.1(a) of the Lease shall be distributed to, or as directed by, the Lessee in accordance with Section 14.1 of the Lease.

                (k)       Except as contemplated by Sections 5.3(d)(ii) or 5.3(d)(iii), to the extent any payment made to any Participant, personally, is insufficient to pay in full the Participant Balance of such Participant plus all accrued Interest and Yield, as the case may be, owing to such Participant, then each such payment which is payable to a Lender shall first be applied to accrued Interest and then to principal outstanding on the Loans and each such payment which is payable to Lessor shall first be applied to accrued Yield and then to the Lessor Amount, as applicable.

                Section 5.4.       Adjustments.  (a) If any Participant (a “Benefited Participant”) shall at any time receive any payment of all or part of its Loans or Lessor Amount, as applicable, or Interest or Yield thereon, as applicable, or receive any of the collateral in respect thereof (whether voluntarily or involuntarily, by setoff, or otherwise), in an amount greater than the amount to which such Participant was entitled pursuant to Section 5.3, such Participant shall return such amount or collateral to the Collateral Agent for distribution to the Person(s) entitled thereto in accordance with Section 5.3; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Participant so that the excess payment or benefits returned by such Benefited Participant exceed the remaining excess payment or benefits held by such Benefited Participant, the excess payment or benefits, as applicable, returned by such Benefited Participant shall be restored to the Benefited Participant, to the extent of such recovery, but without interest.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING DATE AND ADVANCE

                Section 6.1.       Conditions Precedent to the Closing Date and the Advance.  The obligations of the Lessor (which may be performed by the Collateral Agent to the extent and in the manner set forth in this Participation Agreement) to make the Advance on the Closing Date, the obligations of the Lessor to Fund the related Lessor Amount on the Closing Date and the obligation of the Lenders to make the related Funding of their Loans on the Closing Date are subject to the satisfaction or waiver by the Participants on or prior to the Closing Date of each of the following conditions precedent, each of which shall be deemed fully satisfied or waived by the Participants and the Collateral Agent if the Advance is made and such Advance is released by the Participants from the escrow arrangement contemplated on the Closing Date:

                   (a)        Authorization, Execution and Delivery of Documents; No Default.  Each of the Operative Documents shall have been duly authorized, executed and delivered by each of the other parties thereto, shall (to the extent the form and substance thereof shall not be prescribed hereby) be in form and substance satisfactory to each Participant and an executed counterpart of each thereof (except for the Notes, originals of which shall only be delivered to the applicable Lender, and for each Fee Letter, originals and copies of which shall only be delivered to the parties thereto) shall have been received by each of the Participants and the Collateral Agent.  Each Lender shall have received an original, duly executed Note, registered in such Lender’s name.  Each of the Operative Documents listed in this clause (a) shall be in full force and effect as to all other parties and no Default, Event of Default or Loan Agreement Event of Default shall have occurred or be continuing.

                   (b)        Legality, Etc.  In the opinion of each Participant, the Overall Transaction shall not violate any Applicable Laws and no change shall have occurred or been proposed in Applicable Laws that would make it uneconomic or illegal for any party to any Operative Document to participate in any of the transactions contemplated by the Operative Documents or otherwise would prohibit the consummation of any transaction contemplated by the Operative Documents or expand the duties, obligations and risks of such Participant.

                   (c)        Fees and Expenses.  The Collateral Agent shall be prepared to pay and (concurrently with the closing hereunder) shall pay, using the proceeds of the Advance, to the Persons entitled thereto, all Transaction Expenses and Fees accrued as of the Closing Date pursuant to and as set forth in Section 4.5.

                   (d)        Lessee’s Resolutions and Incumbency Certificate, Etc.  The Lessee shall have delivered to the Collateral Agent and each Participant (i) a good standing certificate with respect to Lessee from the secretary of state of Lessee’s state of organization, issued by such office no earlier than thirty (30) days prior to the Closing Date, and (ii) a Responsible Officer’s Certificate of Lessee substantially in the form of Exhibit E-1, attesting and certifying as to (A) the authority for the execution, delivery and performance by Lessee of each Operative Document to which it is or will be a party, (B) its organizational documents, (C) its constituent documents and (D) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party.

                   (e)        Funding Indemnity Letter.  The Collateral Agent and the Participants shall have received a funding indemnity letter executed by Lessee dated the Closing Date, and in form and substance satisfactory to each Participant (the “Funding Indemnity Letter”).

                    (f)        Certificate of Lessor.  The Collateral Agent shall have received a secretary’s certificate signed by an authorized signatory of the Lessor substantially in the form of Exhibit E-2 and customarily provided by Lessor in transactions of this type.

                   (g)        Opinion of Special Counsel to the Participants.  Each Participant shall have received an opinion of Chapman and Cutler LLP, special counsel to the Participants, as to the matters set forth in Exhibit B-1, which opinion shall be reasonably acceptable in form and substance to such Participant.

                   (h)        Opinions of Special Counsel to Lessee.  The Collateral Agent and each Participant shall have received an opinion of DLA Piper US LLP special New York counsel and special Texas counsel to the Lessee, as to the matters set forth in Exhibit B-2 and B-3, respectively, which opinion shall be reasonably acceptable in form and substance to the Participants.

                    (i)        Taxes.  All taxes, fees and other charges payable in connection with the execution, delivery, recording, filing and registration of the Operative Documents, if any, and the transactions to consummated on the Closing Date, or the provisions for such payments, shall have been made by the Lessee to the satisfaction of the Collateral Agent.

                    (j)        Appraisal.  The Collateral Agent and each Participant shall have received an Appraisal (the “Appraisal”) performed by the Appraiser and in form and substance satisfactory to each Participant which shall establish (by the use of appraisal methods reasonably satisfactory to each Participant) the Fair Market Value of the Leased Property as of the Closing Date and as of the end of the Base Term.

                   (k)        Requirements of Law. The Overall Transaction does not and will not violate in any material respect any Applicable Laws and does not and will not subject any such Person to any material adverse regulatory prohibitions or constraints or cause any such Person to violate any Applicable Laws.

                    (l)        Opinion of Counsel to Lessor.  Each Lender and the Collateral Agent shall have received an opinion of Dave W. Parr, Associate General Counsel to Bank of America, National Association, as to matters set forth in Exhibit B-4, which opinion shall be reasonably acceptable in form and substance to such Lenders and the Collateral Agent.

                  (m)        Offeree Letter.  Collateral Agent and Lessee shall have received a certificate, substantially in the form of Exhibit F, from the Arranger, dated the Closing Date, with respect to offerees of the Notes (the “Offeree Letter”).

                   (n)        Environmental Report.  At least four (4) Business Days prior to the Closing Date, an Environmental Audit satisfactory to each Participant with respect to the Land shall have been received by Collateral Agent and each Participant, and Collateral Agent and each Participant shall receive a letter from the consultant performing the Environmental Audit which allows Collateral Agent and the Participants to rely on such report.

                   (o)        Acquisition of Facility and Leasehold Interest in Land; Assumption of Related Agreements.

                    (i)        Lessor and Seller and the City shall have deposited with the Escrow Agent a fully executed original of the Assignment of Ground Lease pursuant to which the Seller shall have assigned to Lessor, and Lessor shall have assumed, Seller’s right, title and interest as ground lessee, in and to the Ground Lease;

                   (ii)        Seller and Lessor shall have deposited with the Escrow Agent a fully executed original of the special warranty deed (the “Deed”), executed by the Seller and dated the Closing Date with respect to the Facility and fixtures existing on the Leased Property, sufficient to convey to Lessor good and marketable fee simple title thereto free of all Liens, other than Permitted Liens;

                  (iii)        Lessor and Seller shall have deposited with the Escrow Agent (y) a fully executed original of the Assignment of Subleases pursuant to which the Seller shall have assigned to Lessor and Lessor shall have assumed, Seller’s right, title and interest in and to the Related Agreements which constitute leases and (z) a fully executed original of the Assignment of Related Agreements pursuant to which Seller shall have assigned to Lessor, and Lessor shall have assumed, Seller’s right, title and interest in and to the Related Agreements (other than those Related Agreements covered by the immediately preceding clause (v) above);

                  (iv)        Lessor and Lessee shall have deposited with the Escrow Agent a fully executed original of the Assignment of Purchase Agreement; and

                   (v)        Collateral Agent shall have received evidence reasonably satisfactory to it that the Deed, the Lease or memoranda thereof, the Ground Lease or memoranda thereof, the Assignment of Ground Lease, the Assignment of Subleases, the Assignment of Related Agreements, the Deed of Trust and the Assignment of Leases and Rents or any memoranda thereof shall have been or in connection with the Advance are being recorded with the appropriate Governmental Authorities in an order satisfactory to the Collateral Agent (and the issuance of the title insurance policies in Section 6.1(r) shall be satisfactory evidence of the foregoing), and the UCC Financing Statements shall have been or are being filed with the appropriate Governmental Authorities.

                   (p)        Searches.  Collateral Agent and each Participant shall have received reports, acceptable to the Collateral Agent and Lessor, as to the Lessee and Seller by the appropriate county and state filing or recording offices of the state and county in which (i) each of the Lessee’s and Seller’s chief executive office is located and (ii) each of Lessee and Seller is organized, in each case dated not earlier than fifteen (15) Business Days prior to the Closing Date, of the results of a search of the applicable UCC files and any indices of Liens maintained by such offices (including, if applicable, indices of judgment, revenue and tax liens).

                   (q)        Survey.  Lessee shall have, or shall have caused to be, delivered and certified to Collateral Agent, each Participant and to the Title Insurance Company an “as built” ALTA survey of the Subject Property, (i) dated a satisfactory date to the Collateral Agent and each Participant, (ii) in a form reasonably satisfactory to Collateral Agent, each Participant and the Title Insurance Company, (iii) including any applicable flood zone designation with property annotations based on Federal Flood Insurance Rate Maps, (iv) enabling the Title Insurance Company to modify any standard printed survey exception contained in the applicable title policy and to issue the Title Policies, (v) in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors in 2005 and (vi) the location of all improvements thereon.  Without limiting the generality of the foregoing, there shall be surveyed and shown on such survey, as applicable, the following:  (A) the locations of any established building setback lines; (B) the lines of streets abutting the Subject Property and width thereof; (C) all access and other easements appurtenant to the Land necessary to use the Subject Property; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the Subject Property, whether recorded, apparent from a physical inspection of the Subject Property or otherwise known to the surveyor; (E) any encroachments on any adjoining property; (F) if the Subject Property is described as being on a filed map, a legend relating the survey to said map and (G) a vicinity sketch showing the closest thoroughfare intersection.

                    (r)        Title and Title Insurance.  (i) Lessor and Collateral Agent shall have received from the Title Insurance Company a Texas Form (T-1) Owner’s Policy of Title Insurance (the “Owner’s Policy”) in form and substance acceptable to Collateral Agent, insuring that Lessor has a good and marketable fee simple title to the Subject Property, subject, in each case, to the Related Agreements which constitute leases and the CSC Sublease, such exceptions to title as are acceptable to Collateral Agent, in an amount equal to the aggregate Loan Commitment, together with complete, legible copies of all encumbrances, maps and surveys of record, (ii) Collateral Agent, for the benefit of the Participants, shall have received from the Title Insurance Company, a Texas Form (T-2) Mortgagee Policy of Title Insurance (the “Lenders’ Policy”; together with the Owner’s Policy, the “Title Policies”), in form and substance acceptable to Collateral Agent, insuring the Lien of the Deed of Trust as a valid first priority Lien against the Subject Property subject to such exceptions to title as are acceptable to Collateral Agent, in an amount equal to the Aggregate Commitment Amount, together with complete, legible copies of all encumbrances and plats of record, and (iii) the Title Policies shall be dated as of the Closing Date and, to the extent permitted under Applicable Laws, shall (to the extent available under Texas law): (w) contain affirmative endorsements as to mechanics’ liens, doing business, usury, zoning, comprehensive coverage, encroachments, the nonviolation of covenants and restrictions, rights of access and survey matters, (x) delete the creditors’ rights and survey exclusions, (y) contain endorsements regarding the effect of recharacterization and (z) contain such other endorsements reasonably requested by Collateral Agent.

                   (s)        Filings and Recordings.  All filings or recordings enumerated in Schedule 6.1(s), as well as all other filings and recordings necessary or advisable, including precautionary financing statements and/or mortgage filings, reasonably deemed necessary by Collateral Agent, to perfect the rights, titles and interests of the Participants and the Collateral Agent intended to be created by the Operative Documents shall have been made in the appropriate places or offices, including any recordings and filings necessary to create, perfect, preserve and protect: (i) Lessor’s interest in the Lessee Collateral, and (ii) first priority liens for the benefit of Collateral Agent and the Participants on the Lessor Collateral and Lessee Collateral, subject only to Permitted Liens.

                    (t)        Insurance.  Insurance complying with, and to the extent required to be in place on the Closing Date pursuant to the provisions of Article XIII of the Lease shall be in full force and effect as evidenced by certificates of insurance, broker’s reports or insurance binders delivered to Collateral Agent and Lessor, all in form and substance reasonably satisfactory to the Participants.

                   (u)        Advance Request.  The Collateral Agent shall have received a fully executed copy of the Advance Request, executed by the Lessee, in accordance with Section 3.3(a).

                   (v)        Representation and Warranties.  On the Closing Date, the representations and warranties of the Lessee herein and in each of the other Operative Documents shall be true and correct in all material respects as though made on and as of such date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

                  (w)        Litigation.  No action or proceeding shall have been instituted, nor shall any action or proceeding be threatened, before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority (i) to set aside, restrain, enjoin or prevent the full performance of this Participation Agreement, any other Operative Document or any transaction contemplated as part of the Overall Transaction, (ii) that questions the validity of the Operative Documents or the rights or remedies of the Collateral Agent or the Participants with respect to the Lessee, the Subject Property, the other Lessor Collateral or the CSC Sublease under the Operative Documents, or (iii) which in the reasonable judgment of the Required Participants may have a Material Adverse Effect.

                    (x)        Defaults and Other Events.  There shall not have occurred and be continuing any Default or Event of Default.  There shall not have occurred and be continuing any Event of Loss or Significant Environmental Event for which the Lessor has given a Termination Notice pursuant to Section 15.1(a) of the Lease.  There shall not have occurred and be continuing any Event of Loss or Significant Environmental Event, unless the period given Lessor for delivery of a Termination Notice pursuant to Section 15.1(a) of the Lease has expired without delivery of such Termination Notice and all insurance proceeds and condemnation awards received in connection with such Event of Loss or Significant Environmental Event have been applied toward the payment of the repair, rebuilding or reconstruction of the Leased Property under Section 14.1(d) of the Lease.  No Default or Event of Default will have occurred after giving effect to the making of the Advance requested by the Advance Request.

                   (y)        Consents and Approvals.  All Governmental Actions and other approvals, consents, licenses and easements required to be taken, given or obtained, as the case may be, by or from any Governmental Authority or another Person (including, but not limited to, the Ground Lessor and the other parties to the Related Agreements), or by or from any trustee or holder of any indebtedness or obligation of Lessee, and its affiliates, in each case that are necessary in connection with the execution and delivery of the Operative Documents and the consummation of the transactions contemplated thereby by such persons and that are necessary to have been obtained by such persons prior to the Closing Date in connection with any portion of the Overall Transaction shall have been taken, given or obtained, as the case may be and shall be in full force and effect, except for any such governmental actions, approvals, consents, licenses or easements the failure of which to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect.

                    (z)        Ground Lessor Estoppel Certificate.  The Collateral Agent and each Participant shall have received the Estoppel Certificate executed by the Ground Lessor in the form of Exhibit G hereto.

                 (aa)        Related Agreements.  The Collateral Agent and each Participant shall have received an executed version of the Ground Lease, the CSC Sublease and each of the Related Agreements, in each case certified by Lessee to its knowledge as true, correct and complete.

                 (bb)        Purchase Agreement.  The Collateral Agent and each Participant shall have received an executed version of the Purchase Agreement and the other documents and certificates delivered pursuant thereto and evidence satisfactory to it that each of the conditions contained in Section 7 of the Purchase Agreement have been satisfied in full.

ARTICLE VII

[INTENTIONALLY OMITTED]

ARTICLE VIII

REPRESENTATIONS

                Section 8.1.       Representations of the Lenders.  Each Lender represents and warrants, severally and only as to itself, to the other Lenders, Lessor, the Collateral Agent and the Lessee that as of the date hereof and as of the Closing Date:

                   (a)        ERISA.  Such Lender is not and will not be making its Loans hereunder, and is not performing its obligations under the Operative Documents, with the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or “plan” (as defined in Section 4975(e)(1) of the Code).

                   (b)        Status.  Such Lender  is a commercial bank, branch or agency of a bank or other similar financial institution, or an Affiliate thereof.

                   (c)        Power and Authority.  Such Lender has the requisite power and authority to enter into and perform its obligations under the Operative Documents to which it is a party.

                   (d)        Lessor Liens.  There are no Lessor Liens attributable to such Lender on the Lease or the Leased Property.

                   (e)        Organization, Etc.  Such Lender is a corporation, limited liability company or banking association validly organized and existing and in good standing under the laws of the State or jurisdiction of its creation.

                    (f)        Investment.  The Note being acquired by such Lender is being acquired by such Lender for investment and not with a view to the resale or distribution of such interest or any part thereof, but without prejudice, however, to the right of such Lender at all times, subject to Article XII, to sell or otherwise dispose of all or any part of such interest under a registration available under the Securities Act or under an exemption from such registration available under the Securities Act, it being understood that the disposition by such Lender of the Note to be purchased by such Lender shall, at all times, remain within its control, subject to Article XII.

                   (g)        Offer of Securities, Etc.  Neither such Lender nor any Person authorized to act on its behalf has, directly or indirectly, offered to sell the Notes or any other similar securities (the sale or offer of which would be integrated with the sale or offer of the Notes), for sale to, or solicited any offer to acquire any of the same from, any Person.

                   (h)        No Registration.  Such Lender understands and acknowledges that the Notes have not been and will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or any other applicable exemption, that the Notes have not and will not be registered or qualified under the securities or “blue sky” laws of any jurisdiction, that the Notes may be resold or otherwise transferred only if so registered or qualified or if an exemption from registration or qualification is available, that none of the Lessee, the Lessor or the Collateral Agent is required to register the Notes and that any transfer must comply with the provisions of the Operative Documents relating thereto.  Such Lender will comply with all applicable federal and state securities laws in connection with any subsequent resale of the Notes held by it.

                    (i)        Institutional Investor.  Such Lender is a sophisticated institutional investor and an “accredited investor” as defined in paragraph (1), (2), (3) or (7) of Rule 501(a) of the Securities Act, and has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in the Notes and is able to bear the economic risk of such investment. Such Lender has been given such information concerning the Notes, the other Operative Documents, the Leased Property, the Lessor and the Lessee as it has requested.

                    (j)        [Intentionally Omitted].

                   (k)        Legend.  Such Lender understands and acknowledges that the Note which it is acquiring will bear a legend as set forth in the form Note included in the Loan Agreement.

The making of any Loan on the Closing Date or the assignment of any interests therein pursuant to Article XII shall constitute an affirmation by the subject assignee or acquiring Lender of the preceding representations and warranties.

                Section 8.2.       Warranties and Representations of the Lessee.  The Lessee warrants and represents to each of the other parties that, except as set forth in Schedule 8.2 attached hereto, as of the date hereof and as of the Closing Date:

                   (a)        Existence and Power.  The Lessee is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, is duly qualified to do business as a foreign corporation in the State of Texas and is in good standing in the State of Texas and in all other jurisdictions, except where the failure to be so qualified would not have a Material Adverse Effect, and has full corporate power and authority and all necessary licenses and permits to carry on its present business and operations, to own or lease its properties and to execute, deliver and perform its obligations under the Operative Documents to which it is a party.

                   (b)        Authorization; Enforceability.  The Operative Documents to which the Lessee is a party have been duly authorized, executed and delivered by the Lessee and constitute legal, valid and binding obligations of the Lessee enforceable against the Lessee in accordance with the respective terms thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles (whether in equity or at law).

                   (c)        No Contravention; Consents and Approvals.  (i) The execution and delivery by the Lessee of each of the Operative Documents to which it is a party and compliance by the Lessee with all of the provisions thereof do not and will not contravene any law, governmental rule or regulation or any order of any court or Governmental Authority or agency applicable to or binding on the Lessee or contravene the provisions of, or constitute a default under, or result in the creation (except as contemplated by the Operative Documents) of any Lien upon the property of the Lessee under, its charter or by-laws or any indenture, mortgage, contract or other agreement or instrument to which the Lessee is a party or by which it or any of its properties may be bound or affected.

                   (ii)        No authorization, consent, approval, license, exemption of, or filing or registration with, any Government Authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by Lessee of any of the Operative Documents or the consummation of the Overall Transaction, except those which have been obtained or made and are in full force and effect.

                   (d)        Litigation.  Except as disclosed in the Lessee’s financial statements described in Section 8.2(h)(i), there are no proceedings pending or, to the knowledge of the Lessee, threatened against the Lessee in any court or before any Governmental Authority or arbitration board or tribunal as to which there exists a substantial likelihood of an adverse determination which is reasonably likely, individually or in the aggregate (and after consideration of payments made under any insurance policies then in effect), when resolved, to have a Material Adverse Effect.  The Lessee is not in default with respect to any order of any court or Governmental Authority or arbitration board or tribunal.

                   (e)        Registrations; Filings.  Lessee has obtained all consents, approvals and authorizations and made or obtained all filings, registrations or qualifications required for the parties to consummate the transactions contemplated by the Operative Documents.

                    (f)        Title to the Subject Property.  Subject at all times to Section 5.1 hereof, the Lessor will on the Closing Date have good and marketable recorded title to the Subject Property, free and clear of all Liens other than Permitted Liens.

                   (g)        No Violations.  None of the transactions contemplated by the Operative Documents (including, without limitation, the funding by the Lessor of the Lessor Amount and the purchase by the Lenders of the Notes) will result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X issued by the Board of Governors of the Federal Reserve System.  The proceeds of the sale of the Notes and the funding of the Lessor Amount will be used only for the purpose of financing (i) the acquisition of the Subject Property, (ii) the payment of the Transaction Expenses incurred in connection therewith and (iii) such other purposes, if any, as may be indicated on the closing statements prepared by the Escrow Agent or the Advance Request.  None of the proceeds from the Notes or the funding of the Lessor Amount will be used to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any “security” within the meaning of the Securities Exchange Act of 1934, as amended.

                   (h)        Financial Information.  (i) The audited consolidated balance sheets of the Lessee as of December 29, 2007 and the related audited consolidated statements of income, stockholder’s equity and cash flows for the fiscal year ending December 29, 2007, accompanied by a report thereof containing an opinion unqualified as to scope limitations imposed by the Lessee and otherwise without qualification (copies of which are available on EDGAR), have been prepared in accordance with GAAP consistently applied, and correctly set forth in all material respects the financial condition of the Lessee and its Subsidiaries as of such date and the results of its operations, earnings and cash flows for the period then ended.

                   (ii)        Since December 29, 2007, there has been no event, circumstance or condition which could reasonably be expected to have a Material Adverse Effect.

                    (i)        Creation of Liens; Permitted Liens.  (i) On the Closing Date, (a) all filings necessary or reasonably requested by the Participants to establish and perfect the Lessor’s title to and interest in the Subject Property and the Lessee Collateral as against the Lessee and any third parties and to perfect the lien and security interest of the Lessor under the Lease in the Leased Property and the other Lessee Collateral as against creditors of and purchasers from the Lessee have been duly made, and the Lease will on the Closing Date create a valid and perfected first priority lien and security interest (subject to the Permitted Liens) in the Leased Property and the other Lessee Collateral effective as against creditors of and purchasers from the Lessee securing the payment of all obligations of the Lessee under the Operative Documents, and (b) all filings necessary or reasonably requested by the Participants to perfect the lien and security interest of the Collateral Agent under the Assignment of Leases and Rents and the Deed of Trust with respect to the Subject Property and the other Lessee Collateral and Lessor Collateral as against creditors of and purchasers from the Lessee and the Lessor have been duly made, and the Assignment of Leases and Rents and the Deed of Trust will on the Closing Date create a valid and perfected first priority lien and security interest (subject to the Permitted Liens) in the Subject Property and the other Lessee Collateral and Lessor Collateral effective as against creditors of and purchasers from the Lessee and Lessor securing the payment of all obligations of the Lessee and Lessor under the Operative Documents; and

                   (ii)        The Subject Property, and the Lessee’s interest in the CSC Sublease are free and clear of all Liens other than Permitted Liens.

                    (j)        Insurance.  On the Closing Date, the Subject Property will be covered by the insurance required by Section 13.1 of the Lease to the extent set forth therein.

                   (k)        Absence of Defaults; Fulfillment of Master Agreement.  (A)(i) No Default or Event of Default has occurred and is continuing, (ii) the Lessee is not or, but for the passage of time, would be in violation in any material respect of any term of any charter instrument or by-law to which it is a party or by which it may be bound, (iii) the Lessee is not or, but for the passage of time, would be in violation in any respect of any term of any agreement or instrument to which it is a party or by which it may be bound, except as would not have a Material Adverse Effect, (iv) the Lessee is in compliance with all laws, ordinances, governmental rules and regulations to which it is subject, the failure to comply with which would have a Material Adverse Effect and (v) the Lessee has obtained all licenses, permits, franchises and other governmental authorizations material to the conduct of its business, except where the failure to so obtain would not have a Material Adverse Effect;

                   (B)        No default has occurred or is continuing (i) with respect to the Tenant, under and as defined in, the Ground Lease, (ii) with respect to the Seller under any Related Agreement or the CSC Sublease or (iii) with respect to any other party under any Related Agreement or the CSC Sublease which, in the case of this clause (iii) only, would have a Material Adverse Effect; and

                   (C)        All obligations of CSC under, and as defined in, the Master Agreement have been fully discharged.

                    (l)        Sale of Notes and Funding of Lessor Amount.  The execution and delivery of this Agreement and the issue and sale of the Notes and the funding of Lessor Amount under the Operative Documents will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.  The representation by the Lessee in the preceding sentence is made in reliance upon and subject to the accuracy of the representations of the Participants in Section 8.1(a).

                  (m)        No Transfer Taxes.  On the Closing Date, all sales, use or transfer taxes payable required to be paid as of the Closing Date upon the acquisition by the Lessor of the Subject Property and on the lease of the Leased Property to the Lessee will have been paid  (or provision for the payment thereof shall have been made) or such transactions will then be exempt from any such taxes and no taxes, fees or other charges in connection with the execution and delivery of the Operative Documents or the issuance and sale of the Notes and the funding of Lessor Amount are payable.

                   (n)        Taxes.  The Lessee has filed all tax returns that are required to have been filed by it in any jurisdiction, or has timely filed extension requests with respect thereto, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which if not paid would not result in a Material Adverse Effect or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Lessee has established adequate reserves in accordance with GAAP.  The Lessee knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect on any of them.  The charges, accruals and reserves on the books of the Lessee in respect of Federal, state or other taxes for all fiscal periods are adequate.

                   (o)        Solvency.  The Lessee is Solvent.

                   (p)        Location of Chief Executive Office and Principal Place of Business; Formation.  The Lessee’s chief executive office and principal place of business, and the place where its records concerning the Leased Property and all documents relating thereto are kept, is 400 West Cesar Chavez Street, Suite 600, Austin, TX 78701.  The Lessee is only formed in the State of Delaware and “Silicon Laboratories Inc.” is the name as it appears in the official filings in the State of Delaware.

                   (q)        Title to Property; Leases.  (i) The Lessee has good and marketable title to all of the properties and other assets (real or personal, tangible, intangible or mixed) it owns or purports to own, except for such defects in title as, in the aggregate, would not have a Material Adverse Effect on any of them.

                   (ii)        Leases.  All leases to which the Lessee is a party as lessee or sublessee are in full force and effect, except for such defects in title and such invalidity or unenforceability of leases as, in the aggregate, would not have a Material Adverse Effect on any of them.

                    (r)        Not an Investment Company/Public Utility Holding Company.  The Lessee is not an “investment company” or a company “controlled” by an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or subject to regulation under the Public Utility Holding Company Act of 1935.

                   (s)        Full Disclosure.  No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Lessee to the Lenders and the Lessor in connection with the negotiation of any Operative Document or included therein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

                    (t)        Compliance with ERISA.  (i) The Lessee and each other member of the ERISA Group have operated and administered each Plan, if any, in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect on any of them.  Neither the Lessee nor any other member of the ERISA Group has incurred any liability with respect to any Plan pursuant to Title I or IV of ERISA (other than routine benefit claims in accordance with Plan provisions) or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Lessee or any other member of the ERISA Group, or in the imposition of any Lien on any of the rights, properties or assets of the Lessee or any ERISA Group, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not individually or in the aggregate result in a Material Adverse Effect.

                   (ii)        The present value of the aggregate benefit liabilities under each of the Plans, if any, (other than Multiemployer Plans), determined as of such Plan’s most recently ended plan year for which an actuarial report has been prepared on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $0 on a non-termination basis in the case of any such single Plan and by more than $0 on a non-termination basis in the aggregate for all such Plans.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in section 3 of ERISA.  All calculations shall be made under Section 302 of ERISA.

                  (iii)        The Lessee and the other member of the ERISA Group have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

                  (iv)        The expected post-retirement benefit obligation, if any, (determined as of the last day of the Lessee’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Lessee has been disclosed in the most recent Annual Report on Form 10-K filed by the Lessee with the Securities and Exchange Commission.

                   (u)        [Intentionally Omitted].

                   (v)        Environmental Matters.

                    (i)        In the ordinary course of its business, the Lessee from time to time conducts reviews of the effect of Environmental Laws on its business, operations and properties, in the course of which it attempts to identify and evaluate associated liabilities and costs.  On the basis of this review, the Lessee has concluded that it is not subject to any Environmental Claims under Environmental Laws in effect as of the Closing Date that are likely to have a Material Adverse Effect;

                   (ii)        As of the Closing Date, to the knowledge of the Lessee, no Environmental Claims, investigation or written inquiry exists, and the Lessee is not aware of any circumstances which would warrant or give rise to such an Environmental Claim, investigation or inquiry, with regard to the Lessee or any facility owned, leased or operated by the Lessee, under CERCLA, Environmental Laws in effect on the Closing Date that are likely to have a Material Adverse Effect;

                  (iii)        except as otherwise could not reasonably be expected to have a Material Adverse Effect, the Subject Property (including soils, surface waters, groundwaters on, at or under the Subject Property) does not contain and is not otherwise affected by, and to the Lessee’s knowledge (other than certain Hazardous Substances that previously have been cleaned up or remediated in accordance with applicable commercial laws and which do not have a Material Adverse Effect) has not previously contained or been affected by, any Hazardous Substances in amounts or concentrations which (1) constitute or constituted a violation of applicable Environmental Laws or (2) could give rise to liability or obligation under applicable Environmental Laws;

                  (iv)        except as otherwise could not reasonably be expected to have a Material Adverse Effect, the Subject Property and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there are no Hazardous Substances at, under or about the Subject Property or such operations which could reasonably be expected to interfere with the continued operation of the Subject Property;

                   (v)        except as otherwise could not reasonably be expected to have a Material Adverse Effect, the Lessee has obtained, is in compliance with, and has made all appropriate filings for issuance or renewal of, all environmental permits with respect to the Subject Property, and all such environmental permits are in full force and effect;

                  (vi)        except as otherwise could not reasonably be expected to have a Material Adverse Effect, Lessee has not received any notice of violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws, in each case, with respect to the Subject Property, nor does Lessee have knowledge or reason to believe that, any such notice has been received by Seller or will be received or is being threatened;

                 (vii)        except as otherwise could not reasonably be expected to have a Material Adverse Effect, Hazardous Substances have not been transported or disposed of from the Subject Property in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, applicable Environmental Laws, nor have any Hazardous Substances been generated, treated, stored or disposed of at, on or under the Subject Property in violation of, or in a manner which could reasonably be expected to give rise to liability under, any applicable Environmental Laws;

                (viii)        except as otherwise could not reasonably be expected to have a Material Adverse Effect, no judicial proceedings or governmental or administrative action is pending, or threatened, under any applicable Environmental Law with respect to the Subject Property, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to the Subject Property; and

                   (ix)        except as otherwise could not reasonably be expected to have a Material Adverse Effect, there has been no release, or threat of release, of Hazardous Substances at or from the Subject Property, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under applicable Environmental Laws.

                  (w)        Applicable Law.  The Subject Property and the contemplated use thereof is in material compliance with all Applicable Law (including, without limitation, all zoning and land use laws and Environmental Laws) and Insurance Requirements, except for Applicable Laws as it shall be contesting in good faith by appropriate proceedings.  There is no action, suit or proceeding (including any proceeding in condemnation or eminent domain or under any Environmental Law) pending or, to the best of its knowledge, threatened with respect to it, or the Subject Property which could reasonably be expected to have a Material Adverse Effect.

                    (x)        USA Patriot Act.  Neither Lessee nor any Subsidiary of Lessee (A) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (B) engages in any material dealings or transactions with any such Person.  Lessee and its Subsidiaries are in compliance with the USA Patriot Act.

                   (y)        Flood Hazard Area.  No portion of the Subject Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency.

                    (z)        [Intentionally Omitted].

                 (aa)        Purchase Agreement.  To Lessee’s actual knowledge, as of the Closing Date each of the representations and warranties of the Seller set forth in the Purchase Agreement is true and correct.

                 (bb)        Rights in Respect of the Subject Property.

                    (i)        The Subject Property is located in the City of Austin, Travis County, Texas.  The Subject Property and any present use and presently anticipated future use thereof by Lessee and its agents, assignees, employees, invitees, lessees, licensees and tenants comply with all Requirements of Law (including zoning and land use laws) and Insurance Requirements, except for such instances of non-compliance that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No notices, complaints or orders of violation or non-compliance or liability have been issued to the Lessee or, to the best of its knowledge, threatened by any Person with respect to the Subject Property or the present or intended future use thereof, except for such violations and instances of non-compliance as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and Lessee is not aware of any circumstances which could give rise to the issuance of any such notices, complaints or orders;

                   (ii)        The Improvements are located wholly within the boundaries of the Land (other than as indicated in the survey delivered pursuant to Section 6.1(q) hereof) and comply with applicable building restrictions and requirements, and setback and sideyard lines and will not encroach on or interfere with existing easements (whether on, above or below ground), conditions or restrictions affecting the Subject Property and that there are no encroachments (other than as indicated in the survey delivered pursuant to Section 6.1(q) hereof) from the Subject Property extending to adjacent property or from adjacent property onto the Subject Property nor are there any gaps or gores;

                  (iii)        The zoning classification applicable to the Land on which the Subject Property is located (which zoning classification and the governmental bodies have jurisdiction thereof shall be described) permits the use of the Leased Property as contemplated by the Operative Documents.  All licenses, permits and approvals necessary for the operation and use of the Leased Property have been obtained and are in full force and effect and the Subject Property and the operation of the Leased Property as contemplated by the Operative Documents will comply with all Requirements of Law in existence as of the Closing Date, except where non-compliance would not result in a Material Adverse Effect;

                  (iv)        Adequate ingress and egress to and from the Subject Property is available over dedicated and accepted public streets and rights-of-way;

                   (v)        Adequate utility facilities are available to the Subject Property over dedicated and accepted public streets and rights of way; and

                  (vi)        Any exceptions to the title of the Lessor to the Subject Property do not individually or in the aggregate materially have a Material Adverse Effect.

                 (cc)        Casualties and Condemnations.  As of the Closing Date, no Casualty has occurred and is continuing and there is no action pending or, to the best of the Lessee’s knowledge, threatened by any Governmental Authority to initiate a Condemnation.

                 (dd)        Subjection to Government Regulation.  As of the Closing Date, to the Lessee’s knowledge neither Collateral Agent nor any Participant will, solely by reason of entering into the Operative Documents or consummating the transactions contemplated thereby, (i) become subject to ongoing regulation of its operations by any Governmental Authority; or (ii) become subject to ongoing regulation of its operations by any Governmental Authority upon exercise of remedies (other than the operation of the Subject Property) under the Operative Documents or upon the expiration thereof; or (iii) be required to qualify to do business in any jurisdiction.

                 (ee)        Appraisal Data.  To the Lessee’s knowledge, the written information provided by Lessee to the Appraiser, taken as a whole, was true and correct in all material respects on the date so given and did not omit any information known and available to Lessee necessary to make the information provided not misleading.

                   (ff)        Related Agreements.  (i) Schedule I to the Deed of Trust sets forth a complete and accurate list as of the Closing Date of each Related Agreement; and

                   (ii)        Except for the agreements set forth on Schedule 8.2(ff) which may terminate, as of the Closing Date, (x) the Ground Lease and (y) except as would not have a Material Adverse Effect, each other Related Agreement and the CSC Sublease are in all material respects valid, binding and in full force and effect and are enforceable by Lessor (or with respect to the CSC Sublease, by the Lessee) against the other parties thereto in accordance with their respective terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles (whether in equity or at law).  As of the Closing Date, no party, (A) under the Ground Lease or, (B) except as would not have a Material Adverse Effect or except with regard to the agreements set forth on Schedule 8.2(ff) hereto, under any other Related Agreement or the CSC Sublease has given notice of termination of, or taken any action inconsistent with the continuation of, the Ground Lease,  any other Related Agreement or the CSC Sublease.  As of the Closing Date, none of such other parties will have any presently exercisable right to terminate the Ground Lease or, except as would not have a Material Adverse Effect or except with regard to the agreements set forth on Schedule 8.2(ff) hereto, any other Related Agreement or the CSC Sublease for any reason, including as a result of the execution, delivery or performance of the Operative Documents.

                 (gg)        Offer of Securities, Etc.  Neither the Lessee nor (assuming the accuracy of the representations of the Participants set forth in Sections 8.1(i) and 8.4(g) hereof) any Person authorized to act on its behalf has, directly or indirectly, offered to sell the Notes, the Lessor’s Interest or any other similar securities (the sale or offer of which would be integrated with the sale or offer of the Notes or the Lessor’s Interest), for sale to, or solicited any offer to acquire any of the same from, any Person other than the Participants and other “accredited investors” (as defined in Regulation D of the Securities and Exchange Act).

                 (hh)        Subleases; Assignments.  Other than the subleases that constitute Related Agreements, assignments that are referenced in the definition of Related Agreements, and the CSC Sublease, as of the Closing Date, there are no other subleases or assignments in effect with respect to the Subject Property, other than such other subleases or assignments which do not have a Material Adverse Effect.

Section 8.3. [Intentionally Omitted].

                Section 8.4.       Representations and Warranties of Lessor.  Lessor hereby represents and warrants to each of the other parties hereto as that as of the date hereof and as of the Closing Date:

                   (a)        Power and Authority.  The Lessor has the requisite power and authority to enter into and perform its obligations under the Operative Documents to which it is a party.

                   (b)        Lessor Liens.  There are no Lessor Liens attributable to Lessor on the Leased Property or the other Lessor Collateral.

                   (c)        Organization, Etc.  The Lessor is a limited liability company validly organized and existing and in good standing under the laws of the State of Delaware.

                   (d)        Investment.  The Lessor’s Interest being acquired by the Lessor as of the Closing Date is being acquired by Lessor for investment and not with a view to the resale or distribution of such interest or any part thereof, but without prejudice, however, to the right of Lessor at all times, subject to Article XII, to sell or otherwise dispose of all or any part of such interest under a registration available under the Securities Act or under an exemption from such registration available under the Securities Act, it being understood that the disposition by Lessor of the Lessor’s Interest to be purchased by Lessor shall, at all times, remain within its control, subject to Article XII.

                   (e)        Offer of Securities, Etc.  Neither the Lessor nor any Person authorized to act on its behalf has, directly or indirectly, offered to sell the Lessor’s Interest or any other similar securities (the sale or offer of which would be integrated with the sale or offer of the Lessor’s Interest), for sale to, or solicited any offer to acquire any of the same from, any Person.

                    (f)        No Registration.  The Lessor understands and acknowledges that the Lessor’s Interest has not been and will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or any other applicable exemption, that the Lessor’s Interest has not and will not be registered or qualified under the securities or “blue sky” laws of any jurisdiction, that the Lessor’s Interest may be resold or otherwise transferred only if so registered or qualified or if an exemption from registration or qualification is available, that none of the Lessee, the Lenders or the Collateral Agent is required to register the Lessor’s Interest and that any transfer must comply with the provisions of the Operative Documents relating thereto.  The Lessor will comply with all applicable federal and state securities laws in connection with any subsequent resale of the Lessor’s Interest held by it.

                   (g)        Institutional Investor.  The Lessor is a sophisticated institutional investor and an “accredited investor” as defined in paragraph (1), (2), (3) or (7) of Rule 501(a) of the Securities Act, and has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in the Lessor’s Interest and is able to bear the economic risk of such investment. The Lessor has been given such information concerning the Lessor’s Interest, the other Operative Documents, the Leased Property, the Collateral Agent, the Lenders and the Lessee as it has requested.

                   (h)        ERISA.   Lessor is not and will not be Funding the Lessor Amount with the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or a “plan” (as defined in Section 4975(e)(1) of the Code.

                    (i)        Enforceability, Etc.  Each Operative Document to which Lessor is a party constitutes the legal, valid and binding obligation of Lessor enforceable against it in accordance with the terms thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

                Section 8.5.       Representations and Warranties of Wells Fargo Bank Northwest, National Association, individually and as Collateral Agent.  Collateral Agent and Wells Fargo Bank Northwest, National Association, in its individual capacity and not in its capacity as Collateral Agent, each severally hereby represents and warrants to each of the other parties hereto that as of the date hereof and as of the Closing Date:

                   (a)        Organization and Authority.  It is duly organized as a national banking association under the laws of the United States, and has the power and authority to enter into and perform its obligations under the Operative Documents.

                   (b)        Authorization; Binding Effect.  The Operative Documents to which Collateral Agent is or will be a party have been or will be, on the date required to be delivered hereby, duly authorized, executed and delivered by the Collateral Agent.  This Participation Agreement is, and each such other Operative Document is, or, when so executed and delivered by the Collateral Agent will be, the valid, legal and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

                   (c)        Non-Contravention.  Neither the execution and delivery by the Collateral Agent of the Operative Documents to which it is or will be a party, either in its individual capacity, or as Collateral Agent, or both, nor compliance with the terms and provisions thereof, conflicts with, results in a breach of, constitutes a default under (with or without the giving of notice or lapse of time or both), or violates any of the terms, conditions or provisions of:  (i) its charter documents or bylaws; (ii) any bond, debenture, note, mortgage, indenture, agreement, lease or other instrument to which it is now a party or by which it or its property, either in its individual capacity, or as Collateral Agent, or both, is bound or affected, where such conflict, breach, default or violation would be reasonably likely to materially and adversely affect the ability of the Collateral Agent, either in its individual capacity, or as Collateral Agent, or both, to perform its obligations under any Operative Document to which it is or will be a party, either in its individual capacity, or as Collateral Agent, or both; or (iii) any of the terms, conditions or provisions of any law, rule, regulation, order, injunction or decree of any United States Governmental Authority governing the banking or trust powers of Wells Fargo Bank Northwest, National Association or Governmental Authority of the State of Utah, either in its individual capacity or as Collateral Agent, or both, where such conflict, breach, default or violation would be reasonably likely to materially and adversely affect the ability of the Collateral Agent, either in its individual capacity or as the Collateral Agent or both, to perform its obligations under any Operative Document to which it is or will be a party.

                   (d)        Absence of Litigation, etc.  There is no litigation (including derivative actions), arbitration or governmental proceedings pending or, to the best knowledge of the Collateral Agent, threatened against it which would be reasonably likely to have material adverse effect on the Collateral Agent’s ability to perform its obligations under the Operative Documents to which it is or will be a party.

                   (e)        Governmental Actions.  No action, consent or approval of, registration or filing with or any other action by any United States Governmental Authority governing the banking or trust powers of Wells Fargo Bank Northwest, National Association, is or will be required for the execution, delivery or performance by the Collateral Agent of the Operative Documents to which it is a party, either in its individual capacity or as the Collateral Agent or both or in connection with the Overall Transaction, except those which have been made or obtained or will be obtained on a timely basis in the ordinary course of the Collateral Agent’s business, and which are and shall remain in full force and effect.

ARTICLE IX

COVENANTS OF LESSEE

                Section 9.1.       Lessee Covenants.  The Lessee covenants that, until such time as the earlier to occur of the date when:  (i) the Lease Balance has been paid in full or (ii) Lessee returns the Leased Property to the Lessor pursuant to Section 20.3 of the Lease, the Lessee will comply with the following provisions:

                   (a)        Statutory Compliance.  Lessee will comply in all material respects with all valid and applicable statutes, laws, ordinances, zoning and building codes and other rules and regulations of the United States of America, of the states and territories thereof and their counties, municipalities and other subdivisions and of any foreign country or other jurisdictions applicable to such Person, unless failure to comply would not have a Material Adverse Effect.

                   (b)        [Intentionally Omitted].

                   (c)        Fiscal Year, Financial Statements Etc.

                    (i)        Date of Annual Financial Statements.  The annual financial statements of the Lessee will be dated as of December 31 if such date occurs on a Saturday or, if not, as of the Saturday nearest to December 31 in each year, unless Lessee changes its fiscal year.

                   (ii)        Annual Financial Statements; Compliance Certificate.  The Lessee will furnish to each Participant and the Collateral Agent as soon as available, and in any event within 90 days after the end of each fiscal year, the consolidated balance sheets and statements of income, stockholders’ equity and cash flows of the Lessee as at the end of such fiscal year (in reasonable detail), setting forth in comparative form the corresponding figures for the previous fiscal year and accompanied by (A) a report of independent certified public accountants of recognized national standing which are acting as the Lessee’s auditors stating that such financial statements have been prepared in accordance with GAAP and fairly present the consolidated financial position and results of operations of the Lessee as at the end of and for such fiscal year, and without an explanatory paragraph for a going concern uncertainty (provided that so long as the Lessee is a reporting company under the Securities Exchange Act of 1934, as amended, the Participants shall be deemed to have been furnished the foregoing financial statements to the extent such financial statements are posted within such time period on EDGAR) and (B) a certificate of the Lessee signed by a Financial Officer to the effect that the Financial Officer has no knowledge of any Default or Event of Default, or if such Financial Officer has such knowledge, specifying such Default or Event of Default and the nature thereof, and what action the Lessee has taken, are taking or propose to take with respect thereto, together with a schedule, in form reasonably satisfactory to the Participants, of the computations used by the Lessee in determining compliance with the covenants contained in Sections 9.1(p) and (q).

                  (iii)        Quarterly Financial Statements; Compliance Certificate.  The Lessee will furnish to each Participant and the Collateral Agent as soon as available and, in any event, within 45 days after the end of each of the first three fiscal quarters of the Lessee, the internally prepared consolidated balance sheets and statements of income and cash flows of the Lessee as of the end of such fiscal quarter, in all comparative form (provided that so long as the Lessee is a reporting company under the Securities Exchange Act of 1934, as amended, the Participants shall be deemed to have been furnished the foregoing financial statements to the extent such financial statements are posted within such time period on EDGAR) accompanied by a certificate of the Lessee signed by a Financial Officer to the effect that such financial statements have been prepared in accordance with GAAP (subject to normal year-end adjustments), together with a schedule in form reasonably satisfactory to the Participants, of the computations by the Lessee in determining compliance with the covenants contained in Sections 9.1(p) and (q).

                  (iv)        Notice of Litigation, Defaults, Etc.  The Lessee will, subject to Section 16.15, (A) promptly furnish to each Participant written notice of any litigation or any administrative or arbitration proceeding (x) which creates a material risk of resulting, after giving effect to any applicable insurance, in the payment by Lessee of more than $20,000,000, or (y) which has, or creates a material risk of having, a Material Adverse Effect and (B) promptly, and in any event within ten (10) Business Days of a Responsible Officer acquiring knowledge thereof, notify each Participant in writing of the existence of any Default or Event of Default, specifying the nature thereof and what action the Lessee has taken, is taking or propose to take with respect thereto.

                   (v)        Other Information.  The Lessee will maintain accurate books, accounts and records of the financial affairs of the Lessee and its Subsidiaries sufficient to permit the preparation of financial statements therefrom in accordance with GAAP and will prepare all financial statements required hereunder in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction thereof.  The Lessee will provide copies to each Participant, promptly after the sending, making available or filing of all reports and financial statements which the Lessee sends or makes available to its stockholders, and all registration statements and amendments thereto, and all reports on Form 8-K or any similar form hereafter in use which the Lessee files with the Securities and Exchange Commission; provided that so long as the Lessee is a reporting company under the Securities and Exchange Act of 1934, as amended, the Participants shall be deemed to have been furnished with the foregoing reports, financial statements, registration statements and amendments thereto, reports on Form 8-K or any similar form to the extent such documents are posted within such time period on EDGAR.

At any time (i) the Lessee ceases to be a reporting company under the Securities and Exchange Act of 1934, as amended, or (ii) an Event of Default has occurred or is continuing, (A) from time to time at reasonable intervals upon the request of any authorized officer of any Participant and subject to Section 16.15, Lessee will furnish to each Participant such other information regarding the business, assets, financial condition, income or prospects of the Lessee as such officer may reasonably request and (B) subject to Section 16.15, Lessee will permit, representatives and independent contractors of the Collateral Agent or any Participant to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Lessee and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Lessee, in each case at the expense of Lessee at any time during normal business hours and without advance notice.

                   (d)        Transactions with Affiliates.  Lessee will not effect any transaction with any of its respective Affiliates on a basis less favorable to Lessee than would be the case if such transaction had been effected with a non-Affiliate.

                   (e)        Environmental Laws.

                   (1)        Compliance with Law and Permits.  Lessee will use and operate the Subject Property in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Substances in compliance with all applicable Environmental Laws, other than an immaterial violation of which could not reasonably be expected to have a Material Adverse Effect.

                   (2)        Notice of Claims, Etc.  Lessee will immediately notify each Participant, and provide copies upon receipt, of all written material claims, complaints, notices or inquiries from governmental authorities received by Lessee relating to the condition of the Subject Property or compliance with Environmental Laws.  The Lessee will promptly cure and diligently defend any actions and proceedings relating to compliance of the Subject Property with Environmental Laws by the Lessee.

                    (f)        Payment of Taxes, Etc.  Lessee will file all tax returns required to be filed in any jurisdiction and pay and discharge, before the same become delinquent, (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors, no payment will be required if such Tax, assessment, charge, levy or claim is being contested in good faith and by proper proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof) or where the failure to file any such return or make such payment would not have a Material Adverse Effect.

                   (g)        Preservation of Existence, Etc.  Lessee will preserve and maintain (i) its existence, good standing, legal structure and state of incorporation necessary or desirable in the normal conduct of its business and (ii) except as could not be reasonably expected to have a Material Adverse Effect, its rights (charter and statutory), permits, licenses, approvals, privileges and franchises.

                   (h)        Compliance with Terms of Related Agreements the CSC Sublease and Fifth Floor Sublease; Notices.  (i) Lessee, on behalf of Lessor, will be responsible for and comply with and perform all obligations, agreements and covenants of Lessor set forth in the Related Agreements or as may otherwise be required to be performed by Lessor with respect to the Subject Property, the CSC Sublease (to the extent, if at all, that Lessor has any obligations thereunder), any Fifth Floor Sublease (to the extent, if at all, that Lessor has any obligations thereunder), pursuant to Applicable Law, Governmental Actions or third parties with respect to the property subject thereto, including without limitation, the payment of all rents and any other amounts payable by the Lessor thereunder and (ii) upon receipt thereof, Lessee will promptly provide each Participant with copies of any and all (x) notices of default, (y) notices of termination and (z) any other information that could reasonably be expected to have a Material Adverse Effect, in each case, received by Lessee under any of the Related Agreements, the CSC Sublease or any Fifth Floor Sublease.

                    (i)        Use of Proceeds.  Lessee will use the proceeds of the Advance hereunder exclusively for the purposes set forth herein and as described in the Advance Request.

                    (j)        Changes in Accounting.  Lessee will not make any material change in accounting treatment or reporting practices, except as required or permitted by GAAP.

                   (k)        [Intentionally Omitted].

                    (l)        [Intentionally Omitted].

                  (m)        Compliance with ERISA; Notices.  (i) Lessee will, and shall cause each ERISA Group Person to: (A) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (B) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (C) make all required contributions to any Plan subject to Section 412 of the Code; and

                   (ii)        As soon as possible and in any event within 30 days after receipt thereof by any Lessee or, to the extent Lessee has knowledge thereof, by any ERISA Group Person, the Lessee will deliver to each Participant copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer a Plan.  As soon as possible and in event within 30 days after receipt thereof by Lessee or, to the extent Lessee has knowledge thereof, by any ERISA Group Person from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of withdrawal liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan, or (C) the amount of liability incurred, or that may be incurred, by Lessee or ERISA Group Person in connection with any event described in clause (A) or (B).

                   (n)        [Intentionally Omitted].

                   (o)        Consolidation and Merger.  The Lessee will not merge, consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this clause (k), if after giving effect to a merger or consolidation no Default or Event of Default exists, the Lessee may merge or consolidate with any other Person if either (A) the Lessee shall be the continuing or surviving corporation or (B) the Lessee shall not be the continuing or surviving corporation and the corporation or other legal entity so continuing or surviving (x) is a corporation or other legal entity organized and duly existing under the law of any state of the United States and (y) executes and delivers to the Collateral Agent and the Participants an instrument in form and substance reasonably satisfactory to the Required Participants pursuant to which it expressly assumes all of the obligations of the Lessee under the Operative Documents, and procures for the Collateral Agent and each Participant an opinion in form reasonably satisfactory to the Required Participants and from counsel reasonably satisfactory to the Required Participants in respect of the due authorization, execution, delivery and enforceability of such instrument.

                   (p)        Cash.  Lessee will not permit its Cash on a consolidated basis at any time to be less than $75,000,000.

                   (q)        Funded Debt to EBITDAR.  If the Lessee’s Cash on a consolidated basis is less than $150,000,000 then the Lessee will maintain on a consolidated basis as of the last day of each fiscal quarter a ratio of Funded Debt to EBITDAR for the four consecutive fiscal quarters ended as of such day of not more than 2.00 to 1.00.

ARTICLE X

OTHER COVENANTS AND AGREEMENTS

              Section 10.1.       Covenants of the Participants and the Collateral Agent.

                (a)       Lessor Liens.  Each of the Participants (severally and not jointly with any other Participants) and the Collateral Agent hereby agrees that so long as this Participation Agreement is in effect it:

                    (i)        will not create, incur, assume or suffer to exist any Lessor Lien attributable to it upon the Lease or the Leased Property (other than as contemplated by any of the Operative Documents); and

                   (ii)        will remove any Lessor Lien created or incurred by it and use its best efforts to remove any Lessor Lien attributable to it assumed or suffered to exist by it upon the Lease or the Leased Property (other than the Liens of the Security Instruments and such other Liens as are contemplated by any of the Operative Documents); provided, however, that any action taken pursuant to this clause (ii) shall not limit the Lessee’s rights or remedies under any of the Operative Documents.

                (b)       Acceptance of Provisions of Lease.  The Participants and the Collateral Agent hereby acknowledge and accept the terms of the Lease, including the provisions of Sections 15.2, 19.1, 19.2 and 20.1 of the Lease.

                (c)       Depreciation.  With respect to any taxable year or portion thereof, prior to the Expiration Date, neither the Lessor nor any Lender shall claim any federal or state or local tax attributes or benefits (including depreciation) relating to the Subject Property, the CSC Sublease, any Fifth Floor Sublease or any Modifications or otherwise claim ownership of the Subject Property, the CSC Sublease, any Fifth Floor Sublease or any Modifications for federal, state or local tax purposes unless required to do so by an appropriate taxing authority or after a clearly applicable change in Applicable Laws or as a protective response to a proposed adjustment by a Governmental Authority; provided, however, that if an appropriate taxing authority shall require Lessor or any Lender to claim any such federal or state tax attributes or benefits or if it proposes to claim any such federal or state tax attributes or benefits as a protective response, such Person shall promptly notify Lessee thereof and shall permit Lessee to contest such requirement in a manner similar to the contest rights provided in, and subject to any applicable limitation to a contest contained in, Section 13.4(b).

                (d)       Insolvency Proceedings.  Each of the Lenders, Lessor and Collateral Agent, in its individual capacity, the Lessee covenants as to itself, not jointly with any other Person, that it shall not (i) commence or join in any action, proceeding or other case with respect to the Lessor under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, winding up, liquidation, dissolution, composition or other relief with respect to indebtedness, (ii) seek appointment of a receiver, trustee, custodian or other similar official with respect to the Lessor and for all or any substantial benefit of the creditors of the Lessor, or (iii) take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in this Section 10.1(d), except in each case, as expressly permitted pursuant to the Loan Agreement upon the occurrence of a Loan Agreement Event of Default.

                (e)       Release of Documents.  The Collateral Agent hereby agrees that, upon a sale of the Subject Property, the CSC Sublease and any Fifth Floor Sublease pursuant to Sections 15.1, 16.2, 18.1 or 20.1 of the Lease, payment of all amounts due and owing from the Lessee under the Operative Documents or repayment in full of all Loans and Lessor Amount and all other amounts due and owing from Lessee under the Operative Documents to Collateral Agent and the Participants, the Collateral Agent shall execute and deliver to the Lessee a release of any Security Instrument, and releases of all other Liens created by the Operative Documents, and termination statements for any financing statements relating to the Subject Property, the CSC Sublease, any Fifth Floor Sublease or any of the Lessor Collateral which are then of record naming the Collateral Agent as secured party or assignee thereof.

                 (f)       Release of Liens.  Collateral Agent hereby agrees with the Lessee (so long as no Event of Default shall have occurred and be continuing) and the Lenders, except as otherwise expressly authorized or otherwise permitted under the Operative Documents, not to release the Lien of any of the Security Instruments on the Lessor Collateral.

                (g)       Requested Information.  From time to time at Lessee’s request, Lessor shall provide Lessee with information similar to the information provided by Lessor to Lessee on or before the Closing Date with respect to ownership and control of the Lessor.

ARTICLE XI

LESSEE’S RIGHT OF QUIET ENJOYMENT

Notwithstanding anything contained herein to the contrary, the provisions of Section 4.1 of the Lease shall be applicable to the Participants and Collateral Agent under this Participation Agreement and each Participant and Collateral Agent hereby agrees to be bound by the provisions of such Section 4.1 of the Lease and to recognize the Lessee’s rights to purchase the Subject Property as set forth in the Lease.

ARTICLE XII

TRANSFERS OF PARTICIPANTS’ INTERESTS

              Section 12.1.       Assignments.  (a) All or any part of the interest of any Lender in, to or under this Participation Agreement, the other Operative Documents, the Leased Property and its Notes, Loans and Commitment may be sold, assigned or transferred by such Lender at any time to any Person; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all such rights and obligations being assigned, (ii) unless both parties to the assignment are Participants immediately prior to giving effect to the assignment, the amount of the Commitment of the assigning Lenders being assigned pursuant to each such assignment shall not be less than $1,000,000 (or if less, the entire amount of such Lender’s Commitment) and shall be an integral multiple of $100,000 (or such Lender’s entire Commitment), (iii) each such assignment shall be to an Eligible Assignee, (iv) the Lessor shall have received from the assignee/transferee or the assignor/transferor a transfer fee in the amount of $1,500, (v) each assignee or transferee shall have complied, as of the date of the transfer or assignment, with the delivery requirements of Section 12.3(a), and (vi) each assignee or transferee shall (A) acknowledge in writing, addressed and delivered to each of the parties to this Participation Agreement, that the obligations otherwise to be performed by the assignor or transferor from and after the date of such transfer or assignment under this Participation Agreement and all other Operative Documents are its obligations, including the obligations imposed by this Section 12.1(a) (and the transferor and transferee Lender shall deliver to the Lessee, the Collateral Agent and the Lessor an Assignment Agreement, in substantially the form of Exhibit D, executed by the assignee or transferee) and (B) represent and warrant to Collateral Agent, each Participant and the Lessee in writing each of the representations and warranties as set forth in Section 8.1 and that:

                  (w)        it has the requisite power and authority to accept such assignment or transfer and to engage in the Overall Transaction;

                    (x)        it will not take any action with respect to such Note that would violate any applicable securities laws;

                   (y)        it will not assign or transfer any interest in its Note except in compliance with this Section 12.1; and

                    (z)        it will not transfer any Note unless the proposed transferee makes the foregoing representations and covenants.

Any transfer or assignment made in violation of the above requirements shall not be effective against the other parties to this Participation Agreement until such requirements are satisfied.  Lessee shall not be responsible for any costs or expenses in connection with any such sale, assignment or other transfer.

                (b)       Lessor may sell, assign or transfer all, but not less than all, of the Lessor’s Interest at any time to any Person; provided, however, that (i) each such assignment shall be to an Eligible Assignee, (ii) the Lessor shall give the Lessee, Collateral Agent and the Lenders at least thirty (30) days’ prior written notice of such transfer, which notice shall be conspicuously captioned “NOTICE OF TRANSFER: URGENT ATTENTION REQUIRED.  YOUR FAILURE TO RESPOND TO THIS NOTICE IN A TIMELY MANNER MAY RESULT IN A TRANSFER OF THE LESSOR’S INTEREST IN THE SUBJECT PROPERTY WITHOUT YOUR CONSENT”, shall make specific reference to the Lease and this Section 12.1(b) in particular and shall include the name of the assignee or transferee, (iii) each assignee or transferee shall have complied with the delivery requirements of Section 12.3(a), and (iv) each assignee or transferee shall (A) acknowledge in writing, addressed and delivered to each of the parties to this Participation Agreement, that the obligations otherwise to be performed by the assignor or transferor from and after the date of such transfer or assignment under this Participation Agreement and all other Operative Documents are its obligations, including the obligations imposed by this Section 12.1(b) (and the transferor and transferee shall deliver to the Lessee and Collateral Agent an Assignment and Assumption Agreement in the form of Exhibit D, executed by the assignee or transferee) and (B) further represent and warrant to the Lessee, the Collateral Agent and each Participant in writing each of the representations and warranties as set forth in Section 8.4 and that:

                  (w)        it meets the criteria of an Eligible Assignee, and it has the requisite power and authority to accept such assignment or transfer and to engage in the Overall Transaction;

                    (x)        it will not take any action with respect to its Lessor’s Interest that would violate any applicable securities laws;

                   (y)        it will not assign or transfer its Lessor’s Interest except in compliance with this Section 12.1(b); and

                    (z)        it will not transfer its Lessor’s Interest unless the proposed transferee makes the foregoing representations and covenants.

Notwithstanding anything contained in the foregoing to the contrary, so long as no Event of Default exists, such assignment shall not be made if (1) in the reasonable opinion of Lessee, such assignment would cause Lessee to be required to cease reporting this Lease as an operating lease in Lessee’s financial statements and (2) Lessee provides the Collateral Agent and the Participants written notice of such determination within ten (10) Business Days of (A) Lessee’s receipt of the notice described in clauses (b)(ii) above and (B) Lessee’s receipt of all information needed regarding the proposed assignee as may be reasonably requested by Lessee or Lessee’s independent public accountants, which request shall be made within 10 Business Days after Lessee’s receipt of the notice described in clause (b)(ii) above.  In the event Lessee has objected in writing to the proposed assignee above, Lessee hereby agrees to cooperate with Lessor to restructure the proposed assignment or find a replacement assignee which shall be an Eligible Assignee and which shall comply with the terms and conditions set forth above and to which Lessee shall not have objected in writing pursuant to the terms hereof.   The parties hereto and any such assignee will execute such documents and make such filings and recordings as are reasonably requested by the Lessor or the Collateral Agent to maintain the interests of the parties, preserve, protect and perfect the interest of Collateral Agent and Lessor in the Leased Property, the Lessor Collateral and the Lessee Collateral and/or any Participant’s rights under this Participation Agreement and the other Operative Documents.  Notwithstanding any of the foregoing, Lessor shall at all times be permitted, without the consent of Lessee, to transfer the Lessor’s Interest to an Eligible Assignee to effectuate compliance with any law, rule, regulation or order issued by any federal or state regulatory authority having jurisdiction over the Lessor (other than any such law, rule, regulation or order that was published and effective prior to February 1, 2008).  In such event, Lessor shall, to the extent possible in Lessor’s sole good faith judgment, notify Lessee of such proposed transfer and shall, to the extent possible in Lessor’s sole good faith, judgment, work in good faith with Lessee to cause the Lessor’s Interest to be transferred to an Eligible Assignee in a manner such that, to the extent possible in Lessee’s sole good faith judgment, Lessee shall not be required to cease reporting the Lease as an operating lease.

Any transfer or assignment made in violation of the above requirements shall not be effective against the other parties to this Participation Agreement until such requirements are satisfied.

              Section 12.2.       Participations.  Any Lender may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a “Sub-Participant”) participating interests in all or a portion of its rights and obligations under this Participation Agreement, the other Operative Documents and its Notes (including, without limitation, all or portion of the Rent owing to it); provided, however, that:

                   (a)        no participation contemplated in this Section 12.2 shall relieve such Lender from its obligations hereunder or under any other Operative Document;

                   (b)        such Lender shall remain solely responsible for the performance of its obligations hereunder and under any Operative Document;

                   (c)        the Lessee, the Lessor and the Collateral Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Participation Agreement and each of the other Operative Documents;

                   (d)        each such Sub-Participant will make representations and warranties to the Participant that are consistent with Section 8.1, mutatis mutandis;

                   (e)        no Sub-Participant, unless such Sub-Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Operative Document, except for matters requiring consent of all Participants; and

                    (f)        the Lessee shall not be required to pay any amount under this Participation Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold.

              Section 12.3.       Withholding Taxes; Disclosure of Information; Pledge Under Regulation A.  (a) If any Participant or any assignee of, or Sub-Participant in, any Funding each such assignee or Sub-Participant, a “Transferee”) is organized under the laws of any jurisdiction other than the United States or any State thereof, then such Lessor, Lender or Transferee, as applicable, shall (as a condition precedent to acquiring or participating in any Funding) (i) furnish to the Collateral Agent and the Lessee (unless such Participant or Transferee is unable to so furnish due to a Change in Law, first effective after such Participant or Transferee becomes a Participant or Transferee, as applicable) in duplicate, for each taxable year of such Participant or Transferee during the Term, a properly completed and executed copy of either Internal Revenue Service Form W-8 ECI or Internal Revenue Service Form W-8 BEN and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States withholding taxes on all payments hereunder, and (ii) provide to the Lessor, the Collateral Agent and the Lessee a new Internal Revenue Service Form W-8 ECI or Internal Revenue Service Form W-8 BEN and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any such additional form (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Participant or Transferee, and to comply at all times such Participant or Transferee shall beneficially own a Note or Lessor’s Interest with all applicable United States laws and regulations and all provisions of any applicable tax treaty with regard to such withholding tax exemption unless any Change in Law has occurred subsequent to the date such Participant or Transferee became a Participant or Transferee as applicable and prior to the date on which any such delivery otherwise would be required which renders such form inapplicable or which would prevent such Participant or Transferee from duly completing and delivering any such forms and such Lender or Transferee so advises the Lessee; provided, however, that if Lessor or any Participant or Transferee is not the beneficial owner of a payment, as defined in Treasury Regulation §1.1441-1(c)(6), and therefore is unable to provide a Form W-8BEN or W-8ECI, then such Person may provide (i) one duly completed and executed copy of Internal Service Form W-8IMY (in lieu of the Form W-8BEN or W-8ECI), and all additional forms or certifications, as provided in Treasury Regulation §1.1441-1(e)(3), required to be attached to such Form W-8IMY, necessary to establish that such party is entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes, and (ii) any other form for other taxing jurisdictions confirming that such Person is exempt from withholding from such jurisdiction.

By its acceptance of a participation or assignment of a Participant’s Note or Lessor’s Interest, each Transferee shall be deemed bound by the provisions set forth in this Article XII. Notwithstanding anything to the contrary in the Operative Documents, the Lessee shall not be required to gross-up any payment for withholding taxes imposed on any Tax Indemnitee which has failed to comply with its obligations under this Section 12.3 if such compliance would have avoided such withholding taxes, and the Lessee shall be entitled to withhold from any payments to such Tax Indemnitee under this Participation Agreement or any other Operative Document such amounts of withholding taxes as may be required by law to be withheld.

                (b)       Anything in this Article XII to the contrary notwithstanding, any Participant may, without the consent of the Lessee, assign and pledge all or any portion of the Notes or Lessor’s Interest held by it to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board.

              Section 12.4.       Lessee Directions.  Each of the Participants and the Lessee hereby agree that:

                   (a)        the Lessee shall have the right to replace any Participant (i) with respect to which, (A) the right to pay Interest or Yield by reference to the LIBO Rate shall be suspended under Section 15.1 or 15.2, or (B) there are or would be any claim to reimbursement or compensation under Section 15.3 or 15.5 or (ii) that fails to consent to any amendment, extension or waiver requested by Lessee, in each case with an Eligible Assignee selected by the Lessee and reasonably acceptable to the Collateral Agent and which Eligible Assignee shall comply with the terms of clause (vi) of Section 12.1(a) or clause (iv) of Section 12.1(b), as applicable;

                   (b)        the Lessee shall have the exclusive right to exercise the right under Section 12.4(a) above upon not less than three (3) Business Days’ prior written notice from the Lessee to the Collateral Agent and each Participant; and

                   (c)        the Collateral Agent and each Participant hereby agree to cooperate with the  Lessee, at Lessee’s sole cost and expense in Lessee’s efforts to arrange one or more replacement Participants as contemplated by Section 12.4(a).

ARTICLE XIII

INDEMNIFICATION

              Section 13.1.       Indemnification.

                (a)       General Indemnification.  Subject to Sections 13.1(b) and 13.3, whether or not any of the transactions contemplated hereby shall be consummated, Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect, defend, save and keep harmless each General Indemnitee on an After Tax Basis from and against any and all Claims that may be imposed on, incurred by or asserted against such General Indemnitee (whether because of action or omission by such General Indemnitee), whether or not such Claim is covered by any other indemnification under this Article XIII or such General Indemnitee shall also be indemnified as to any such Claim by any other Person, and whether or not such Claim arises or accrues after the Expiration Date, in each case under this Section 13.1(a), arising out of or in any way relating to:

                    (i)        any of the Operative Documents, any of the transactions contemplated thereby or any investigation, litigation or proceeding in connection therewith, and any amendment, modification or waiver in respect thereof;

                   (ii)        the Subject Property, the CSC Sublease, any Fifth Floor Sublease, or any part thereof or interest therein;

                  (iii)        the purchase, manufacturing, mortgaging, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, use, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer of title, redelivery, use, financing, refinancing, operation, condition, sale (including, without limitation, any sale or other transfer pursuant to Section 15.1, 16.2, 18.1 or 18.2 of the Lease or any sale or transfer pursuant to Articles XX or XXI of the Lease), return or other disposition of all or any part of any interest in the Subject Property, the CSC Sublease or any Fifth Floor Sublease or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon, including, without limitation:  (A) Claims or penalties arising under any agreements or obligations from any violation of law or in tort (strict liability or otherwise) by Lessee, Collateral Agent, Lessor, any Lender or any other Person or with respect to the use, ownership, possession, operation or maintenance of the Subject Property, the CSC Sublease or any Fifth Floor Sublease, (B) any Claim resulting from or related to latent or other defects, whether or not discoverable relating to the Subject Property, the CSC Sublease or any Fifth Floor Sublease, (C) any Claim resulting from or related to the purchase, acquisition, lease or transfer of the Subject Property, the CSC Sublease or any Fifth Floor Sublease, (D) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Subject Property, the CSC Sublease or any Fifth Floor Sublease, or (E) the making of any Modifications in violation of any standards imposed by any insurance policies required to be maintained by the Lessee pursuant to the Lease which are in effect at any time with respect to the Subject Property, the CSC Sublease, any Fifth Floor Sublease or any part thereof;

                  (iv)        the offer, issuance, sale, transfer or delivery of the Notes or Lessor’s Interest in accordance with the terms of the Participation Agreement;

                   (v)        the breach by Lessee of any representation or warranty made by it in any Operative Document or any certificate delivered by it with respect to any agreement relating thereto;

                  (vi)        the transactions contemplated hereby or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code;

                 (vii)        the retaining or employment of any broker, finder or financial advisor by the Lessee to act on its behalf in connection with this Participation Agreement; or

                (viii)        any other agreement entered into or assumed by Lessee or its Affiliate in connection with the Subject Property, the CSC Sublease or any Fifth Floor Sublease (including, in connection with each of the matters described in this Section 13.1 to which this indemnity shall apply, matters based on or arising from the negligence of any General Indemnitee).

It is expressly understood and agreed that the indemnities provided for herein shall, except as otherwise provided in Section 13.1(b), survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document.

                (b)       Exclusions from Indemnities.  Notwithstanding the foregoing provisions of this Article XIII, Lessee shall not be obligated to indemnify a General Indemnitee under Section 13.1(a) for any Claim to the extent that such Claim is attributable to: (i) acts, events or circumstances occurring after (but only to the extent not attributable to or constituting acts, events or circumstances occurring prior to), (A) the expiration or earlier termination of the Lease and (B) delivery of possession of the Subject Property to Lessor pursuant to Article XX of the Lease or, solely with respect to a Limited Recourse Event of Default, Article XVI of the Lease, or to a third party; (ii) criminal acts of such Indemnitee or the gross negligence or willful misconduct of such Indemnitee, provided that a default under, or the failure of Lessor to perform any obligation, covenant or agreement in, any Related Agreement, the CSC Sublease or any Fifth Floor Sublease or otherwise required by Applicable Law, Governmental Action or third parties with respect to the Subject Property, the CSC Sublease or any Fifth Floor Sublease shall not be deemed gross negligence or willful misconduct; (iii) any Claim resulting from the imposition of any Lessor Lien which such Indemnitee is responsible for discharging under the Operative Documents; (iv) any Claim for Taxes or Impositions other than those relating to a Claim of the type described at clause (iv) of Section 13.1(a) above or the obligation of Lessee to pay amounts under this Section 13.1 on an After Tax Basis (it being understood that Claims for Taxes or Impositions are dealt with in Sections 13.4, 13.5 and 15.3 and in such provisions as require payments by Lessee to be made on an After Tax Basis); (v) in the event that the Lessee has exercised the Sale Option in accordance with Article XX of the Lease or Lessor or the Collateral Agent has exercised remedies under Section 16.2 of the Lease solely as a result of a Limited Recourse Event of Default, any Claim for the costs of selling or marketing the Subject Property, the CSC Sublease and any Fifth Floor Sublease in excess of the amount of such costs Lessee would be obligated to pay under the Lease in connection with the exercise of the Sale Option and (vi) breach by such General Indemnitee of its representations and warranties in Section 8.1 or 8.4, as the case may be, or the breach by such General Indemnitee of its covenants as set forth in this Participation Agreement or the Lease, or any SNDA to which it is a party; provided, however, that nothing in the foregoing clauses (i) through (v) shall be deemed to exclude or limit any remedy under or right to damages pursuant to Article XVI of the Lease.

              Section 13.2.       End of Term Indemnity.  In the event that (a) Lessee elects the Sale Option; and (b) after paying to Collateral Agent or Lessor, as the case may be, for the benefit of the Participants, any amounts due under Articles XX, XXI and XXII of the Lease, the Lease Balance shall not have been reduced to zero, then Lessee shall deliver a report from neutral MAI appraiser selected by the Lessor having at least five (5) years of experience in the appraisal of commercial properties comparable to the Leased Property.  The report shall be in form and substance satisfactory to the Lessor.  The appraisal shall use customary and usual appraisal methods to determine the Fair Market Value of the Leased Property as of the Expiration Date (the “Expiration Date Fair Market Value”).  If the appraiser concludes in his or her professional judgment that the reasons for the Expiration Date Fair Market Value of the Leased Property being less than the Fair Market Value as of the date of the Appraisal were due to any of the following events, circumstances or conditions, then Lessee shall promptly pay over to Collateral Agent or Lessor, as the case may be, any amount by which the Fair Market Value of the Leased Property as specified in the Appraisal exceeds the Expiration Date Fair Market Value to the extent attributable to any of the following events:  (i) excessive use of the Leased Property; (ii) the failure to maintain the Leased Property as required by the Lease and the other Operative Documents, and in at least as good a condition as it was as of the commencement of the Term, ordinary wear and tear excepted; (iii) any Modification to or restoration or rebuilding of the Leased Property, whether or not permitted pursuant to the Operative Documents, except for Required Modifications performed in accordance with Article X of the Lease; (iv) the existence on or before the Expiration Date of any adverse environmental condition at or affecting the Leased Property; or (v) any other cause or condition within the power of Lessee or any Affiliate to control or affect, other than ordinary wear and tear.

              Section 13.3.       Proceedings in Respect of Claims.  With respect to any amount that the Lessee is requested by an Indemnitee to pay by reason of Section 13.1(a) or 13.2, such Indemnitee shall, if so requested by the Lessee and prior to any payment, submit such additional information to the Lessee as Lessee may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment.

In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall, within a reasonable period notify the Lessee in writing of the commencement thereof provided that failure to notify Lessee shall not alter such Indemnitee’s rights under this Section 13.3, except to the extent such failure precludes or materially impairs Lessee’s ability to conduct a defense, and the Lessee shall be entitled, at its expense, to participate in, and, to the extent that the Lessee desires to, assume and control the defense thereof through its own counsel, which shall be subject to the reasonable approval of the Indemnitee; provided, however, that the Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnitee in respect of such action, suit or proceeding and, at the request of the Indemnitee, provide an indemnity and, if requested by such Indemnitee, collateral security, reasonably satisfactory to the Indemnitee, and, the Lessee shall keep such Indemnitee fully apprised of the status of such action, suit or proceeding and shall provide such Indemnitee with all information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request.  Lessee must indicate its election to assume such defense by written notice to the Indemnitee within 90 days following receipt of Indemnitee’s notice of the Claim, or in the case of a third party claim which requires a shorter time for response then within such shorter period as specified in the Indemnitee’s notice of Claim, provided that such Indemnitee has given Lessee notice thereof.  Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any risk of imposition of criminal liability or any material risk of imposition of material civil liability on such Indemnitee or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Leased Property unless, in the case of civil liability, the Lessee shall have posted a bond or other security reasonably satisfactory to the relevant Indemnitees in respect to such risk or (y) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Indemnitee have been unable to sever from the indemnified Claim(s), or (C) an Event of Default has occurred and is continuing.  The Indemnitee may participate in a reasonable manner  at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing.  The Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.2, as applicable, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed in the case of a money settlement not involving an admission of liability of such Indemnitee.

The party controlling the defense shall consult in good faith with the other party and its counsel with respect to the defense and shall keep the non-controlling party reasonably informed as to the progress of the defense.  Each Indemnitee shall supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by Section 13.1 or 13.2, as applicable, and Lessee shall reimburse the Indemnitee for the reasonable out-of-pocket expenses of supplying such information and documents.  Except during the occurrence of an Event of Default where Lessee shall have failed to provide indemnity and, if requested by an Indemnitee, collateral security, both in form, substance and in such amounts reasonably satisfactory to each Indemnitee, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.2, as applicable, without the prior written consent of the Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 13.1 or 13.2, as applicable, with respect to such Claim, does not admit any criminal liability or civil liability on behalf of the Lessee in connection with such Claim, and uses reasonable efforts to advise the Lessee on the status of proceedings from time to time during the pendency of such Claim.

Upon payment in full or other satisfaction of any Claim by the Lessee pursuant to Section 13.1 or 13.2, as applicable, to or on behalf of an Indemnitee, the Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise cooperate with the Lessee and give such further assurances as are necessary or advisable to enable the Lessee vigorously to pursue such claims.

Any amount payable to an Indemnitee pursuant to Section 13.1 or 13.2 shall be paid to such Indemnitee promptly upon receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

              Section 13.4.       General Tax Indemnity.

                (a)       Indemnification.  Without limitation on the rights of any Tax Indemnitee under any other indemnification provision of this Article XIII, the Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Subject Property, the CSC Sublease and any Fifth Floor Sublease and all Tax Indemnitees, and hold it and them harmless against, all Impositions relating to the Subject Property, the CSC Sublease, any Fifth Floor Sublease or the Overall Transaction on an After Tax Basis.

                (b)       Contests.  If any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Imposition as to which the Lessee may have an indemnity obligation pursuant to this Section 13.4, or if any Tax Indemnitee shall determine that any Imposition for which the Lessee may have an indemnity obligation pursuant to this Section 13.4 may be payable, such Tax Indemnitee shall promptly and in any event, within 30 days after a Responsible Officer of such Tax Indemnitee has actual knowledge thereof notify the Lessee in writing provided that failure to so notify the Lessee within 30 days after a Responsible Officer of such Tax Indemnitee has actual knowledge thereof shall not alter such Tax Indemnitee’s rights under this Section 13.4, except to the extent such failure precludes or materially adversely affects the ability to conduct a contest of any indemnified Taxes) and shall not take any action with respect to such claim, proceeding or Imposition without the written consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for 30 days after the receipt of such notice by the Lessee; provided, however, that in the case of any such claim or proceeding, if such Tax Indemnitee shall be required by law or regulation to take action prior to the end of such 30-day period, such Tax Indemnitee shall in such notice to the Lessee, so inform the Lessee, and such Tax Indemnitee shall not take any action with respect to such claim, proceeding or Imposition without the consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for 10 days after the receipt of such notice by the Lessee, unless the Tax Indemnitee shall be required by law or regulation to take action prior to the end of such 10-day period.

The Lessee shall be entitled for a period of 60 days from receipt of such notice from the Tax Indemnitee (or such shorter period as the Tax Indemnitee has notified the Lessee is required by law or regulation for the Tax Indemnitee to commence such contest), subject to the immediately following sentence, to assume control of such contest or if such contest is of a type that must be pursued, if at all, in the name of such Tax Indemnitee, require that such Tax Indemnitee pursue such contest.  If (x) such contest can be pursued in the name of the Lessee and independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee, (y) such contest must be pursued in the name of the Tax Indemnitee, but can be pursued independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee or (z) the Tax Indemnitee so requests, then the Lessee shall be permitted to control the contest of such claim, provided that in the case of a contest described in any of clause (x), (y) or (z) if the Tax Indemnitee determines reasonably and in good faith that such contest by the Lessee could have a material adverse effect on the business or operations of the Tax Indemnitee and provides a written explanation to the Lessee of such determination, the Tax Indemnitee may elect to control or reassert control of the contest, and provided, that by taking control of the contest, Lessee acknowledges that it is responsible for the Imposition ultimately determined to be due by reason of such claim, and provided, further, that in determining the application of clauses (x) and (y) of the preceding sentence, each Tax Indemnitee shall take any and all reasonable steps to segregate claims for any Taxes for which the Lessee indemnifies hereunder from Taxes for which the Lessee is not obligated to indemnify hereunder, so that the Lessee can control the contest of the former.  In all other claims requested to be contested by the Lessee, the Tax Indemnitee shall control the contest of such claim, acting through counsel of its selection reasonably acceptable to the Lessee.  In no event shall the Lessee be permitted to contest (or the Tax Indemnitee required to contest) any claim, (A) if such Tax Indemnitee provides the Lessee with a legal opinion of independent counsel that such action, suit or proceeding involves a risk of imposition of criminal liability or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Subject Property, the CSC Sublease, any Fifth Floor Sublease or any part of any thereof unless the Lessee shall have posted and maintained a bond or other security reasonably satisfactory to the relevant Tax Indemnitee in respect to such risk, (B) if an Event of Default has occurred and is continuing, unless the Lessee shall have posted and maintained a bond or other security satisfactory to the relevant Tax Indemnitee in respect of the Taxes subject to such claim and any and all expenses for which Lessee is responsible hereunder, (C) unless the Lessee shall have agreed to pay and shall pay to such Tax Indemnitee on demand all reasonable out-of-pocket costs, losses and expenses that such Tax Indemnitee may incur in connection with contesting such Imposition, including all reasonable legal, accounting and investigatory fees and disbursements as well as the Impositions which are the subject of such claim to the extent the contest is unsuccessful, or (D) if such contest shall involve the payment of the Tax prior to the contest, unless the Lessee shall provide to the Tax Indemnitee an interest-free advance in an amount equal to the Imposition that the Indemnitee is required to pay (with no additional net after-tax costs (including Taxes) to such Tax Indemnitee).

In addition for Tax Indemnitee controlled contests and claims contested in the name of the Tax Indemnitee in a public forum, no contest by a Tax Indemnitee shall be required:  (1) unless the amount of the potential indemnity (taking into account all similar or logically related claims that have been or could be raised in any audit involving such Tax Indemnitee for which the Lessee may be liable to pay an indemnity under this Section 13.4(b)) exceeds $50,000 and (2) unless, if requested by the Tax Indemnitee, the Lessee shall have provided to the Tax Indemnitee an opinion from counsel or a tax accountancy firm selected by the Lessee and reasonably acceptable to the Tax Indemnitee confirming that a reasonable basis exists to contest such claim (or in the case of an appeal of an adverse determination, an opinion of such counsel to the effect that it is more likely than not that the determination may be reversed on appeal).  In no event shall a Tax Indemnitee be required to appeal an adverse judicial determination to the United States Supreme Court.

The party conducting the contest shall consult in good faith with the other party and its counsel with respect to the contest of such claim for Taxes (or claim for refund).  In addition, the controlling party shall keep the noncontrolling party reasonably informed as to the progress of the contest, and shall provide the noncontrolling party with a copy of (or appropriate excerpts from) any reports or claims issued by the relevant auditing agents or taxing authority to the controlling party thereof, in connection with such claim or the contest thereof.

Each Tax Indemnitee shall supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 13.4(b), and the Lessee shall promptly reimburse such Indemnitee for the reasonable out-of-pocket expenses of supplying such information and documents.  Except during the occurrence of an Event of Default where Lessee shall have failed to provide indemnity and, if requested by an Indemnitee, collateral security, both in form, substance and in such amounts reasonably satisfactory to each Indemnitee, no Tax Indemnitee shall enter into any settlement or other compromise or fail to appeal an adverse ruling with respect to any claim which is entitled to be indemnified under this Section 13.4 (and with respect to which contest is required under this Section 13.4(b)) without the prior written consent of the Lessee, unless such Tax Indemnitee waives its right to be indemnified under this Section 13.4 with respect to such claim.

Notwithstanding anything contained herein to the contrary, a Tax Indemnitee will not be required to contest (and the Lessee shall not be permitted to contest) a claim with respect to the imposition of any Tax if (i) such Tax Indemnitee shall waive its right to indemnification under this Section 13.4 with respect to such claim (and any claim with respect to such year or any other taxable year, the contest of which is materially adversely affected as a result of such waiver) or (ii) such Tax is the sole result of a claim of a continuing and consistent nature, which claim has previously been resolved against the relevant Tax Indemnitee (unless a change in law or facts has occurred since such prior adverse resolution and Lessee provides an opinion of independent tax counsel to the effect that it is more likely than not that such change in law or facts will result in a favorable resolution of the claim at issue).

                (c)       Payments.

                 (i)       To or For the Account of a Tax Indemnitee.  Any Imposition indemnifiable under this Section 13.4 shall be paid directly when the liability of the Tax Indemnitee has been finally determined to the applicable taxing authority if direct payment is practicable and permitted.

If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to this Section 13.4 shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee, accompanied by a written statement describing in reasonable detail the amount so payable, but not before two Business Days prior to the date that the relevant Taxes are due.  Any payments made pursuant to this Section 13.4 shall be made directly to the Tax Indemnitee entitled thereto in immediately available funds at such bank or to such account as specified by the Tax Indemnitee in written directions to the Lessee, or, if no such direction shall have been given, by check of the Lessee payable to the order of the Tax Indemnitee by certified mail, postage prepaid at its address as set forth in this Participation Agreement.  Upon the request of any Tax Indemnitee with respect to a Tax that the Lessee is required to pay, the Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for the Lessee’s payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.

                (ii)       To the Lessee.  (x) If any Tax Indemnitee actually shall realize a Tax benefit (whether by way of deduction, credit, allocation or apportionment or otherwise) with respect to a Tax not indemnifiable hereunder which would not have been realized but for any Tax with respect to which the Lessee has reimbursed or indemnified such Tax Indemnitee pursuant to the Operative Documents, which benefit was not previously taken into account in determining the amount of the Lessee’s payment to such Tax Indemnitee, such Tax Indemnitee shall pay to the Lessee an amount equal to the amount of such Tax benefit, increased by any actual Tax savings realized by such Tax Indemnitee and net of any additional Taxes actually borne by such Tax Indemnitee as a result of such payment (a “Grossed-Up Basis”); provided, however, that as long as an Event of Default is continuing any such amounts may be applied against any amounts due and owing by Lessee under the Lease; provided further, however, that no Tax Indemnitee shall be required to pay to the Lessee any Tax benefit to the extent such payment would be greater than the amount of such Taxes in respect of which the reimbursement or indemnification was paid by the Lessee, reduced by all prior payments by such Tax Indemnitee under this Section 13.4(c)(ii)(x) in respect of such amount; any payment to the Lessee which is so limited shall, to the extent of such unpaid excess, be carried over and shall be available to offset any future obligations of the Lessee under this Section 13.4.  If such repaid Tax benefit is thereafter lost, the additional Tax payable shall be treated as a Tax indemnifiable hereunder without regard to the exclusions set forth in clauses (i) through (x) of the definition of Impositions.

                (y)       Upon receipt by a Tax Indemnitee of a refund or credit of all or part of any Taxes paid or indemnified against by the Lessee, which refund or credit was not previously taken into account in determining the amount of the Lessee’s payment to such Tax Indemnitee, such Tax Indemnitee shall pay to the Lessee, on a Grossed-Up Basis, an amount equal to the amount of such refund, plus any interest received by or credited to such Tax Indemnitee with respect to such refund; provided, however, that  as long as an Event of Default is continuing any such amounts may be applied against any amounts due and owing by Lessee under the Lease; provided, further, however, that no Tax Indemnitee shall be required to pay to the Lessee any refund or credit to the extent such refund or credit is greater than the amount of Taxes in respect of which payment or indemnification was made by the Lessee, reduced by all prior payments by such Tax Indemnitee under this Section 13.4(c)(ii)(y) in respect of such amount.  If such repaid refund or credit is thereafter lost, the additional Tax payable shall be treated as a Tax indemnifiable hereunder without regard to the exclusions set forth in clauses (i) through (x) of the definition of Impositions.

                (d)       Reports.  In the case of any report, return or statement required to be filed with respect to any Taxes that are subject to indemnification under this Section 13.4 and of which the Lessee has knowledge, the Lessee shall promptly notify the Tax Indemnitee of such requirement and, at the Lessee’s expense (i) if the Lessee is permitted (unless otherwise requested by the Tax Indemnitee) by Applicable Laws, timely file such report, return or statement in its own name or (ii) if such report, return or statement is required to be in the name of or filed by such Tax Indemnitee or the Tax Indemnitee otherwise requests that such report, return or statement be filed in the name of or by such Tax Indemnitee, the Lessee shall prepare such report, return or statement for filing by such Tax Indemnitee in such manner as shall be satisfactory to such Tax Indemnitee and send the same to the Tax Indemnitee for filing no later than 15 days prior to the due date therefor.  In any case in which the Tax Indemnitee will file any such report, return or statement, the Lessee shall, upon written request of such Tax Indemnitee, provide such Tax Indemnitee with such information as is reasonably necessary to allow the Tax Indemnitee to file such report, return or statement.

                (e)       Withholding Taxes.

                    (i)        The Lessor or its agent shall withhold any Taxes required by Applicable Laws to be withheld on any payment to the Lessor or any Lender, except to the extent that the Lessor or any Lender has furnished such information to the Lessor or its agent as set forth in Section 12.3 and such information is sufficient under Applicable Laws to entitle such Person to an exemption from withholding Taxes.  Except to the extent set forth in Section 13.6, the amount payable to the Lessor, the Lenders, any other Participant or any Sub-Participant shall be reduced by the amount of any withholding Taxes required to be withheld by the Lessor or its Collateral Agent pursuant to the preceding sentence, and except with respect to such withholding Taxes for which Lessee is liable pursuant to Section 15.3, the Lessee and the Lessor shall have no liability or obligation to the Lessor or the Lenders with respect to any such withholding Taxes.  To the extent that the Lessor is required to withhold such withholding Taxes as the result of a Change in Law (only if such Change in Law occurs after the relevant Participant has become a party to this Participation Agreement), Lessee shall be responsible for, and shall indemnify and hold harmless Lessor (without duplication of any indemnification required in Section 13.4(a)), on an After Tax Basis against, any claims regarding such withholding taxes made against the Lessor, to the extent, but only to the extent, Lessor has actually paid funds to a taxing authority with respect to such withholding Taxes or receives a demand for such payments from any taxing authority.  In accepting and carrying out its duties with respect to withholding Taxes pursuant to this Section 13.4(e), Lessor shall act as the duly authorized agent of Lessee under the withholding provisions of Chapter 3 of the Code.  Lessee shall file notice of such appointment with the Director of Foreign Operations District of the Internal Revenue Service in accordance with Treas. Reg. §1.1441-7(c).  Such agency shall terminate in the event that there is a Change in Law as to release Lessee of the obligation to withhold Taxes with respect to payments made by Lessee under the Lease and in any event upon termination or expiration of the Lease.

                   (ii)        If and to the extent the Lessor or its agent has in good faith reasonably attempted to comply with its obligation to withhold Taxes in accordance with clause (i) and a claim regarding withholding Taxes is made against the Lessor or its agent, as between the Lessee and the Lessor (or its agent), the Lessee shall be responsible for, and the Lessee shall indemnify and hold harmless the Lessor (and its agent) (without duplication of any indemnification required by subsection (a)) on an After Tax Basis against, such claim to the extent, but only to the extent, the Lessor or its agent has actually paid funds to a taxing authority with respect to such withholding taxes or receives a demand for such payment from any taxing authority.

                  (iii)        Each Lender agrees to reimburse the Lessor and Collateral Agent for any withholding Taxes for which the Lessor or Collateral Agent becomes liable and, except with respect to such Taxes for which Lessee is liable pursuant to Section 15.3, to reimburse the Lessee for any Taxes or other amounts paid by the Lessee (A) pursuant to clause (ii) hereof and (B) to the extent Lessee has otherwise paid funds to a taxing authority with respect to any withholding taxes or receives a demand for such payment from any taxing authority.

                  (iv)        For purposes of this Section 13.4(e), it shall be assumed that the Lease constitutes a loan for United States federal income tax purposes (as is the parties’ intention).

                 (f)       Disclosure.  The parties agree that any party to this Participation Agreement (and each employee, representative, or other agent of such party) may disclose the tax aspects of the transactions contemplated by this Participation Agreement and the structural aspects of these transactions as they relate to such tax aspects without limitation of any kind on such disclosure.

                (g)       Verification.  At the Lessee’s request, the amount of any indemnity payment by the Lessee or any payment by an Indemnitee to the Lessee pursuant to this Section 13.4 shall be verified and certified by an independent public accounting firm mutually acceptable to the Lessee and such Indemnitee.  The costs of such verification shall be borne by the Lessee.  In no event shall the Lessee have the right to review such Indemnitee’s tax returns or receive any other confidential information from such Indemnitee in connection with such verification.  Any information provided to such accountants by any Person shall be and remain the exclusive property of such Person and shall be deemed by the parties to be (and the accountants will confirm in writing that they will treat such information as) the private, proprietary and confidential property of such Person, and no Person other than such Person and the accountants shall be entitled thereto and all such materials shall be returned to such Person.  Such accounting firm shall be requested to make its determination within 30 days of the Lessee’s request for verifications and the computations of the accounting firm shall be final, binding and conclusive upon the Lessee and such Indemnitee.  The parties agree that the sole responsibility of the independent public accounting firm shall be to verify the amount of a payment pursuant to the Lease and that matters of interpretation of the Lease are not within the scope of the independent accounting firm’s responsibilities.

              Section 13.5.       After Tax Basis.  If an Indemnitee shall not be entitled to a corresponding and equal deduction with respect to any payment or Tax which Lessee is required to pay or reimburse under any other provision of this Article XIII (each such payment or reimbursement under this Article XIII, an “Original Payment”) and which Original Payment constitutes income to such Indemnitee when accrued or received, then Lessee shall pay to, or for the account of, such Indemnitee on demand the amount of such Original Payment on an After Tax Basis.

              Section 13.6.       Environmental Indemnity.  (A) Without limitation of the other provisions of this Article XII, the Lessee hereby agrees to indemnify, hold harmless and defend each Indemnitee from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including reasonable and documented attorneys’, expert consultants’, expert witnesses’, and/or paralegals’ fees and expenses), including all costs incurred in connection with any investigation or monitoring of the condition of the Subject Property or any clean-up, remedial, removal or restoration work by or required by any Governmental Authority relating to the Subject Property (collectively, “Environmental Claims”), and whether or not such Environmental Claim arises or occurs after the Expiration Date, in each case under this Section 13.6, arising in whole or in part, out of:

                   (a)        the presence on, under or around the Subject Property or any portion thereof of any Hazardous Substance, or any releases or discharges of any Hazardous Substance on, under, from, onto or around the Subject Property or any portion thereof,

                   (b)        any activity, including, without limitation, construction carried on or undertaken on or off the Subject Property or any portion thereof, and whether by Lessee or any of its Affiliates or any predecessor in title or any employees, agents, sublessees, contractors or subcontractors of the Lessee, any of its Affiliates or any predecessor in title, or any other Persons (including such Indemnitee), in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Substance that at any time are located or present on, under or around, or that at any time migrate, flow, percolate, diffuse or in any way move onto or under the Subject Property or any portion thereof,

                   (c)        loss of or damage to any property or the environment arising from, or in any way related to, the Subject Property or Lessee or any of its Affiliates (including, without limitation, clean-up costs, response costs, remediation and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws, in each case arising from, or in any way related to, the Subject Property, Lessee or the Overall Transaction or any portion thereof,

                   (d)        any claim concerning lack of compliance with Environmental Laws in connection with the Subject Property (including, without limitation, any claim arising from the failure or alleged failure to obtain or comply with any permit required by any Environmental Laws for the construction or operation of the Subject Property), or any act or omission causing an environmental condition that requires remediation or would allow any Governmental Authority to record a Lien against the Subject Property or any portion thereof, or

                   (e)        any residual contamination on or under any of the Subject Property, or adversely affecting any natural resources, and any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Substance, in each case arising from, or in any way related to, the Subject Property, Lessee or the Overall Transaction or any portion thereof, and irrespective of whether any of such activities were or will be undertaken in accordance with Applicable Laws.

               (B)       Notwithstanding the foregoing provisions of this Section 13.6, Lessee shall not be obligated to indemnify an Indemnitee under this Section 13.6 for any Claim or Environmental Claim to the extent that such Claim or Environmental Claim is attributable to (i) the gross negligence or willful misconduct of such Indemnitee; provided that a default under, or the failure of Lessor to perform any covenant or agreement in, any Related Agreement, the CSC Sublease or any Fifth Floor Sublease or otherwise required by Applicable Law, Governmental Action or third parties with respect to the property subject thereto shall not be deemed gross negligence or willful misconduct or (ii) acts, events or circumstances occurring after, and to the extent not attributable to or constituting acts, events or circumstances occurring prior to (1) the expiration or earlier termination of the Lease and (2) delivery of possession of the Subject Property and, if applicable, the CSC Sublease to Lessor pursuant to Article XX of the Lease or, solely with respect to a Limited Recourse Event of Default, Article XVI of the Lease, or to a third party or (iii) any breach by such Indemnitee of its representations and warranties in Section 8.1 or 8.4, as the case may be, or the breach by such Indemnitee of its covenants as set forth in this Participation Agreement or the Lease.

ARTICLE XIV

[INTENTIONALLY OMITTED].

ARTICLE XV

CONTINGENT RENT AND OTHER COSTS

              Section 15.1.       LIBO Rate Lending Unlawful.  If, after the Closing Date, any Participant shall reasonably determine (which determination shall, upon notice thereof to the Lessee and the Participants, be conclusive and binding on the Lessee and which notice shall be withdrawn whenever the applicable circumstances no longer exist) that the introduction of or any change in or in the interpretation of any Applicable Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Participant to make available, continue or maintain any Loan or Lessor Amount that bears Interest or Yield based upon the LIBO Rate, as the case may be, the obligation of such Participant to make available, continue or maintain any such Loan or Lessor Amount, as the case may be, shall, upon such determination, forthwith be suspended until such Participant shall notify the Lessee and the Lessor that the circumstances causing such suspension no longer exist and, to the extent required by any such introduction of or change in or in the interpretation of any law, all Loans, or Lessor Amount, as the case may be, of such Participant shall automatically bear Interest or accrue Yield at the Alternate Base Rate either (a) on the last day of the then current Interest Period applicable to such Loan or Lessor Amount, as the case may be, if such Participant may lawfully continue to maintain and fund such Loan or Lessor Amount, or (b) immediately if such Participant shall determine that it may not lawfully continue to maintain and fund such Loan or Lessor Amount, as the case may be, to such day thereto or sooner, if required by such law or assertion.

              Section 15.2.       Deposits Unavailable.  If any of the Participants shall have determined that:

                   (a)        Dollar deposits in the relevant amount and for the relevant Interest Period are not available to such Participant in its relevant market; or

                   (b)        by reason of circumstances affecting such Participant’s relevant market, adequate means do not exist for ascertaining the LIBO Rate applicable to such Participant’s Loans or Lessor Amount, then, upon notice from such Participant to the Lessee and the other Participants, each outstanding Loan or Lessor Amount, as the case may be, of the affected Participant shall begin to bear Interest or accrue Yield at the Alternate Base Rate on the last day of the then current Interest Period applicable thereto.

              Section 15.3.       Increased Costs, Etc.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority after the Closing Date hereof increases or would increase the cost (other than in respect of Taxes, except for withholding taxes imposed as the result of any change in law, regulation or treaty first enacted, promulgated or signed after the later of the Closing Date and the date such Participant becomes a Participant (and without limiting the Lessee’s obligations pursuant to Sections 13.4, 13.5 or 15.6 hereof)), to any Participant of, or reduces or would reduce the amount of any sum receivable by, such Participant in respect of making available, continuing or maintaining (or of its obligation to make available, continue or maintain) or prevents or would prevent any Participant from being legally entitled to a complete exemption from withholding as described in Section 12.3 with respect to, any Loans or Lessor Amount, as the case may be,  then the Lessee shall from time to time, within thirty (30) days of demand by such Participant together with the certificate referred to below (with a copy of such demand and certificate to the Collateral Agent), pay to the Collateral Agent for the account of such Participant additional amounts sufficient to compensate such Participant for such increased cost or reduced amount receivable; provided, that no Participant shall be entitled to demand such compensation more than ninety (90) days following the last day of the Interest Period in respect of which such demand is made; provided further, however, that the foregoing provision shall in no way limit the right of any Participant to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request if such demand is made within ninety (90) days after the implementation of such retroactive law, interpretation, guideline or request.  A reasonably detailed certificate as to the nature and amount of such increased cost, submitted to the Lessee and the Collateral Agent by such Participant in good faith, shall be conclusive and binding for all purposes, absent manifest error.

              Section 15.4.       Funding Losses.  In the event any Participant shall incur any loss or out-of-pocket expense (including any Break Costs and any loss or out-of-pocket expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Participant to make available, continue or maintain any portion of the principal amount of any Loan or Lessor Amount, as the case may be) as a result of:

                   (a)        any repayment or prepayment of the principal amount of any Loans or Lessor Amount, as the case may be, on a date other than the scheduled last day of the Interest Period applicable thereto; or

                   (b)        any Loans or Lessor Amount, as the case may be, not being made in accordance with the Advance Request therefor (unless such failure to make such Loans or fund such Lessor Amount, as the case may be, constitutes a breach by the applicable Participant of its obligations under Article III), then, upon the written notice of such Participant to the Lessee, the Lessee shall, within five days of its receipt thereof, pay directly to such Participant as Supplemental Rent such amount (determined on the basis of such Participant’s standard practices) as will reimburse such Participant for such loss or out-of-pocket expense.  Such written notice (which shall include calculations in sufficiently reasonable detail to indicate the incurrence and amount of such loss and out-of-pocket expense) shall be presumed correct and binding on the Lessee absent manifest error.

              Section 15.5.       Increased Capital Costs.  If any Participant reasonably determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued, promulgated or made, as the case may be, after the Closing Date (or, if later, the date on which such Participant becomes a Participant) affects or would affect the amount of capital required or expected to be maintained by such Participant or any corporation controlling such Participant and that the amount of such capital is increased by or based upon the existence of such Participant’s commitment hereunder or under the Loan Agreement and other commitments of this type or the Loans or Lessor Amount, then, within 30 days of demand by such Participant together with the certificate referred to below (with a copy of such demand and certificate to the Collateral Agent), the Lessee shall pay to the Collateral Agent for the account of such Participant, from time to time as specified by such Participant, additional amounts sufficient to compensate such Participant or such corporation in the light of such circumstances, to the extent that such Participant determines such increase in capital to be allocable to the existence of such Participant’s commitment hereunder or under the Loan Agreement or the Fundings made by such Participant hereunder, provided, that no Participant shall be entitled to demand such compensation more than 90 days following the last day of the fiscal year of such Participant during which such capital requirement was applicable and in respect of which such Participant is seeking compensation; provided further, however, that the foregoing proviso shall in no way limit the right of any Participant to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described above if such demand is made within 90 days after the implementation of such retroactive law, interpretation, guidelines or request.

A reasonably detailed certificate as to such amounts submitted to the Lessee and the Collateral Agent by such Participant in good faith shall be conclusive and binding for all purposes, absent manifest error.

              Section 15.6.       After Tax Basis.  Lessee shall pay all amounts owing under this Article XV on an After Tax Basis.

              Section 15.7.       Applicability of Certain Sections and Payments.  The provisions of Sections 15.1 through 15.6 are applicable to the Lenders and the Lessor in connection with any funding by reference to the LIBO Rate, and not otherwise.

              Section 15.8.       Funding Office; Mitigation of Costs.  If the Lessee is required to pay additional amounts to or for the account of any Participant pursuant to Sections 15.1 through 15.3, and 15.5 to the extent applicable, then such Participant will agree to use reasonable efforts to reduce or eliminate any claim for compensation thereunder, including, without limitation, to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Participant, is not otherwise disadvantageous to such Participant.

ARTICLE XVI

MISCELLANEOUS

              Section 16.1.       Survival of Agreements.  The representations and warranties made as of the date hereof and as of the Closing Date and the parties’ obligations under any and all the covenants, indemnities and agreements of the parties provided for in the Operative Documents, arising from events commencing prior to the expiration or earlier termination of this Participation Agreement and any other Operative Document, shall survive the execution and delivery and the termination or expiration of this Participation Agreement and any of the other Operative Documents, the transfer of the interest in the Leased Property, the Lessee’s interest as the sublessor under the CSC Sublease and any Fifth Floor Sublease as provided herein or in any other Operative Documents (and shall not be merged into any conveyance or transfer document), any disposition of any interest of Lessor in the Leased Property, the Lessee’s interest as the sublessor under the CSC Sublease and any Fifth Floor Sublease, the purchase and sale of the Notes or Lessor’s Interest, payment therefor and any disposition thereof, and shall be and continue in effect notwithstanding any investigation made by any party hereto or to any of the other Operative Documents and the fact that any such party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.

              Section 16.2.       No Broker, Etc.  Except for the Lessee’s dealing with Banc of America Leasing & Capital, LLC, as Arranger, each of the parties hereto represents to the others that it has not retained or employed any arranger, broker, finder or financial advisor to act on its behalf in connection with this Participation Agreement, nor has it authorized any arranger, broker, finder or financial adviser retained or employed by any other Person so to act, nor has it incurred any fees or commissions to which Collateral Agent or any Participant might be subjected by virtue of their entering into the Overall Transaction.  Any party who is in breach of this representation shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation.

              Section 16.3.       Notices.  Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be deemed to have been duly given and shall be effective:  (i) in the case of notice by letter, the earlier of when delivered to the addressee by hand or courier if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter or on the third Business Day after depositing the same in the mails, registered or certified mail, postage prepaid, return receipt requested, (ii) in the case of a prepaid delivery to a reputable national overnight air courier service, on the Business Day following such date of delivery, and (iii) in the case of notice by facsimile or bank wire, when receipt is confirmed if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter, addressed as provided on Schedule III hereto, or to such other address as any of the parties hereto may designate by written notice.

              Section 16.4.       Counterparts.  This Participation Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

              Section 16.5.       Amendments.  No Operative Document (other than the Related Agreements pursuant to and in accordance with Section 6.2 of the Lease) nor any of the terms thereof may be terminated, amended, supplemented, waived or modified without the written agreement or consent of Lessor and the Required Participants; provided that Section 16.20 hereof may not be terminated, amended, supplemented, waived or modified without the written agreement or consent of the Arranger; provided, further, that such termination, amendment, supplement, waiver or modification shall require the written agreement or consent of each Participant if such termination, amendment, supplement, waiver or modification would:

                   (a)        modify any of the provisions of this Section 16.5, change the definition of “Required Participants” or “Required Lenders” or modify or waive any provision of an Operative Document requiring action by each Participant (including, without limitation, Section 4.7 hereof);

                   (b)        (i) amend, modify, waive or supplement any of the provisions of Section 4.1, 4.2 or 5.3 hereof or Section 2.5, 2.6 or 2.7 of the Loan Agreement or (ii) extend the maturity date of any Note or extend the Expiration Date;

                   (c)        reduce, modify, amend or waive any fees or indemnities in favor of any Participant, including without limitation amounts payable pursuant to Article XIII (except that any Person may consent to any reduction, modification, amendment or waiver of any indemnity payable to it);

                   (d)        modify, postpone, reduce or forgive, in whole or in part, any payment of Rent (other than pursuant to the terms of the Operative Documents), any Loan or Lessor Amount or any amount payable in respect of the Lease Balance, the Loan Balance, Sale Option Recourse Amount, amounts due pursuant to Article XX of the Lease, Interest or Yield, subject to clause (c) above, any other amount payable to it under the Lease or this Participation Agreement, or modify the definition or method of calculation of Rent (other than pursuant to the terms of the Operative Documents), Loans or Lessor Amount, Lease Balance, Loan Balance, Lessor Balance, Sale Option Recourse Amount, Participant Balance or any other definition which would affect the amounts to be advanced or which are payable under the Operative Documents;

                   (e)        consent to any assignment of the Lease by the Lessee, releasing the Lessee from its obligations in respect of the payments of Rent, Loan Balance, Lessor Balance or Lease Balance or changing the absolute and unconditional character of such obligations; or

                    (f)        release of any Lien granted by the Lessee or the Lessor under the Operative Documents, except as provided in the Operative Documents.

              Section 16.6.       Loan Agreement and Related Obligations.  The Lessee shall pay, as Supplemental Rent, when due, all costs, expenses and other amounts (other than principal and Interest on the Loans which are payable to the extent otherwise required by the Operative Documents) required to be paid by the Lessor under the Loan Agreement and any Security Instrument.

              Section 16.7.       Headings, Etc.  The Table of Contents and headings of the various Articles and Sections of this Participation Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

              Section 16.8.       Parties in Interest.  Except as provided in Section 16.20 and as otherwise expressly provided herein, none of the provisions of this Participation Agreement is intended for the benefit of any Person except the parties hereto. Except as otherwise specifically provided for in the Lease or any Operative Document, the Lessee shall not assign or transfer any of its rights or obligations under the Operative Documents without the prior written consent of the Required Participants.  Except as provided in Section 12.1, the Participants shall not assign or transfer any of their respective rights or obligations under the Operative Documents.

              Section 16.9.       Governing Law.  This Participation Agreement shall in all respects be governed by the internal law of the State of New York as to all matters of construction, validity and performance, without regard to conflicts of law principles to the extent permitted by Applicable Law.

            Section 16.10.       Severability.  Any provision of this Participation Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            Section 16.11.       Liability Limited.  No Participant shall have any obligation to any other Participant or to the Lessee or the Collateral Agent with respect to the Overall Transaction, except those obligations of such Participant expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Participant shall be liable for performance by any other party hereto of such other party’s obligations under the Operative Documents, except as otherwise so set forth.

            Section 16.12.       Further Assurances.  The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of the Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in order to carry out more effectively the intent and purposes of this Participation Agreement and the other Operative Documents and the Overall Transaction, including, without limitation to establish, preserve, protect and perfect the interest of Lessor in the Subject Property and the Lessee Collateral, the Lien of Lessor in the Lessee Collateral and Collateral Agent in the Lessor Collateral and Lessee Collateral, and/or any Participant’s rights under this Participation Agreement and the other Operative Documents (including, without limitation, the preparation, execution and filing of any and all UCC Financing Statements (including precautionary financing statements) and other filings or registrations which the parties hereto may from time to time reasonably request to be filed or effected).  The Lessee, at its own expense and without the need of any prior request from any other party, shall take such action as may be necessary (including any action specified in the preceding sentence), or (if the Lessor shall so request) as so requested, in order to maintain and protect all Liens and security interests provided for hereunder or under any other Operative Document.

            Section 16.13.       Submission to Jurisdiction.  Lessee hereto irrevocably and unconditionally:

                   (a)        submits to the nonexclusive jurisdiction of the state courts of the State of New York and to the nonexclusive general jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the borough of Manhattan, and appellate courts from any thereof, for the purpose of any suit, action or other proceeding relating to or arising out of this Participation Agreement or any other Operative Documents, or for recognition and enforcement of any judgment in respect thereof; and

                   (b)        consents that any such action or proceedings may be brought to such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

        SECTION 16.14.       WAIVER OF JURY TRIAL.  THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS PARTICIPATION AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY OF THE PARTIES HERETO AND THERETO.  THE PARTIES HERETO HEREBY AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH LITIGATION WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED.  THE PROVISIONS OF THIS SECTION 16.14 HAVE BEEN FULLY NEGOTIATED BY THE PARTIES HERETO AND SHALL BE SUBJECT TO NO EXCEPTIONS.  THE LESSEE ACKNOWLEDGES AND AGREES THAT THEY HAVE RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER OPERATIVE DOCUMENT TO WHICH THEY ARE A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTICIPANTS ENTERING INTO THIS PARTICIPATION AGREEMENT AND EACH OTHER OPERATIVE DOCUMENT.

            Section 16.15.       Confidentiality.  Each party hereto shall keep confidential, and shall not disclose, any information not otherwise publicly available it obtains about the Lessee or the books and records of Lessee and each of its Affiliates or relating to the Leased Property, except that such party may disclose such information (i) as required by Applicable Laws, (ii) to its attorneys, auditors, accountants and other professional advisors which have been informed as to the confidential nature of such information, (iii) in connection with the enforcement of the Operative Documents, (iv) to any transferee or potential transferee permitted by the Operative Documents, provided such transferee or potential transferee agrees to the terms of this sentence, (v) to any federal or state banking authority or other regulatory authority having jurisdiction over any Participant or Collateral Agent or any of their respective Affiliates and (vi) to its Affiliates which have been informed as to the confidential nature of such information.

            Section 16.16.       Limited Liability of Lessor.  The parties hereto agree that Lessor shall have no liability whatsoever to Lessee, the Lenders, Collateral Agent or any of their respective successors and assigns or any other Person for any Claim based on or in respect of this Participation Agreement or any of the other Operative Documents or arising in any way from the Overall Transaction; provided, however, that Lessor shall be liable:  (a) for its own willful misconduct or gross negligence (or negligence in the handling of funds), provided that a default under or, the failure of Lessor to perform any obligation, covenant or agreement in, any Related Agreement, the CSC Sublease or any Fifth Floor Sublease or otherwise required by Applicable Law, Governmental Action or third parties with respect to the Subject Property, the CSC Sublease or any Fifth Floor Sublease shall not be deemed gross negligence or willful misconduct, (b) any Lessor Lien attributable to it, (c) for liabilities that may result from the inaccuracy or incorrectness of any representation or warranty expressly made by it in Section 8.4 of this Participation Agreement or (d) for the failure of Lessor to perform the covenants and agreements set forth in the Lease and this Participation Agreement.

            Section 16.17.       Limited Liability of Collateral Agent.  The parties hereto agree that Collateral Agent, in its individual capacity, shall have no personal liability whatsoever to Lessee, the Lessor, the Lenders or any of their respective successors and assigns for any Claim based on or in respect of this Participation Agreement or any of the other Operative Documents or arising in any way from the Overall Transaction; provided, however, that Collateral Agent shall be liable in its individual capacity:  (a) for its own willful misconduct or gross negligence (or negligence in the handling of funds) and, to each Participant for the breach of its obligations to such Participant in respect of the Operative Documents and the Leased Property, (b) for liabilities that may result from the incorrectness of any representation or warranty expressly made by it in this Participation Agreement or from its failure to perform the covenants and agreements set forth in this Participation Agreement or any other Operative Document, or (c) for any Tax based on or measured by any fees, commission or compensation received by it for actions contemplated by the Operative Documents.  It is understood and agreed that, except as provided in the preceding proviso, Collateral Agent shall have no personal liability under any of the Operative Documents as a result of acting pursuant to and consistent with any of the Operative Documents.

            Section 16.18.       Payment of Transaction Expenses and Other Costs

                (a)       Transaction Expenses and Continuing Expenses.  Subject to clause (b) below, as and when any portion of Transaction Expenses becomes due and payable, including the continuing fees, expenses and disbursements (including reasonable counsel fees and expenses) of Lessor, as Lessor under the Lease, with respect to the Collateral Agent under the Operative Documents, such Transaction Expenses shall be paid by Lessee as Supplemental Rent.

                (b)       Amendments, Supplements and Appraisal.  In accordance with the terms herein applicable to the payment of Transaction Expenses, Lessee agrees to pay to the Participants and Collateral Agent all reasonable costs and expenses (including reasonable legal fees and expenses of one special counsel to the Collateral Agent and one special counsel to Lessor and one special counsel for the Lenders) incurred by any of them in connection with:  (i) the considering, evaluating, investigating, negotiating and entering into or giving or withholding of any amendments or supplements or waivers or consents with respect to any Operative Document (other than with respect to amendments, supplements, waivers or consents not requested by Lessee); (ii) any Event of Loss or termination of the Lease or any other Operative Document; (iii) the negotiation and documentation of any restructuring or “workout”, whether or not consummated, of any Operative Document; (iv) the enforcement of the rights or remedies under the Operative Documents; or (v) any transfer by Lessor or a Lender of any interest in the Operative Documents during the continuance of an Event of Default.

            Section 16.19.       Reproduction of Documents.  This Participation Agreement, all documents constituting an Appendix, Schedule or Exhibit hereto, and all documents relating hereto received by a party hereto, including, without limitation:  (a) consents, waivers and modifications that may hereafter be executed; (b) documents received by the Participants in connection with the receipt and/or acquisition of the Leased Property; and (c) financial statements, certificates, and other information previously or hereafter furnished to Lessor, Collateral Agent or any Lender may be reproduced by the party receiving the same by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  Each of the parties hereto agrees and stipulates that, to the extent permitted by law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and that, to the extent permitted by law, any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 16.19 shall not prohibit the Lessee or any other party hereto from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 16.20. Role of Arranger and Syndication Agent

                (a)       Role of Banc of America Leasing & Capital, LLC.  Each party hereto acknowledges hereby that it is aware of the fact that Banc of America Leasing & Capital, LLC has acted and is acting as an “arranger” with respect to the Overall Transaction.  The parties hereto acknowledge and agree that Arranger and its Affiliates, including Bank of America, have not made any representations or warranties concerning, and that they have not relied upon Arranger as to, the tax, accounting or legal characterization or validity of (i) the Operative Documents or (ii) any aspect of the Overall Transaction.  The parties hereto acknowledge and agree that Arranger has no duties, express or implied, under the Operative Documents in its capacity as Arranger.  The parties hereto further agree that Section 5.1, Section 17.6, Section 16.2, the first proviso in the first sentence of Section 16.5, Section 16.18(a) and this Section 16.20(a) are for the express benefit of Arranger, and Arranger shall be entitled to rely thereon as if it were a party hereto.

                (b)       Role of JPMorgan Chase Bank, N.A.  Each party hereto acknowledges hereby that it is aware of the fact that JPMorgan Chase Bank, N.A. has acted and is acting as the “syndication agent” with respect to the Overall Transaction.  The parties hereto acknowledge and agree that Syndication Agent and its Affiliates, including JPMorgan Chase Bank, have not made any representations or warranties concerning, and that they have not relied upon Syndication Agent as to, the tax, accounting or legal characterization or validity of (i) the Operative Documents or (ii) any aspect of the Overall Transaction.  The parties hereto acknowledge and agree that this Section 16.20(b) is for the express benefit of Syndication Agent, and Syndication Agent shall be entitled to rely thereon as if it were a party hereto.

            Section 16.21.       Deliveries to Participants.  Lessee may fulfill its obligations hereunder and under each of the other Operative Documents to provide any item (other than any notices) to any Participant or other party hereto by providing sufficient copies of such item directly to the Collateral Agent, with instructions to the Collateral Agent to deliver such item to such Participant.

ARTICLE XVII

THE COLLATERAL AGENT

              Section 17.1.       Appointment.  Each Participant hereby irrevocably designates and appoints the Collateral Agent as the Collateral Agent of such Participant under this Participation Agreement and the other Operative Documents, and each such Participant irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Participation Agreement and the other Operative Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Participation Agreement and the other Operative Documents, together with such other powers as are reasonably incidental thereto.

Notwithstanding any provision to the contrary elsewhere in this Participation Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Operative Documents, or any fiduciary relationship with any Participant or any other party to the Operative Documents, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Participation Agreement or any other Operative Document or otherwise exist against the Collateral Agent.

              Section 17.2.       Delegation of Duties.  The Collateral Agent may execute any of its duties under this Participation Agreement and the other Operative Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

              Section 17.3.       Exculpatory Provisions.  Except as provided in Section 16.17, neither the Collateral Agent (in its capacity as such) nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Participation Agreement or any other Operative Document, except for its or such Person’s own willful misconduct or gross negligence (or negligence in the handling of funds) or (b) responsible in any manner to any of the Participants or any other party to the Operative Documents for any recitals, statements, representations or warranties made by the Lessor or the Lessee or any officer thereof contained in this Participation Agreement or any other Operative Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Participation Agreement or any other Operative Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Participation Agreement or any other Operative Document or for any failure of the Lessor or the Lessee to perform their respective obligations hereunder or thereunder. The Collateral Agent shall not be under any obligation to any Participant or any other party to the Operative Documents to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Participation Agreement or any other Operative Document, or to inspect the properties, books or records of the Lessor or the Lessee.

              Section 17.4.       Reliance by Collateral Agent.  The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, Lessor’s Interest, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile message, statement, order or other document or other written communication believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Lessor or the Lessee), independent accountants and other experts selected by the Collateral Agent.  The Collateral Agent may deem and treat the payee of any Note or Lessor’s Interest as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Collateral Agent, in accordance with the Loan Agreement.  The Collateral Agent shall be fully justified in failing or refusing to take any action under this Participation Agreement or any other Operative Document unless it shall first receive the advice or concurrence of the Required Participants and it shall first be indemnified to its satisfaction by the applicable Participants against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Participation Agreement and the other Operative Documents in accordance with a request of the Required Participants, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Participants and all future holders of the applicable Notes or Lessor’s Interest.  Wherever in the Operative Documents the consent or approval of the Collateral Agent is required, in giving any such consent or approval the Collateral Agent may rely upon, or make its approval subject to, and if the Required Participants provide direction then Collateral Agent shall consent or approve or withhold its consent or approval consistent with, the directions of or consent or approval from the Required Participants.

              Section 17.5.       Notice of Default.  The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Collateral Agent has received notice from a Participant or the Lessor referring to this Participation Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Collateral Agent receives such a notice, the Collateral Agent shall promptly give notice thereof to the Participants, the Lessor and the Lessee.  The Collateral Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Participants or, except as set forth in Section 5.2 of the Loan Agreement, the Required Lenders; provided, however, that unless and until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Participants.

              Section 17.6.       Non-Reliance on Collateral Agent and Other Participants.  Each Participant expressly acknowledges that neither the Collateral Agent, nor the Arranger, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates, has made any representations or warranties to it and that no act by the Collateral Agent or the Arranger hereinafter taken, including any review of the affairs of the Lessor or the Lessee, shall be deemed to constitute any representation or warranty by the Collateral Agent or the Arranger to any Participant.  Each Participant represents to the Collateral Agent and the Arranger that it has, independently and without reliance upon the Collateral Agent, the Arranger or any other Participant, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Lessor and the Lessee and made its own decision to enter into this Participation Agreement.  Each Participant also represents that it will, independently and without reliance upon the Collateral Agent, the Arranger or any other Participant, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Participation Agreement and the other Operative Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Lessor and the Lessee.  Except for notices, reports and other documents expressly required to be furnished to the Participants by the Collateral Agent hereunder, neither the Collateral Agent nor the Arranger shall have any duty or responsibility to provide any Participant with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Lessor or the Lessee which may come into the possession of the Collateral Agent, the Arranger or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

              Section 17.7.       Indemnification.  Other than with respect to indemnification provided to the Collateral Agent in accordance with Section 17.4, the Collateral Agent agrees to look solely to the Lessee under Article XIII, and not to any other party hereto, for any claim for indemnification which may arise hereunder or under any other Operative Document.

              Section 17.8.       Collateral Agent in Its Individual Capacity.  Each Participant acknowledges that Wells Fargo Bank Northwest, National Association is acting as Collateral Agent hereunder.  Wells Fargo Bank Northwest, National Association and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Lessor, the Lessee and their Affiliates as though it was not the Collateral Agent hereunder and under the other Operative Documents and without notice to or consent of the Participants.  Each Participant acknowledges that, pursuant to such activities, Wells Fargo Bank Northwest, National Association or its Affiliates may receive information regarding the Lessee, the Lessor or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of the Lessee, the Lessor or their respective Affiliates) and acknowledges that such Persons shall be under no obligation to provide such information to them.

              Section 17.9.       Successor Collateral Agent.  The Collateral Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to the Participants and the Lessee and may be removed at any time with or without cause by the Required Participants.  Upon any such resignation or removal, the Required Participants shall have the right to appoint a successor Collateral Agent.  If no successor Collateral Agent shall have been so appointed by the Required Participants, and shall have accepted such appointment, within thirty (30) days after the retiring Collateral Agent’s giving of notice of resignation or the Required Participants’ removal of the retiring Collateral Agent, then the retiring Collateral Agent may, on behalf of the Participants, appoint a successor Collateral Agent, which shall be a commercial bank described in clause (i) or (ii) of the definition of “Eligible Assignee” and having a combined capital and surplus of at least $150,000,000.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Participation Agreement.  After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Article XVII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.  Notwithstanding the foregoing if no Event of Default and no Default, shall have occurred and be continuing, then no successor Collateral Agent shall be appointed under this Section 17.9 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld or delayed.

            Section 17.10.       Release of Collateral.  Collateral Agent and the Participants acknowledge and agree that Lessee shall be a third party beneficiary of Section 6.2 of the Loan Agreement, pursuant to which the Subject Property shall be released from all Liens in favor of the Collateral Agent or any Participant upon Lessee’s purchase of the Subject Property in accordance with the Lease.

            Section 17.11.       Collateral Agent Execution of Transfer Documents.  Collateral Agent agrees and acknowledges its obligation to execute any documents that require its signature pursuant to a transfer of the Lessee’s interest in the CSC Sublease and any Fifth Floor Sublease as set forth in Section 21.4(vi) of the Lease

[END OF PAGE]

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Participation Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

LESSEE:	SILICON LABORATORIES INC., as Lessee

	By:	/s/ William G. Bock
		Name:	William G. Bock
		Title:	Senior Vice President and Chief Financial Officer

LESSOR:	BA LEASING BSC, LLC

	By:	/s/ Sonia T. Delen
		Name:	Sonia T. Delen
		Title:	Senior Vice President

LENDERS:	BANK OF AMERICA, NATIONAL ASSOCIATION, as Lender

	By:	/s/ Sonia T. Delen
		Name:	Sonia T. Delen
		Title:	Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By:	/s/ Stewart Kapnick
	Name:	Stewart Kapnick
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Steve Prichett
	Name:	Steve Prichett
	Title:	Senior Vice President

COLLATERAL AGENT:	WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity, except as expressly stated herein, but solely as Collateral Agent

	By:	/s/ Scott Rosevear
		Name:	Scott Rosevear
		Title:	Vice President

DEFINITIONS

appendix 1-1

LESSOR COMMITMENT

LESSOR	COMMITMENT AMOUNT

BA LEASING BSC, LLC	$10,100,000.00

schedule i-1

LENDERS’ COMMITMENTS

Lender	Commitment Amounts

Bank of America, National Association	$10,000,000.00

HSBC Bank USA, National Association	$15,000,000.00

JPMorgan Chase Bank, N.A.	$15,000,000.00

Total Loan Commitments:	$40,000,000.00

Schedule ii-1

NOTICE INFORMATION, PAYMENT OFFICES
AND APPLICABLE LENDING OFFICES

LESSEE

SILICON LABORATORIES INC.
400 West Cesar Chavez Street, Suite 600
Austin, TX 78701
Attention: Corporate Treasurer
Telephone: 512-464-9422
Facsimile: 512-464-9479

With a copy to:

SILICON LABORATORIES INC.
Attention: Chief Financial Officer
400 West Cesar Chavez Street, Suite 600
Austin, TX 78701
Telephone: 512-464-9260
Facsimilie: 512-428-1666

SILICON LABORATORIES INC.
Attention: General Counsel
400 West Cesar Chavez Street, Suite 600
Austin, TX 78701
Telephone: 512-464-9295
Facsimile: 512-428-1504

SILICON LABORATORIES INC.
Attention: Worldwide Facilities Manager
400 West Cesar Chavez Street, Suite 600
Austin, TX 78701
Telephone: 512-464-9448
Facsimile: 512-464-9341

Wire Instructions:

Bank Name: Bank of America, N.A.
ABA No.: 0260-0959-3
Account No.: 004797976867
Account Name: Silicon Laboratories Inc.
Swift Code: BOFAUS3N
Reference: 200 West Cesar Chavez

schedule iii-1

LESSOR

BA LEASING BSC, LLC

One Financial Plaza

RI1-537-02-02

Providence, RI 02903

Attention:  David Cournoyer, SVP-Operations

Telephone:  401-278-7881

Facsimile:  401-278-7207

Wire Instructions:

Bank of America

Concord, Ca

ABA No.:  026-009-593

Account Of:  Banc of America Leasing & Capital LLC

Account No.  12334-01992

Reference:  Silicon Labs

COLLATERAL AGENT

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION

299 South Main Street, 12th Floor

Corporate Trust Services

Salt Lake City, Utah 84111

Attention: DeAnn Madsen

Telephone: (801) 246-5809

Facsimile: (801) 246-5053

Wire Instructions:

Wells Fargo Bank, N.A.

ABA No.: 121000248

CR:  Corporate Trust Department

A/C.: 0510922115

Re: Silicon Laboratories

SCHEDULE III - 3

LENDERS

BANK OF AMERICA, NATIONAL ASSOCIATION

Credit/Operations Contact:

One Financial Plaza

RI1-537-02-02

Providence, RI 02903

Attention:  David Cournoyer, SVP-Operations

Telephone:  401-278-7881

Facsimile:  401-278-7207

Wire Instructions:

Bank of America

Concord, Ca

ABA No.:  026-009-593

Account Of:  Banc of America Leasing & Capital LLC

Account No.  12334-01992

Reference:  Silicon Labs

HSBC BANK USA, NATIONAL ASSOCIATION

Credit Contact:	Administrative Contact:
452 Fifth Avenue, Tower 5	One HSBC Center
New York, NY 10018	Buffalo, NY 14203
Attention: Stewart Kapnick	Attention: Maria Moncada
Telephone: (212) 525-5266	Telephone: (212) 525-8786
Facsimile: (212) 525-8370	Facsimile: (212) 525-8370

Wire Instructions:

Bank:  HSBC Bank, USA, National Association

ABA No.:  021001088

Account No.:  713-006-382

Account Name:  AFS Wire Account

Reference:  Silicon Labs

Attention:  Stewart Kapnick

Tax I.D. # 20-1177241

SCHEDULE III - 4

JPMORGAN CHASE BANK, N.A.

Credit Contact:	Operations Contact:
2200 Ross Avenue, 3rd Floor	10 South Dearborn, 7th Floor
Dallas, Texas 75201	Chicago, Illinois 60603
Attention: John Horst	Attention: Cynthia Miller
Telephone: (214) 965-3572	Telephone: (312) 385-7069
Facsimile: (214) 965-2884	Facsimile: (312) 385-7096

Business Contact:

221 West Sixth Street, 1st Floor

Austin, Texas  78701

Attention:  Steve Prichett

Telephone:  (512) 479-2220

Facsimile:  (512) 479-2211

Wire Instructions:

Bank:  JPMorgan Chase Bank

ABA No.:  021000021

Account No.:  9008109962C1190

Account Name:  Loan Processing DP

Reference:  Silicon Laboratories

Attention:  Cynthia Miller

CERTAIN FILINGS AND RECORDINGS

                  1.       The Memorandum of Second Amendment to Ground Lease Agreement dated March 14, 2008 between the City of Austin and Computer Sciences Corporation for filing in the appropriate offices of the County of Travis, Texas;

                  2.       The Memorandum of Seventh Amendment to the Master Agreement dated March 14, 2008 between City of Austin and Computer Sciences Corporation for filing in the appropriate offices of the County of Travis, Texas;

                  3.       The Special Warranty Deed dated March 14, 2008 from Computer Sciences Corporation to BA Leasing BSC, LLC for filing in the appropriate offices of the County of Travis, Texas;

                  4.       The Assignment and Assumption of Ground Lease dated March 14, 2008 from Computer Sciences Corporation to BA Leasing BSC, LLC for filing in the appropriate offices of the County of Travis, Texas;

                  5.       The General Assignment dated March 14, 2008 from Computer Sciences Corporation to BA Leasing BSC, LLC for filing in the appropriate offices of the County of Travis, Texas;

                  6.       The Assignment of Leases, Security Deposits and Prepaid Rents dated March 14, 2008 from Computer Sciences Corporation to BA Leasing BSC, LLC for filing in the appropriate offices of the County of Travis, Texas;

                  7.       The Memorandum of Lease, Deed of Trust and Security Agreement dated as of March 14, 2008 between BA Leasing BSC, LLC, as Lessor, and Silicon Laboratories Inc., as Lessee for filing in the appropriate offices of the County of Travis, Texas;

                  8.       The Leasehold Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents dated as of March 14, 2008 from BA Leasing BSC, LLC, as Lessor, to Gary S. Farmer, as Trustee, the Deed of Trust Trustee named therein, for the benefit of Wells Fargo Bank Northwest, National Association, as Collateral Agent, as beneficiary, with Joinder by Silicon Laboratories Inc. for filing in the appropriate offices of the County of Travis, Texas;

                  9.       The Assignment of Leases and Rents and Security Agreement dated as of March 14, 2008 from BA Leasing BSC, LLC, to Wells Fargo Bank Northwest, National Association, as Collateral Agent, with Joinder by Silicon Laboratories Inc. for filing in the appropriate offices of the County of Travis, Texas;

                10.       The Assignment of Purchase Agreement dated as of March 14, 2008 from Silicon Laboratories Inc. to BA Leasing BSC, LLC for filing in the appropriate offices of the County of Travis, Texas;

SCHEDULE 6.1(s) - 1

                11.       One (1) UCC-1 Financing Statement from the Lessee, as debtor to the Lessor, as secured party (relating to the Lease) for filing with the Secretary of State of the State of Delaware; and

                12.       One (1) UCC-1 Financing Statement from the Lessor, as debtor to the Collateral Agent, as secured party (relating to the Assignment of Leases and Rents) for filing with the Secretary of State of the State of Delaware.

DISCLOSURE SCHEDULE

None.

SCHEDULE 8.2

AGREEMENTS TO BE TERMINATED

1.             View Corridor Easement Agreement dated as of February 15, 2000 between the City of Austin, Texas and the Seller.

2.             Amended and Restated Underground Tunnel Agreement dated as of January 31, 2002, between Seller and the City of Austin, Texas.

SCHEDULE 8.2(ff)

FORM OF ADVANCE REQUEST

EXHIBIT A

FORM OF OPINION OF SPECIAL COUNSEL TO THE PARTICIPANTS

EXHIBIT B-1

FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO LESSEE

EXHIBIT B-2

FORM OF OPINION OF SPECIAL TEXAS COUNSEL TO LESSEE

EXHIBIT B-3

FORM OF OPINION OF ASSOCIATE GENERAL COUNSEL OF LESSOR

EXHIBIT B-4

FORM OF ASSIGNMENT OF LEASE AND RENT AND SECURITY AGREEMENT

EXHIBIT C

FORM OF ASSIGNMENT AGREEMENT

EXHIBIT D

FORM OF RESPONSIBLE OFFICER’S CERTIFICATE OF LESSEE

EXHIBIT E-1

FORM OF RESPONSIBLE OFFICER’S CERTIFICATE OF LESSOR

EXHIBIT E-2

FORM OF OFFEREE LETTER

EXHIBIT F

FORM OF GROUND LESSOR ESTOPPEL CERTIFICATE

EXHIBIT G

APPENDIX 1

TO

PARTICIPATION AGREEMENT

DEFINITIONS AND INTERPRETATION

                A.            Interpretation.  In each Operative Document, unless a clear contrary intention appears:

                (i)            the singular number includes the plural number and vice versa;

                (ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                (iii)          reference to any gender includes the other gender;

                (iv)          reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

                (v)           reference to any Applicable Laws means such Applicable Laws as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Laws means that provision of such Applicable Laws from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

                (vi)          reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

                (vii)         “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision thereof;

                (viii)        “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

                (ix)           relative to the determination of any period of time, “from” means “from and including,” “to” and “until” each mean “to but excluding;” and

                (x)            with respect to any rights and obligations of the parties under the Operative Documents, all such rights and obligations shall be construed to the extent permitted by Applicable Law.

B.            Accounting Terms.  In each Operative Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, and all financial statements required to be delivered thereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Lessee’s independent public accountants or otherwise required by a change in GAAP ) with the most recent audited consolidated financial statements of the Lessee and its Consolidated Subsidiaries delivered to the Participants.

C.            Conflict in Operative Documents.  If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, the Participation Agreement shall prevail and control.

D.            Legal Representation of the Parties.  The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

E.             Defined Terms.  Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

“Acceleration” is defined in Section 5.2(a)(ii) of the Loan Agreement.

“Advance” means the advance by the Collateral Agent (on behalf of the Lessor) to the Seller to purchase the Subject Property and of funds to pay Transaction Expenses, which shall be Funded by the Participants pursuant to Article III of the Participation Agreement.

“Advance Request” is defined in Section 3.3(a) of the Participation Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“After Tax Basis” means, with respect to any payment to be received (to the extent the receipt of such payment constitutes taxable income to such recipient), the amount of such payment increased so that, after deduction of the amount of all Taxes (including any Taxes payable by reason of inclusion of such amount in income otherwise excluded by the definition of Impositions, and assuming for this purpose that the recipient of such payment is subject to taxation at the highest Federal and applicable state and local marginal rates applicable to such recipient for the year in which such income is taxable) required to be paid by the recipient (less any tax savings, credits, deductions or other quantifiable tax benefits realized, utilizing the same tax rate assumptions as set forth in the immediately preceding parenthetical phrase, and the present value of any tax savings projected, utilizing the same tax rate assumptions as set forth in the immediately preceding parenthetical phrase, to be realized by the recipient as a result of such payment) with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

“Aggregate Commitment Amount” means $50,100,000.

“ALTA” means the American Land Title Association.

“Alternate Base Rate” means, on any date with respect to any Loan or Lessor Amount, a fluctuating rate of interest per annum equal to the higher of (A) the rate of interest most recently announced by Bank of America at its principal lending office in the United States from time to time as its “prime rate,” which need not be the lowest interest rate charged by Bank of America, and (B) the Federal Funds Effective Rate most recently determined by Bank of America plus .50% per annum.  If either of the aforesaid rates or their equivalent changes from time to time after the Closing Date, the Alternate Base Rate shall be automatically increased or decreased, if appropriate and as the case may be, without notice to Lessee or the Lessor, as of the effective time of each change.

“Applicable Lessor Margin” means, at any time of determination of the LIBO Rate, 1.75%.

“Applicable Laws” at any time means all then existing applicable laws, rules, regulations (including Environmental Laws) statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment (including, without limitation, wetlands)).

“Applicable Lender Margin” means, at any time of determination of the LIBO Rate, 1.50%.

“Applicable Lending Office” means, for each Participant, the office of such Participant set forth as the Applicable Lending Office for such Participant on Schedule III to the Participation Agreement, or such other office of such Participant (or of an Affiliate of such Participant) as such Participant may from time to time specify to the Collateral Agent and Lessee by written notice as the office from which its Loans or Lessor Amount, as applicable, accruing Interest or Yield, as applicable, at the LIBO Rate (Reserve Adjusted) are made available and maintained.

“Appraisal” means the “Appraisal” as defined in Section 6.1(j) of the Participation Agreement.

“Appraiser” means the AEGIS Group, Inc. or any independent MAI appraiser selected by the Collateral Agent.

“Appurtenant Rights” means, with respect to the Land, (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, and other rights and benefits at any time belonging or pertaining to the Land or the Improvements thereon, including, without limitation, the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to the Land and (ii) all permits, licenses and rights, whether or not of record, appurtenant to the Land.

“Arrangement Fee Letter” means that certain letter agreement dated December 12, 2007, between Arranger and Lessee.

“Arranger” means Banc of America Leasing & Capital, LLC.

“Assignee” is defined in the caption of the Assignment of Leases and Rents to mean the Collateral Agent.

“Assignment Agreement” means an Assignment Agreement, substantially in the form of Exhibit D to the Participation Agreement, as amended or modified from time to time.

“Assignment of Ground Lease” means the Assignment and Assumption of Ground Lease dated as of March 14, 2008 from the Seller to Lessor.

“Assignment of Related Agreements” means the General Assignment in the form of Exhibit M to the Purchase Agreement dated as of March 14, 2008 and executed by Seller and Lessor.

“Assignment of Leases and Rents” means the Assignment of Leases and Rents and Security Agreement in the Form of Exhibit C to the Participation Agreement dated as of March 14, 2008 from Lessor to Collateral Agent, as amended, modified or other supplemented from time to time.

“Assignment of Purchase Agreement” means the Assignment of Purchase Agreement dated as of March 14, 2008 between the Lessee and the Lessor.

“Assignment of  Subleases” means the Assignment of Leases, Security Deposits and Prepaid Rents in the form of Exhibit L to the Purchase Agreement dated as of March 14, 2008 and executed by Seller and Lessor.

“Assignor” is defined in the caption of the Assignment of Leases and Rents to mean the Lessor.

“Authorized Officer” means any officer of Lessor who shall be duly authorized to execute the Operative Documents.

“Bank of America” means Bank of America, National Association.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended.

“Basic Rent” means, for any Payment Date on which Basic Rent is due, an amount equal to the sum of the aggregate amount of Interest and Yield payable under the Operative Documents on such date on the Notes and the Lessor Amount in respect of the applicable Interest Period.

“Benefited Lender” is defined in Section 8.6 of the Loan Agreement.

“Benefited Participant” is defined in Section 5.4 of the Participation Agreement.

“Borrower” means Lessor, in its capacity as borrower under the Loan Agreement.

“Break Costs” means an amount equal to the amount, if any, required to compensate Lessor or any Lender for any additional losses (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or funds acquired by Lessor or any Lender to fund its obligations under the Operative Documents) it may reasonably incur as a result of (x) the Lessee’s payment of Basic Rent other than on a Payment Date, (y) the Advance not being made on the date specified therefor in the Advance Request (other than as a result of a breach by Lessor or such Lender, as the case may be, of its obligation under Section 3.1 of the Participation Agreement to make the Advance to the Lessor or make Lessor Amount or Loans available to the Lessor) or (z) any conversion of the LIBO Rate during an Interest Period pursuant to and in accordance with the Operative Documents.  A statement as to the amount of such loss, cost or expense, prepared in good faith and in reasonable detail and submitted by Lessor or any Lender, as the case may be, to the Lessee, shall be presumed correct absent demonstrable error.

“Business Day” means (i) each Monday, Tuesday, Wednesday, Thursday and Friday, which is not a day on which banks in New York, New York, Austin, Texas, Salt Lake City, Utah or Providence, Rhode Island are generally authorized or obligated, by law or executive order, to close and (ii) in connection with the LIBO Rate, any day which is a Business Day under clause (i) and is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.

“Bylaws” means all written bylaws, rules, regulations and all other documents relating to the management, governance or internal regulation of any Person other than an individual or interpretive of the Charter of such Person, all as from time to time in effect.

“Capitalized Leases” means, in the case of any Person, (a) all leases that have been, should be or are expected to be recorded as capital leases on a balance sheet of such Person in accordance with GAAP, and (b) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off balance sheet financing transaction where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Cash” means the sum of (i) cash and cash equivalents, plus (ii) short-term investments as stated on Lessee’s financial statements rated at least A/A2 by S&P and Moody’s, respectively, that are included as current assets in the Lessee’s financial statements prepared in accordance with GAAP, in each case, which are not subject to any Lien of any kind.

“Casualty” means an event of damage or destruction relating to all or any portion of the Leased Property.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Certificate of Deposit Rate” means the highest rate of return for certificates of deposit issued by Bank of America and having a maturity of one month.

“Change in Law” means any change or proposed change in or any introduction of or interpretation (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) after the Closing Date of Applicable Law or any regulations, policies, directives or guidelines issued by any governmental body, central bank or other fiscal or monetary or accounting authority or other national, international, state or local organization which purports to regulate or otherwise affects a Participant.

“Charter” means the articles of organization, certificate of incorporation, statute, constitution, joint venture agreement, partnership agreement, trust indenture, limited liability company agreement or other charter document of any Person other than an individual, each as from time to time in effect.

“City of Austin” means the City of Austin, Texas, a home rule city and municipal corporation.

“Claims” means any and all obligations, liabilities, losses, actions, suits, judgments, penalties, fines, claims, demands, settlements, costs and expenses (including, without limitation, reasonable legal fees and expenses) of any nature whatsoever; provided, however, “Claims” shall not include Taxes.

“Closing Date” is defined in Section 2.1 of the Participation Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, or any successor statute thereto.

“Collateral Agent” means Wells Fargo Bank Northwest, National Association, in its capacity as Collateral Agent, or any successor Collateral Agent designated in accordance with the Operative Documents.

“Collateral Agent Fee Letter” means the fee letter dated March 14, 2008, between Lessee and Collateral Agent.

“Collateral Agent Response Notice” has the meaning in Section 4.8 of the Participation Agreement.

“Commitment” means (i) as to any Lender, its Loan Commitment, and (ii) as to Lessor, its Lessor Commitment.

“Condemnation” means any condemnation, requisition, confiscation, seizure or other taking or sale of the use or title to the Subject Property or any part thereof (temporarily or permanently) in, by or on account of any eminent domain proceeding or other action by any Governmental Authority under the power of eminent domain or otherwise or any transfer in lieu of or in anticipation thereof.  A Condemnation shall be deemed to have “occurred” on the earliest of the dates that use or title is taken or transferred.

“Consolidated” means, with respect to any Person’s accounts, the accounts of the Person and all of its Subsidiaries, or such of its Subsidiaries as may be specified, consolidated (or combined) in accordance with GAAP.

“Credit Exposure” means (i) in the case of a Participant that is the Lessor, the outstanding amount of the Lessor Amount owed to the Lessor, and (ii) in the case of a Participant that is a Lender, the aggregate outstanding amount of Loans made by such Lender.

“CSC” means Computer Sciences Corporation, a Nevada corporation.

“CSC Sublease” means the Lease Agreement dated as of March 14, 2008 between CSC, as Tenant, and Lessee, as Landlord, in form and substance attached as Exhibit D to the Lease, which shall become effective following the effective date of the Lease and the other Operative Documents executed by Lessee, the Collateral Agent and the Participants.

“Deed” is defined in Section 6.1(o) of the Participation Agreement.

“Deed of Trust” means the Leasehold Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents dated as of March 14, 2008, from Lessor in favor of the Deed of Trust Trustee for the benefit of Collateral Agent.

“Deed of Trust Trustee” means Gary S. Farmer, together with his successor in trust pursuant to the Deed of Trust.

“Default” means any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Dollars” and “$” mean dollars in lawful currency of the United States of America.

“Early Termination Option” means the Lessee’s option to purchase the Subject Property in accordance with the provisions of Section 18.1 of the Lease.

“EBITDAR” means, for any period, the sum of (a) Net Income for such period (excluding the effect of any extraordinary gains), plus (b) an amount which, in the determination of Net Income for such period, has been deducted for (i) Interest Expense for such period, and (ii) total federal, state and other income taxes for such period, and (iii) all depreciation and amortization for such period, and (iv) total expenses associated with the non-cash portion of all employee bonus plans for such period, and (v) stock compensation expense in connection with stock options or stock awards, and (vi) write-offs of in-process or acquired research and development costs, and (vii) impairment charges related to intangible assets, and (viii) impairment of tangible assets other than investments, and (ix) restructuring charges  (other than cash costs relating to such charges), and (x) Lease Expense for such period, all as determined in accordance with GAAP.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor system.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its general arrangements to borrow, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iii) a finance company, leasing company or other financial institution or fund (whether a corporation, partnership or other entity) primarily engaged in making, purchasing or otherwise investing in commercial loans or lease transactions in the ordinary course of its business; (iv) the central bank of any country that is a member  of the OECD; or (v) any Affiliate of any Participant; provided, however, that any such Person described in clause (i), (ii), (iii), (iv) or (v) above shall have, or be a subsidiary of an entity (and such entity shall guarantee such subsidiary’s obligations under the Operative Documents) that has, a combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $75,000,000 (or its equivalent in foreign currency).

“Eligible Sublessee” means CSC or any Person who as of the date of the execution of the Fifth Floor Subleases has a (i) net worth of not less than $5,000,000 or (ii) a Dunn & Bradstreet Financial strength rating of “3A” and a composite credit appraisal of “2.”  Notwithstanding any provision of the Lease or the Operative Documents to the contrary, Lessee shall have the right to sublease any portion of the Leased Premises (including the fifth floor of the Facility) to a Person that is not an Eligible Assignee in accordance with Section 6.1 of the Lease, provided that if such Person is not an Eligible Sublessee, then Lessor and the Collateral Agent shall not be required to execute an SNDA.  Nothing contained herein or in the Lease shall preclude Lessee from requesting that Lessor and the Collateral Agent execute an SNDA in favor of a Person that is not an Eligible Assignee.

“Environmental Audit” means the Phase One environmental site assessment (the scope and performance of which meets or exceeds ASTM Standard Practice E1527-00 Standard Practice for Environmental Site Assessments:  Phase One Environmental Site Assessment Process) of the Land prepared by Terracon Consultants, Inc. as it Job No. 96077948, dated January 8, 2008.

“Environmental Claims” is defined in Section 13.6 of the Participation Agreement.

“Environmental Laws” means any and all applicable federal, state and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof in effect in any jurisdiction in which the Lessee is conducting or have conducted business or where the Subject Property.

“Environmental Violation” means, with respect to the Subject Property, any activity, occurrence or condition that violates or results in non-compliance with any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, each as in effect and amended and modified from time to time.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by an ERISA Group Person from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by an ERISA Group Person from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing, of a notice of intent to terminate under Section 4041(c) of ERISA, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon an ERISA Group Person.

“ERISA Group” means the Lessee and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Lessee, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Escrow” is defined in Section 3 of the Purchase Agreement.

“Escrow Agent” means Heritage Title Insurance Company of Austin, Inc.

“Estoppel Certificate” means the Ground Lessor Estoppel Certificate dated the Closing Date and executed by the City of Austin in the form of Exhibit G to the Participation Agreement.

“Event of Default” is defined at Section 16.1 of the Lease.

“Event of Loss” means any Significant Casualty or Significant Condemnation.

“Excepted Payments” means:

                (a)           all indemnity payments (including indemnity payments made pursuant to Article XIII of the Participation Agreement) to which any Participant or any of their respective Affiliates, agents, officers, directors or employees is entitled pursuant to the Operative Documents;

                (b)           any amounts (other than Basic Rent or amounts payable by Lessee pursuant to Section 15.2 or Articles XVI, XVIII, XIX or XX of the Lease) payable under any Operative Document to reimburse the Lessor or any of its respective Affiliates (including the reasonable expenses of the Lessor or such Affiliates incurred in connection with any such payment) for performing or complying with any of the obligations of the Lessee under and as permitted by any Operative Document;

                (c)           any amount payable to any Participant by any transferee permitted under the Operative Documents of the interest of any Participant as the purchase price of the Participant’s interest (or a portion thereof);

                (d)           any insurance proceeds (or payments with respect to self-insured risks or policy deductibles) under liability policies, other than such proceeds or payments payable to any Participant or Collateral Agent;

                (e)           any insurance proceeds under policies maintained by the Collateral Agent or any Participant in accordance with Section 13.4 of the Lease;

                (f)            Transaction Expenses, Contingent Rent or Fees paid or payable to or for the benefit of the Collateral Agent, Arranger or any Participant;

                (g)           all right, title and interest of the Lessor to the Subject Property, the CSC Sublease, any Fifth Floor Sublease or any portion thereof or any other property to the extent any of the foregoing has been released from the Liens of the Security Instruments following the payment of the Lease Balance; and

                (h)           any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (g) above.

“Excess Sales Proceeds” means proceeds received upon a sale of any or all of the Subject Property, the CSC Sublease and any Fifth Floor Sublease in excess of the amounts required to pay the Lease Balance and other amounts then due and owing under the Participation Agreement and the other Operative Documents.

“Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder, in each case as amended from time to time.

“Expiration Date” means the date which is sixty (60) months after the Closing Date.

“Extended Remarketing Period” is defined in Section 20.3 of the Lease.

“Facility” means (i) the six story, approximately 220,000 square foot, office and retail building located at 200 W. Cesar Chavez in Austin, Texas, (ii) the other Improvements and (iii) the Appurtenant Rights.

“Fair Market Value” means with respect to the Subject Property or any portion thereof, as of the date of the determination, the amount (which in any event shall not be less than zero) as determined by an independent MAI appraiser chosen by the Collateral Agent (at the direction of the Lessor) and reasonably acceptable to Lessee that would be paid in an arm’s-length transaction between an informed and willing buyer (other than a buyer currently in possession) and an informed and willing seller, neither of whom is under any compulsion to buy or sell, and neither of which is related to Lessor, Collateral Agent, Lessee or any Affiliate thereof, for the purchase of the Subject Property, or such portion thereof, as applicable.  Such Fair Market Value shall (a) be calculated assuming that the Leased Property is in the condition and state of repair required to be maintained by the terms of the Lease (unless such Fair Market Value is being determined for purposes of Section 20.3(e) of the Lease or for purposes of evaluating the Fair Market Value as of the Expiration Date in the End of Term Indemnity in Section 13.2 of the Participation Agreement, in which case this assumption shall not be made) and (b) take into account the affect of the CSC Sublease and any Fifth Floor Sublease on the Subject Property.

“FASB Statement No. 13” means Statement of Financial Accounting Standards No. 13, Accounting for Leases, of the Financial Accounting Standards Board or any applicable successor provision or regulating body for purposes of establishing standards of financial accounting and reporting for Leases by Lessees.

“Federal Funds Effective Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Collateral Agent, of the rate for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by Collateral Agent.

“Fee Letters” means, collectively, the Arrangement Fee Letter and the Collateral Agent Fee Letter.

“Fees” is defined in Section 4.5 of the Participation Agreement.

“Fifth Floor Sublease” means a sublease of some or all of the fifth floor of the Facility between Lessee, as landlord and an Eligible Sublessee, as tenant, pursuant to (a) a sublease agreement in form and substance substantially similar to the CSC Sublease whereby the Eligible Sublessee agrees to pay rent on a square footage basis (i) in an amount at least equal to the rent per square foot payable by CSC under the CSC Sublease or (ii) in the sole discretion of the Lessee, that is equal to or in excess of the fair market rent on a square footage basis for buildings located in the City of Austin of a type and quality comparable to the Facility, based on comparable lease transactions or comparable offerings and (b) an SNDA with respect to such sublease executed by such Eligible Sublessee, Lessor, Lessee, and the Collateral Agent.”  For purposes of comparing the rent payable under the CSC Sublease and the proposed rent to be paid under the Fifth Floor Sublease, appropriate adjustments shall be made to determine the net rental amount paid taking into consideration all relevant economic and other material terms, including without limitation the following terms and concessions: (i) the rental rate and escalations, (ii) the amount of rent or other charges for parking, (iii) operating expense and tax protection granted, such as a base year, expense stop or triple net scenario (base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes as reasonably determined by Lessor and Required Lenders; (iv) rental abatement concessions, if any, being granted, (v) the condition of the applicable premises and Lessee’s responsibility with respect thereto, tenant improvements or allowances provided or to be provided for such comparable space, taking into account the value of the existing improvements, if any, in such space, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by general office users (as contrasted to any particular value placed on such improvements by the tenant), (vi) all other monetary concessions, if any, being granted to the tenant, (vii) the fact that the particular transaction does or does not involve the payment of real estate brokerage commissions, and (viii) the period of rental abatement, if any, granted to the tenant in connection with the design, permitting and construction of tenant improvements or otherwise; provided, however, that after applying any such adjustments the rent payable on a square foot basis under the Fifth Floor Sublease shall be in an amount at least equal to the rent per square foot payable by CSC under the CSC Sublease.

“Financial Officer” means the Lessee’s chief executive officer, chief financial officer, chief operating officer, controller, assistant treasurer, president, treasurer or any of its vice presidents whose primary responsibility is for its financial affairs, all of whose incumbency and signatures have been certified to the Participants by the secretary or other appropriate attesting officer of the Lessee.

“Funded Debt” means any of the following items:

                   (a)        borrowed money;

                   (b)        Capitalized Lease obligations;

                   (c)        all scheduled payment obligations under any operating lease having a term of greater than one year;

                   (d)        reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers acceptances, other financial guarantees and interest rate protection agreements (without duplication of other Funded Debt supported or guaranteed thereby); and

                   (e)        all Guarantees in respect of Funded Debt of the type described in clauses (a) through (d) above.

“FIRREA” means the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and all regulations promulgated pursuant thereto.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fund,” “Funded” or “Funding” means each funding by a Participant of a portion of the principal under its Note or a portion of its Lessor Amount (as the case may be) constituting a portion of the Advance as described in Article III of the Participation Agreement.

“Funding Indemnity Letter” is defined in Section 6.1(e) of the Participation Agreement.

“GAAP” means United States generally accepted accounting principles (including principles of consolidation), in effect from time to time.

“General Indemnitee” or “Tax Indemnitee” means each Lender, the Lessor, the Collateral Agent (in its individual capacity and as agent), the Arranger, any additional, separate or co-trustee or co-agent appointed in accordance with the terms of the Participation Agreement and the respective Affiliates, successors, permitted assigns, permitted transferees, employees, officers, directors, shareholders, partners, participants, representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Lessee or any of its Affiliates be a General Indemnitee or Tax Indemnitee.

“Governmental Action” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Laws, and shall include, without limitation, all environmental and operating permits and licenses that are required for the full use and operation of the Subject Property.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the City of Austin, Texas (each, an “Authority”), and having jurisdiction over the Subject Property, the Lessee or any Indemnitee or the Operative Documents, as applicable; provided, however, with respect to Impositions and Tax indemnification obligations, the term “Governmental Authority” shall not include any Authority of a jurisdiction outside of the United States of America.

“Grossed-Up Basis” is defined in Section 13.4(c)(ii) of the Participation Agreement.

“Gross Proceeds” means the gross proceeds realized from the sale of the Subject Property, the Lessee’s interest in the CSC Sublease and any Fifth Floor Sublease, as applicable, to the extent that either or both of such subleases will be in effect as of the date such sale is consummated pursuant to Article XX of the Lease (i.e., without deductions for any marketing, closing, sales or other costs, taxes, expenses, fees, prorations or commissions).

“Ground Lease” means the Ground Lease Agreement dated as of April 10, 2000 between Seller, as ground lessee and the Ground Lessor, as the same has been and may be amended, modified or supplemented from time to time.

“Ground Lessor” means the City of Austin.

“Guarantee” means, with respect to a specified Person:

                   (a)        any guarantee by the specified Person of the payment of any Funded Debt of any primary obligor;

                   (b)        any other arrangement whereby credit is extended to a primary obligor on the basis of any obligation of the specified Person to a creditor or prospective creditor of such primary obligor, to pay the Funded Debt of such primary obligor; and

                   (c)        reimbursement obligations, whether contingent or matured, of the specified Person with respect to letters of credit, bankers acceptances, other financial guarantees and interest rate protection agreements;

in each case whether or not any of the foregoing are reflected on the balance sheet of the specified Person or in a footnote thereto.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics to the extent such substance is regulated under applicable Environmental Laws.

“Highest Lawful Rate” is defined in Section 4.6(b) of the Participation Agreement.

“Impositions” means any and all liabilities, losses, expenses and costs of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever and imposed by a Governmental Authority (“Taxes”) (including (i) real property taxes and personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes; (iii) any excise taxes; (iv) real estate transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, gross receipts, privilege and doing business taxes, license and registration fees; and (vi) assessments on the Land, including all assessments for public improvements or benefits, whether or not such improvements are commenced or completed within the Term), and in each case all interest, additions to tax and penalties thereon, which at any time may be levied, assessed or imposed by a Governmental Authority upon or with respect to (a) any Tax Indemnitee, the Subject Property, the CSC Sublease, any Fifth Floor Sublease or any part thereof or interest therein, or the Lessee or any sublessee or user of the Subject Property, the CSC Sublease or any Fifth Floor Sublease; (b) the financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, servicing, maintenance, repair, ownership, possession, purchase, rental, lease, activity conducted on, delivery, insuring, use, operation, improvement, transfer, return or other disposition of the Subject Property, the CSC Sublease, any Fifth Floor Sublease or any part thereof or interest therein; (c) the Notes or Lessor’s Interest or other indebtedness with respect to the Subject Property, any CSC Sublease, any Fifth Floor Sublease or any part thereof or interest therein or transfer thereof; (d) the rentals, receipts or earnings arising from the Subject Property, any CSC Sublease, the Fifth Floor Sublease or any part thereof or interest therein; (e) the Operative Documents or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Subject Property, the CSC Sublease, any Fifth Floor Sublease or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract relating to the construction, acquisition or delivery of the Subject Property, the CSC Sublease, any Fifth Floor Sublease or any part thereof or interest therein; (h) the issuance of the Notes and Lessor’s Interest; or (i) otherwise in connection with the Overall Transaction.

Notwithstanding anything in the first paragraph of this definition (except as provided in the final paragraph of this definition) the term “Impositions” shall not mean or include:

                (i)            Taxes and impositions imposed upon a Tax Indemnitee (other than Taxes that are, or are in the nature of, sales, use, value added, rental, transfer, property or ad valorem taxes with respect to the Subject Property, the CSC Sublease, any Fifth Floor Sublease or any transfer thereof) that are imposed by any Governmental Authority and that are based upon or measured by the gross or net income or gross or net receipts (including, without limitation, any minimum taxes, income or capital gains taxes, or taxes on, measured by, with respect to, or in the nature of capital, net worth, excess profits, items of tax preference, capital stock, franchise, business privilege or doing business taxes or any taxes in the nature of an intangibles tax, an ad valorem tax or property tax imposed on a Participant, Subparticipant, or any holder of a Note or Lessor’s Interest by reason of owning or holding a Note or Lessor’s Interest); provided that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if the payment is otherwise required to be so made; provided further that this clause (i) shall not apply to Taxes and Impositions imposed on a Tax Indemnitee as a result of Lessee’s activities or the location of the Subject Property in the jurisdiction imposing such Taxes or Impositions;

                (ii)           any Tax or imposition to the extent, but only to such extent, it relates to any act, event or omission that occurs, or relates to a period, after the termination of the Lease (but not any Tax or imposition to the extent, but only to such extent, that it relates to any period prior to the termination of the Lease with respect to the Subject Property, the CSC Sublease, or any Fifth Floor Sublease to which such Tax or Imposition relates);

                (iii)          any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of Section 13.4(b) of the Participation Agreement, provided that the foregoing shall not limit the Lessee’s obligation under Section 13.4(b) of the Participation Agreement to advance to such Tax Indemnitee amounts with respect to Taxes or impositions that are being contested in accordance with Section 13.4(b) of the Participation Agreement or any expenses incurred by such Tax Indemnitee in connection with such contest;

                (iv)          any Taxes or impositions imposed upon a Tax Indemnitee with respect to any transfer, sale, financing or other disposition of any interest in the Subject Property, the CSC Sublease, any Fifth Floor Sublease or any part thereof, or any interest therein or any interest or obligation under the Operative Documents or any Note or Lessor’s Interest, or from any sale, assignment, transfer or other disposition of any interest in a Tax Indemnitee or any Affiliate thereof, (other than any transfer in connection with (1) the exercise by the Lessee of its Early Termination Option or any termination option or other purchase of the Subject Property by the Lessee or the exercise by Lessee of the Sale Option, (2) the occurrence of an Event of Default, (3) a Casualty or Condemnation affecting the Leased Property or (4) any assignment, sublease, modification or addition of or to the Leased Property by the Lessee);

                (v)           any Taxes or impositions imposed on a Tax Indemnitee to the extent such Tax Indemnitee actually receives a credit (or otherwise has a reduction in a liability for Taxes) in respect thereof against Taxes that are not indemnified under the Participation Agreement (but only to the extent such credit is not taken into account in calculating the indemnity payment on an After Tax Basis);

                (vi)          any Taxes imposed against or payable by a Tax Indemnitee resulting from, or that would not have been imposed but for, the gross negligence or willful misconduct of such Tax Indemnitee or its Affiliates, provided that a default under, or the failure of Lessor to perform any obligation, covenant or agreement in, any Related Agreement, the CSC Sublease, any Fifth Floor Sublease or otherwise required by Applicable Law, Governmental Action or third parties with respect to the Subject Property, any CSC Sublease or the Fifth Floor Sublease shall not be deemed gross negligence or willful misconduct;

                (vii)         Taxes imposed on or payable by a Tax Indemnitee to the extent such Taxes would not have been imposed but for a breach by such Tax Indemnitee or any Affiliate thereof of any representations, warranties contained in Section 8.1 or 8.3 of the Participation Agreement or covenants set forth in the Participation Agreement or the Lease (unless such breach is caused by the Lessee’s breach of its representations, warranties or covenants set forth in the Operative Documents);

                (viii)        Taxes to the extent resulting from a Tax Indemnitee’s failure to comply with the provisions of Section 13.4(b) of the Participation Agreement, which failure precludes the ability to conduct a contest pursuant to Section 13.4(b) of the Participation Agreement (unless such failure is caused by the Lessee’s breach of its obligations);

                (ix)           [Intentionally Omitted].

                (x)            Taxes imposed on or with respect to or payable as a result of activities of a Tax Indemnitee unrelated to the Overall Transaction;

                (xi)           any interest, additions to tax or penalties imposed on an Indemnitee as a result of such Indemnitee’s or an Affiliate’s failure to file any return or other documents provided to it pursuant to Section 13.4(d) of the Participation Agreement on a timely basis; provided that this clause (xi) shall not apply if such interest or penalties arise as a result of a position taken (or requested to be taken) by the Lessee in a contest controlled by the Lessee under Section 13.4(b) of the Participation Agreement;

                (xii)          Taxes imposed on or with respect to or payable by an Indemnitee resulting directly from, or that would not have been imposed but for the existence of, any Lessor Lien created by or through such Indemnitee or an Affiliate thereof, unless caused by acts or omissions of Lessee;

                (xiii)         any Tax imposed against or payable by an Indemnitee that is a transferee from another Indemnitee to the extent that, under the law in effect on the date of transfer, the amount of such Tax exceeds the amount of such Tax that would have been imposed against or payable by the transferor; provided, however, that this exclusion (xiii) shall not apply to any transferee that acquires its interest while an Event of Default is continuing; and

                (xiv)        Taxes imposed on or with respect to or payable by an Indemnitee that would not have been imposed but for an amendment, supplement, modification, consent or waiver to any Operative Document not initiated, requested or consented to by Lessee unless such amendment, supplement, modification, consent or waiver (1) arises due to, or in connection with there having occurred, an Event of Default or (2) is required by the terms of the Operative Documents or is executed in connection with any amendment to the Operative Documents required by law.

Notwithstanding the foregoing, the exclusions from the definition of “Impositions” set forth in clauses (i), (ii), (iv) and (x) shall not apply (but the other exclusions shall apply) to any Taxes or any increase in Taxes imposed on a Tax Indemnitee net of any decrease in Taxes realized by such Tax Indemnitee, to the extent that such tax increase or decrease would not have occurred if on the Closing Date the Participants had advanced funds to the Lessee in the form of a loan secured by the Subject Property, the CSC Sublease and any Fifth Floor Sublease in an amount equal to the amount Funded on the Closing Date, with debt service for such loan equal to the Basic Rent payable on each Payment Date and a principal balance at the maturity of such loan in an amount equal to the then outstanding amount of the Loans and Lessor Amount at the end of the Term of the Lease.

“Improvements” means all buildings, structures, facilities, fixtures, tunnels, parking areas, garages and lots, plaza, common areas and other improvements of every kind existing at any time and from time to time on or under the Land and within any easements for offsite improvements benefiting the Land, including, without limitation, related attached heating, electrical, switch gear, uninterrupted power supply, and mechanical equipment, lighting, switchboards, plumbing, ventilation, air conditioning and air-cooling apparatus, refrigerating and incinerating equipment, escalators, generators, elevators, loading and unloading equipment and systems, communications systems (including satellite dishes and antennae), sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, fittings, fixtures, HVAC and other building systems attached to any buildings or improvements presently existing on the Land or to the Subject Property and including all modifications and other additions to or changes in the Improvements at any time.

“Indemnitee” means any General Indemnitee or a Tax Indemnitee, as applicable.

“Industry Standards” means the latest edition or revision of all industry codes, standards or regulations (hereinafter referred to collectively in this definition as “codes”) applicable to the operation, use, maintenance, repair or modification of the Subject Property or any portion thereof, as such codes may be changed from time to time.

“Insolvency Event” means an event described in Section 16.1(g) of the Lease.

“Inspecting Parties” is defined in Section 4.2(a) of the Lease.

“Insurance Requirements” means all terms and conditions of any insurance policy required by Article XIII of the Lease to be maintained by the Lessee.

“Interest” means the interest accruing on the Loans as computed and payable in accordance with the terms of the Loan Agreement and the Participation Agreement.

“Interest Expense” means, for any period, total interest expense (including the interest component of any Capitalized Leases) of the Lessee, determined in accordance with GAAP.

“Interest Period” means with respect to any Loan or Lessor Amount bearing Interest or Yield, respectively, by reference to the LIBO Rate or the Alternate Base Rate, initially the period commencing on (and including) the Closing Date and ending on (but excluding) the next succeeding Payment Date thereafter, and thereafter each period commencing on (and including) a Payment Date and ending on (but excluding) the next succeeding Payment Date.

“Interest Rate” means (i) with respect to any Loan, for each Interest Period, a rate per annum equal to the LIBO Rate plus the Applicable Lender Margin, and (ii) with respect to any Loan at any time that any Lender shall not have received two (2) Business Days advance notice of the Advance Request or sale or funding or the provisions of Section 15.1 or Section 15.2 of the Participation Agreement shall apply, the Alternate Base Rate until the date which is three (3) Business Days after such Lender has received such notice or Section 15.1 or Section 15.2 of the Participation Agreement shall not apply, as the case may be.

“Investment Company Act” means the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

“Land” means the approximately 1.754 acres of real property in Austin, Texas described on Exhibit A to the Lease, and the Appurtenant Rights.

“Lease” means the Lease, Deed of Trust and Security Agreement dated as of March 14, 2008, among the Lessor, the Lessee and the Deed of Trust Trustee, as amended, supplemented or modified from time to time.

“Lease Balance” means, as of any date of determination, an amount equal to the sum, without duplication, of the Loan Balance and the Lessor Balance and all other amounts owing by the Lessee under the Operative Documents (including, without limitation, accrued and unpaid Rent).

“Lease Expense” means, for any period, total lease expense under all operating and capital leases of the Lessee, determined in accordance with GAAP.

“Leased Property” means the Subject Property, but excluding (i) any Improvements owned by the sublessee (or its successors, assigns or sublessees) under the Retail Sublease, and (ii) the portion of the ground floor of the Facility that is subject to the Retail Sublease.

“Leased Property Records” means those maintenance and other records relating to the maintenance and operation of the Leased Property in the possession of Lessee.

“Lenders” means the financial institutions party to the Loan Agreement and the Participation Agreement and listed as Lenders on the signature pages thereto and their permitted successors and assigns.

“Lenders’ Policy” is defined in Section 6.1(r) of the Participation Agreement.

“Lessee” means Silicon Laboratories Inc., a Delaware corporation, together with its permitted successors and assigns, in its capacities as Lessee under the Lease.

“Lessee Collateral” is defined in Section 24.2 of the Lease.

“Lessee Improvement” is defined in Section 10.2(b) of the Lease.

“Lessee Interest Rate” means the Certificate of Deposit Rate for the Interest Period commencing as of the Closing Date.

“Lessor” means BA Leasing BSC, LLC, a Delaware limited liability company.

“Lessor Amount” means, with respect to Lessor as of any date of determination, the aggregate amount advanced by Lessor from its Lessor Commitment pursuant to Section 3.1 of the Participation Agreement, net of any distributions (other than distributions of Yield) with respect thereto, in an aggregate principal amount, with respect to Lessor, not to exceed Lessor’s Commitment.

“Lessor Balance” means as of any date of determination an amount equal to the sum of the outstanding Lessor Amount of Lessor, together with all accrued and unpaid Yield thereon.

“Lessor Collateral” is defined in Section 2 of the Assignment of Leases and Rents.

“Lessor Commitment” means the Commitment of the Lessor to make available funds in an aggregate principal amount not to exceed the amount set forth on Schedule I of the Participation Agreement, as revised pursuant to Article XII of the Participation Agreement.

“Lessor Lien” means any Lien, true lease or sublease or disposition or other transfer of title to or any interest in the Leased Property or rights in the Operative Documents arising as a result of (a) any claim against the Collateral Agent or any Participant not resulting from the Overall Transaction or otherwise contemplated by the Operative Documents, (b) any act or omission of the Collateral Agent or any Participant which is not required or permitted by the Operative Documents or is in violation of any of the terms of the Operative Documents, (c) any claim against the Collateral Agent or any Participant with respect to Taxes or Transaction Expenses against which Lessee is not required to indemnify or has indemnified the Collateral Agent or any Participant, in its individual capacity, pursuant to Article XIII of the Participation Agreement, (d) any claim against the Lessor or the Collateral Agent arising out of any transfer by the Lessor or the Collateral Agent of all or any portion of the interest of the Lessor or the Collateral Agent in the Subject Property, the CSC Sublease, any Fifth Floor Sublease or the Operative Documents other than the transfer of title to or possession of the Subject Property, the CSC Sublease or any Fifth Floor Sublease by the Lessor pursuant to and in accordance with the Lease or the other Operative Documents or pursuant to the exercise of the remedies set forth in the Operative Documents, or (e) any claim against any Participant arising out of any transfer by such Participant of any Note or Lessor’s Interest, or any interest therein, other than in accordance with the Participation Agreement and, in the case of a transfer of any Note, the Loan Agreement, in all cases, excluding, all rights, title and interest of the other parties under the Related Agreements, the CSC Sublease, any Fifth Floor Sublease and any Liens created or suffered to exist by such parties.

“Lessor Marketing Costs” means all Marketing Costs incurred by Collateral Agent or Lessor in an aggregate amount not to exceed $50,000.

“Lessor’s Interest” means all rights and interests of Lessor in the Subject Property, the Operative Documents, the Lessor Amount and the Excepted Payments.

“LIBO Rate” means with respect to any Interest Period at any time, the applicable London interbank offered rate per annum for deposits in Dollars appearing on Bloomberg LIBO Page as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity approximately equal to such Interest Period; or if no London interbank offered rate of such maturity then appears on Bloomberg LIBO Page , then the rate equal to the London interbank offered rate per annum for deposits in Dollars maturing immediately before or immediately after such maturity, whichever is higher, as determined by the Collateral Agent from Bloomberg LIBO Page; or if Bloomberg LIBO Page is not available, the applicable LIBO Rate for the relevant Interest Period shall be the rate per annum determined by the Collateral Agent to be the arithmetic average of the rates at which Bank of America offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of Bank of America’s or its Affiliate’s relevant portion of the aggregate outstanding principal amount of the Notes and Lessor Amount and having a maturity approximately equal to such Interest Period.

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan or Lessor Amount for any Interest Period, a rate per annum (rounded up and to the nearest 1/100 of 1%) determined pursuant to the following formula:

LIBO Rate           =                     LIBO Rate

(Reserve Adjusted)   1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period will be determined by the Collateral Agent, on the basis of the LIBOR Reserve Percentage in effect on, and the applicable LIBO Rate obtained by the Collateral Agent, two Business Days before the first day of such Interest Period.

“LIBOR Reserve Percentage” means, relative to any Interest Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements for a member bank of the Federal Reserve System (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Lien” means any mortgage, hypothecation, deed of trust, pledge, security interest, encumbrance, lien, easement, declaration or servitude of any kind, including, without limitation, any irrevocable license, interest of a vendor, conditional sale or other title retention agreement, any lease in the nature thereof, or any other right of or arrangement with any creditor to have its claim satisfied out of any specified property or asset with the proceeds therefrom prior to the satisfaction of the claims of the general creditors of the owner thereof, whether or not filed or recorded; provided that, solely for purposes of Section 9.1 of the Participation Agreement, the term “Lien” means with respect to any specified Person, (a) any lien, encumbrance, mortgage, pledge, charge or security interest of any kind upon any property or assets of the specified Person, whether now owned or hereafter acquired, or upon the income or profits therefrom, (b) the purchase of, or the agreement to purchase, any property or asset upon conditional sale or subject to any other title retention agreement device or arrangement (including a Capitalized Lease), and (c) the sale, assignment, pledge or transfer for security of any accounts, general intangibles or chattel paper of the specified Person, with or without recourse.

“Limited Recourse Default” means any condition, occurrence or event which, after notice or lapse of time or both, would constitute a Limited Recourse Event of Default.

“Limited Recourse Event of Default” means any of the following Events of Default:

                   (a)        an Event of Default occurring under Section 16.1(f) of the Lease solely as a result of a breach by Lessee of the representations set forth in (1) Section 8.2(h)(ii), (2) Section 8.2(k)(A)(iii), (3) Section 8.2(k)(A)(iv), (4) Section 8.2(k)(A)(v), (5) 8.2(k)(B), (6) 8.2(k)(C), (7) Section 8.2(s) or (8) Section 8.2(ff)(ii) of the Participation Agreement;

                   (b)        an Event of Default occurring under Section 16.1(e) of the Lease solely as a result of a breach of the covenant set forth in (1) Sections 9.1(c)(iv)(A)(y) of the Participation Agreement, (2) Section 9.1(c)(iv)(B) (but only to the extent such Event of Default is based solely upon the failure by Lessee to provide notice of any Limited Recourse Event of Default) of the Participation Agreement or (3) Clause (iii) of the last proviso of the first paragraph of Section 6.1 of the Lease; or

                   (c)        an Event of Default occurring under Section  16.1(j)(ii) of the Lease.

“Loan” or “Loans” is defined in Section 2.1(b) of the Loan Agreement.

“Loan Agreement” means the Loan Agreement dated as of March 14, 2008, among Lessor, as Borrower thereunder, Collateral Agent and the Lenders, as amended, supplemented or otherwise modified from time to time.

“Loan Agreement Event of Default” is defined in Section 5.1 of the Loan Agreement.

“Loan Balance” means, as of any date of determination, an amount equal to the sum of the principal amount outstanding under all the Loans of all Lenders, together with all accrued and unpaid Interest thereon.

“Loan Commitment” means with respect to a Lender, the Commitment of such Lender to make a Loan to the Lessee on the Closing Date in an aggregate principal amount not to exceed the amount opposite such Lender’s name on Schedule II to the Participation Agreement, as it may be revised pursuant to Article XI of Participation Agreement.

“Loan Documents” means the Loan Agreement, the Note and the Security Instruments.

“Marketing Costs” means, with respect to the Subject Property, the Lessee’s interest in the CSC Sublease and any Fifth Floor Sublease, as applicable, to the extent that either or both of such subleases will be in effect as of the date such sale is to be consummated to be sold pursuant to Article XX of the Lease, all charges, costs and expenses incurred in marketing and preparing for sale all or any portion of the Subject Property, the Lessee’s interest in the CSC Sublease and any Fifth Floor Sublease, as applicable, to the extent that either or both of such subleases will be in effect as of the date such sale is to be consummated  including without limitation, all legal fees and expenses and all advertising costs and all costs incurred in connection with the delivery of an appraisal, a survey and an environmental audit, but excluding (i) any Sales Costs and (ii) any costs incurred to bring the Leased Property to the condition required by the Lease.

“Marketing Costs Cap” is defined Section 20.1(h) of the Lease.

“Master Agreement” means the Master Agreement dated February 1, 2000 between the Seller and the City of Austin, as the same has been or may be amended, modified or supplemented from time to time.

“Material Adverse Effect” means a materially adverse effect on (i) the assets, business, operations, properties, income or financial condition or prospects of the Lessee, (ii) the validity or enforceability of any of the Operative Documents of the type described in clauses (a) through (h), inclusive, and clauses (j) through (k), inclusive and (m) through (q), inclusive, of the definition thereof or any rights or remedies under any thereof, (iii) the rights or interests of Lessor, the Collateral Agent or any Lender in and to the Subject Property, the CSC Sublease or any Fifth Floor Sublease or (iv) the Fair Market Value, use, utility, useful life or residual value of the Subject Property taking into account the affect of the CSC Sublease and any Fifth Floor Sublease on such Subject Property.

“Material Environmental Violation” is defined in Section 14.3 of the Lease.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $5,000,000.

“Material Subsidiary” means any Subsidiary representing not less than 5% of the Lessee’s Consolidated Net Income, total stockholders’ equity, or EBITDAR, all as determined as of the last day of each fiscal quarter, for the four consecutive fiscal quarters ended as of such day.

“Maturity Date” means the Expiration Date.

“Memorandum of Lease” means the Memorandum of Lease dated as of March 14, 2008, among the Lessor, the Lessee and the Deed of Trust Trustee, as amended, supplemented or modified from time to time.

“Modifications” is defined in Section 10.1(a) of the Lease.

“Moody’s” means Moody’s Investor Service, Inc., or any successor thereto.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Net Income” means, for any period, the net income (or loss) after taxes for such period of the Lessee, determined in accordance with GAAP.

“Net Sales Proceeds” means the difference between (i) Gross Proceeds and (ii) Sales Costs.

“Non-Consenting Participant” has the meaning in Section 4.8(a) of the Participation Agreement.

“Nonseverable” means a Modification or part of a Modification the removal of which from the Leased Property would materially impair the Fair Market Value, utility, useful life or residual value thereof as set forth in the Appraisal.

“Notes” is defined in Section 2.2(b) of the Loan Agreement.

“Obligations” means all obligations (monetary or otherwise) of the Lessee arising under or in connection with any of the Operative Documents.

“OECD” means the Organization for Economic Cooperation and Development.

“Offeree Letter” is defined in Section 6.1(m) of the Participation Agreement.

“Operative Documents” means the following:

                   (a)        the Participation Agreement;

                   (b)        the Lease and any memoranda thereof;

                   (c)        the Deed of Trust;

                   (d)        the Ground Lease and any memoranda thereof;

                   (e)        the Loan Agreement;

                    (f)        the Notes;

                   (g)        the Security Instruments;

                   (h)        the Assignment of Ground Lease and any memoranda thereof;

                    (i)        the Related Agreements;

                    (j)        the Assignment of Related Agreements and any memoranda thereof;

                   (k)        the Assignment of Leases and Rents and any memoranda thereof;

                    (l)        the Purchase Agreement;

                  (m)        the Estoppel Certificate;

                   (n)        the Fee Letters;

                   (o)        the Deed;

                   (p)        the Assignment of Subleases;

                   (q)        the Assignment of Purchase Agreement;

                    (r)        the CSC Sublease;

                   (s)        any Fifth Floor Sublease; and

                    (t)        any SNDA entered into among Lessor, Collateral Agent, Lessee and CSC and/or an Eligible Sublessee.

“Overall Transaction” means all the transactions and activities referred to in or contemplated by the Operative Documents.

“Overdue Rate” means, with respect to any Loan or Lessor Amount, the LIBO Rate or Alternate Base Rate then in effect for such Loan or Lessor Amount, plus 2.0% per annum.

“Owner’s Policy” is defined in Section 6.1(r) of the Participation Agreement.

“Participant Balance” means, with respect to any Participant as of any date of determination:  (i) with respect to any Lender, the Loan Balance held by such Lender or (ii) with respect to the Lessor, the Lessor Balance.

“Participants” means, collectively, the Lessor and the Lenders.

“Participation Agreement” means the Participation Agreement dated as of March 14, 2008, among the Lessee, as Lessee; the Lessor; the Lenders; and the Collateral Agent; as amended, supplemented or otherwise modified from time to time.

“Participation Response Notice” has the meaning in Section 4.8 of the Participation Agreement.

“Payment Date” means (i) the 30th day of each March, June, September and December, or, in each case, if such 30th day is not a Business Day, the next succeeding Business Day unless the result would be that the Payment Date would be in the next succeeding calendar month, in which case such Payment Date shall be on the next preceding Business Day, and (ii) in any case, the Maturity Date.

“Payment Default” means the failure of Lessee to make any payment of (i) Basic Rent when due and such failure shall continue for a period of five (5) days or (ii) any amounts due pursuant to Sections 15.1, 18.1, 18.2, 19.1(b) or Article XX of the Lease when due.

“Payment Office” means the office of each Participant and the Collateral Agent identified on Schedule III to the Participation Agreement as its Payment Office.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Investments” means (i) full faith and credit obligations of the United States of America, or fully guaranteed as to interest and principal by the full faith and credit of the United States of America, maturing in not more than one year from the date such investment is made, (ii) certificates of deposit having a final maturity of not more than one year after the date of issuance thereof of a Participant or of any other commercial bank incorporated under the laws of the United States of America or any state thereof or the District of Columbia, which bank is a member of the Federal Reserve System and has a combined capital and surplus of not less than $100,000,000 and with a senior unsecured debt credit rating of at least “P-1” by Moody’s and “A” by S&P, (iii) commercial paper of the Participants having a remaining term until maturity of not more than 180 days from the date such investment is made, (iv) commercial paper of companies, banks, trust companies or national banking associations (in each case excluding Lessee and its Affiliates) incorporated or doing business under the laws of the United States or one of the States thereof, in each case having a remaining term until maturity of not more than 180 days from the date such investment is made and rated “P-1” by Moody’s or at least “A-1” by S&P, (v) repurchase agreements maturing within one year with any financial institution having combined capital and surplus of not less than $100,000,000 with any of the obligations described in clauses (i) through (iv) as collateral so long as title to the underlying obligations pass to Collateral Agent and such underlying securities shall be segregated in a custodial or trust account for the benefit of Collateral Agent and (vi) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by any financial institution having a combined capital and surplus of not less than $100,000,000 or an Affiliate of any such financial institution and the portfolios of which are limited to any of the obligations described in clauses (i) through (iv). The Lessor and the Collateral Agent, as applicable, are hereby authorized in making or disposing of any Permitted Investment to deal with themselves (in their individual capacities) or with any one or more of their Affiliates whether or not they or such Affiliates are acting as an agent of the Lessor or Collateral Agent or for any third person or dealing as a principal for their own accounts.

“Permitted Liens” means any of the following:

                    (i)        the respective rights and interests of the parties to the Operative Documents as provided in the Operative Documents;

                   (ii)        the rights of any sublessee under a sublease permitted by the terms of the Lease;

                  (iii)        Liens for Taxes that either are not yet subject to interest or penalties or are being contested in accordance with the provisions of Section 12.1 of the Lease;

                  (iv)        Liens arising by operation of law, materialmen’s, mechanics’, workers’, repairmen’s, employees’, carriers’, warehousemen’s and other like Liens relating to the construction of the Improvements or in connection with any Modifications or arising in the ordinary course of business for amounts that either are not more than 60 day past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings to contest satisfy all applicable conditions for the continuation of proceedings set forth in Section 12.1 of the Lease;

                   (v)        Liens of any of the types referred to in clause (iv) above that have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to the Lessor have been made), which bonding (or arrangements) shall comply with Applicable Laws, and has effectively stayed any execution or enforcement of such Liens;

                  (vi)        Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for the continuation of proceedings set forth in Section 12.1 of the Lease;

                 (vii)        easements, rights of way and other encumbrances on title to real property pursuant to Section 11.2 of the Lease;

                (viii)        Lessor’s Liens; and

                   (ix)        Liens described on the title insurance policy delivered with respect to the Subject Property pursuant to Section 6.1(r) of the Participation Agreement, other than Liens described in clause (iv) or (vi) above that are not removed within forty (40) days of their discovery by the Lessee.

“Permitted Modifications” is defined in Section 10.1(a) of Lease.

“Person” means an individual, partnership, limited liability company, corporation (including a business trust), firm, joint stock company, trust, unincorporated association, enterprise, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Closing Sales Costs” means the actual costs and expenses incurred by or charged to the Lessor, the Collateral Agent or any Lender to sell all or any portion of the Subject Property, the CSC Sublease and any Fifth Floor Sublease, including all broker or sales commissions and fees, transfer, filing and document taxes and fees, legal fees, escrow fees, fees and costs incurred for any reports required to be delivered to the purchaser of such property, and any other costs incurred and which would customarily be charged to a seller and reflected in a closing statement produced in consummating a sale of real property located in the State of Texas.

“Post-Expiration Date Balance” means the sum of (i) the aggregate of the remaining Lease Balance, after application of the Sale Option Recourse Amount actually paid to Lessor on or before the Expiration Date pursuant to Section 20.3 of the Lease, plus (ii) all reasonable costs and expenses incurred by or payable to Lessor (including management, supervisory or any remarketing fees payable to any Person) following the Expiration Date to maintain, lease or sell the Subject Property, the CSC Sublease and any Fifth Floor Sublease (including any allocated internal costs of Lessor), plus (iii) an amount equal to the amount of Property Carrying Costs accruing during the period following the Expiration Date through the date Lessor recovers Gross Proceeds equal to the sum of items (i) and (ii) above.

“Proceeds Account” is defined in Section 14.1(a) of the Lease.

“Property Carrying Costs” means, as of any date of determination, for the period commencing on the Expiration Date and ending on the date of such determination, (i) the product of (A) the Yield Rate and (B) the outstanding Lessor Amount as of the Expiration Date, in each case after giving effect to the amount of Basic Rent paid by Lessee on the Expiration Date and actually distributed to the Lessor by the Collateral Agent pursuant to Section 5.3 of the Participation Agreement and (ii) the number of days in such period.

“Purchase Agreement” means the Purchase Agreement With Joint Escrow Instructions dated as of December 26, 2007 by and between Seller and Lessee, as the same may be amended, supplemented or otherwise modified from time to time.

“Purchase Amount” means, as of any date of determination, the sum of (a) the Lease Balance, plus (b) other sums then due and payable under the Operative Documents by Lessee, including, without limitation, all accrued and unpaid Supplemental Rent and any liquidated amounts of money due and owing pursuant to Article XIII of the Participation Agreement.

“Purchase Notice” means an irrevocable written notice by the Lessee delivered to the Lessor pursuant to Section 18.1 of the Lease, notifying the Lessor of the Lessee’s intention to exercise its Early Termination Option, and the proposed purchase date therefor.

“Purchase Option” is defined in Section 19.1(b) of the Lease.

“Regulation U, T, or X” means Regulation U, T, or X, respectively, of the F.R.S. Board as from time to time in effect and any successor to all or a portion thereof.

“Related Agreements” means, collectively, the agreements listed on Schedule I to the Assignment of Leases and Rents.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance into the environment, including, without limitation, ambient air, surface water, ground water or land.

“Remediation” is defined in Section 14.2 of the Lease.

“Rent” means, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

“Replacement Participant” means Persons who become Participants pursuant to the terms of Section 12.4 of the Participation Agreement.

“Reportable Event” means an event that is reportable under Section 4043(c)(1), (2), (3), (4), (5), (6), (7), (10), (11), (12) or (13) of ERISA and for which a waiver is not available.

“Required Lenders” means Lenders whose aggregate Credit Exposures constitute more than 51% of the aggregate Credit Exposure of all Lenders at such time.

“Required Modifications” is defined in Section 10.1(a) of the Lease.

“Required Participants” means Participants whose aggregate Credit Exposures constitute more than 51% of the aggregate Credit Exposure of all Participants at such time.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject, including without limitation Environmental Laws.

“Responsible Officer” means, (i) relative to the Lessee, those of its officers responsible for the Leased Property whose signature and incumbency or position shall have been certified to the Participants and the chief financial officer, vice president of worldwide operations or the corporate treasurer, (ii) relative to the Collateral Agent, any officer within the corporate trust department of the Collateral Agent, including any vice president, assistant vice present, assistant secretary, assistant treasurer, trust officer or any other officer of the Lessor who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporation trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Participation Agreement or Operative Documents relating thereto and (iii) relative to any other Person, including Lessor, the President, the Treasurer or comptroller of such Person.

“Responsible Officer’s Certificate” means a certificate signed by an applicable Responsible Officer, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

“Retail Sublease” means  the Retail Sublease Agreement dated as of April 10, 2000 between Seller and the City of Austin, Texas, as the same may be amended, supplemented, assigned, transferred or otherwise modified from time to time.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. or any successor thereto.

“Sale Option” is defined in Section 19.1(b) of the Lease.

“Sale Option Recourse Amount” means, as of any date of determination, the product of (i) 79.84% multiplied by (ii) Lease Balance.

“Sales Costs” means the actual expenses, credits, costs, fees and Impositions incurred by or charged to the Subject Property, Lessor, Collateral Agent, any Lender, Lessee or any other Person arising from the sale of the Subject Property, including, without limitation, all broker or sales commissions, recording fees, escrow fees, filing fees, title insurance fees cost associated with any assignment and assumption of the CSC Sublease of any Fifth Floor Sublease, if either or both of such subleases are in effect as of the date of sale of the Subject Property and any and all document, documentary, transfer, sale and other taxes incurred as a result of the actual sale of the Subject Property, the CSC Sublease and any Fifth Floor Sublease; provided, however, that any Sales Costs incurred as a result of the assignment and assumption of the CSC Sublease and any Fifth Floor Sublease shall not exceed $15,000.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Instruments” means the Deed of Trust, the Assignment of Leases and Rents, the related UCC filings and any other documents granting a Lien to the Collateral Agent or any Participant.

“Seller” means Computer Sciences Corporation, a Nevada corporation.

“Significant Casualty” means that the Leased Property shall suffer (i) damage or destruction resulting in an insurance settlement on the basis of an actual, constructive or compromised total loss, (ii) destruction or damage beyond repair, or (iii) damage which, in Lessee’s good faith judgment, makes repair uneconomic or renders the Leased Property unfit for commercial use.

“Significant Condemnation” means that (i) (x) title to all or any material portion of the Leased Property shall be taken or appropriated by a Governmental Authority under the power of eminent domain or otherwise, (y) all or any material portion of the Leased Property shall be taken, confiscated, seized or requisitioned for use by any Governmental Authority under the power of eminent domain or otherwise, and such taking, confiscation, seizure or requisition for use pursuant to this clause (y) is for a period that exceeds 180 days or, if less, the remaining portion of the Term, or (ii) as a result of any rule, regulation, order or other action by any Governmental Authority, the use of the Leased Property in commercial operation shall have been prohibited, directly or indirectly, for a period of 60 days.

“Significant Environmental Event” means an Environmental Violation the cost of Remediation of which, in the reasonable judgment of an independent environmental legal counsel would exceed $2,000,000.

“SNDA” has the meaning in Section 6.1 of the Lease.

“Solvent” means with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability taking into account any subrogation and contribution rights.

“Subject Property” means, collectively, (i) the Facility and (ii) Lessor’s rights in and to (w) the Land, (x) the Ground Lease, (y) the other Related Agreements and (z) for the purposes of Sections 16.2(c), 16.2(e), 16.2(i), 16.4, 20.1, 20.3 and 21.1 of the Lease, the Lessee’s interest in the CSC Sublease, and if applicable, any Fifth Floor Sublease.

“Sub-Participant” is defined in Section 12.2 of the Participation Agreement.

“Subsidiary” means, for any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more other Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such Person, directly or indirectly through one or more other Subsidiaries has a greater than 50% equity interest at the time.

“Supplemental Rent” means all amounts, liabilities and obligations for the payment of money (other than Basic Rent) which Lessee assumes or agrees to pay or is otherwise obligated to pay under the Lease or any other Operative Document (whether or not designated as Supplemental Rent) to Collateral Agent, any Participant or any other Person, including, without limitation, Break Costs, any Sale Option Recourse Amount and any Lease Balance.

“Syndication Agent”means JPMorgan Chase Bank, N.A.

“Tax Indemnitee” or “General Indemnitee” means each Participant, the Collateral Agent (in its individual capacity and as agent), the Arranger, any additional, separate or co-trustee or co-agent appointed in accordance with the terms of the Participation Agreement, and the respective Affiliates, successors, permitted assigns, permitted transferees, employees, officers, directors, shareholders, partners, participants, representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Lessee or any of its Affiliates be a General Indemnitee or Tax Indemnitee.

“Taxes” is defined in the definition of Impositions.

“Term” is defined in Section 2.2 of the Lease.

“Termination Date” means such date as the Lease may be terminated pursuant to the terms thereof, including without limitation, of Sections 15.2 or 18.1 of the Lease.

“Termination Notice” is defined in Section 15.1(a) of the Lease.

“Title Insurance Company” means Chicago Title Insurance Company or another a title insurance company selected by Lessee and satisfactory to the Collateral Agent.

“Title Policies” is defined in Section 6.1(r) of the Participation Agreement.

“Transaction Expenses” means all reasonable costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Documents and the transactions contemplated by the Operative Documents including without limitation:

(a)         the reasonable fees and expenses of Chapman and Cutler LLP, as special document counsel;

(b)        the Arranger’s Fee (which shall be payable if and only if the Advance is made and the transactions contemplated by the Operative Documents are consummated) and Arranger’s reasonable costs and expenses, in connection with the consummation of the Overall Transaction on the Closing Date and distribution and syndication costs;

(c)         the initial and ongoing fees and reasonable expenses of the Collateral Agent and its special counsel;

(d)        all title insurance premiums and applicable appraisal fees and reasonable expenses;

(e)         search fees, recording fees and filing fees incurred in connection with Lien searches and the filing of UCC Financing Statements, memoranda of lease and ground lease, and any and all mortgages or deeds of trust, including fees and expenses of the title company;

(f)         the fees and costs of the environmental consultant;

(g)        insurance premiums with respect to the residual value  insurance obtained by the Lessor to insure Lessor’s capital lease treatment of the Overall Transaction;

(h)        costs and expenses for the survey of the Land; and

(i)          any other reasonable out-of-pocket expenses of the Collateral Agent and the Lessor incurred in connection with the consummation of the Overall Transaction on the Closing Date.

“Transferee” is defined in Section 12.3(a) of the Participation Agreement.

“UCC Financing Statements” means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to (i) protect the Lessor’s interest in the Lessee Collateral under the Lease to the extent the Lease is a security agreement and (ii) perfect (assuming compliance with the UCC) a security interest in favor of the Collateral Agent for the benefit of the Participants in the Lessor Collateral.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumption prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Uniform Commercial Code” and “UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“United States” means the United States of America.

“Upfront Fees” means fees referred to in Section 4.5(i) of the Participation Agreement.

“Yield” means, with respect to each day of the applicable Interest Period (a) the Yield Rate for such Interest Period multiplied by (b) the aggregate Lessor Amount outstanding divided by 360 or 365, as determined in accordance with Section 4.1 of the Participation Agreement.

“Yield Rate” means, with respect to any Interest Period, (a) the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period, plus the Applicable Lessor Margin, or (b) if the Lessor Amount accrues Yield pursuant to Section 15.1 or 15.2 of the Participation Agreement, at the Alternative Base Rate.